Exhibit 10.17

CREDIT AGREEMENT
Dated as of May 12, 2025
among
ANGIOLA EAST, LLC,
as Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
________________________________________________________
BANK OF AMERICA, N.A.,
as a Coordinating Lead Arranger and Sole Bookrunner
KEYBANC CAPITAL MARKETS INC.,
as a Coordinating Lead Arranger

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	37
1.03	Accounting Terms	38
1.04	Rounding	39
1.05	Times of Day	39
1.06	Project Letter of Credit Amounts	39
1.07	Interest Rates	39

ARTICLE II The Commitments and Credit Extensions		40

2.01	Bridge Loans	40
2.02	Borrowings, Conversions and Continuations of Loans	40
2.03	Project Letters of Credit.	41
2.04	Prepayments	51
2.05	Termination or Reduction of Commitments	52
2.06	Repayment of Loans	53
2.07	Interest.	54
2.08	Fees	54
2.09	Computation of Interest and Fees	54
2.10	Evidence of Debt	55
2.11	Payments Generally; Administrative Agent’s Clawback	55
2.12	Sharing of Payments by Lenders	58
2.13	Defaulting Lenders	58

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		61

3.01	Taxes	61
3.02	Illegality	65
3.03	Inability to Determine Rates	66
3.04	Increased Costs	68
3.05	Compensation for Losses	69
3.06	Mitigation Obligations; Replacement of Lenders	70
3.07	Survival	70

ARTICLE IV CONDITIONS PRECEDENT		71

4.01	Conditions Precedent to Closing Date	71
4.02	Conditions Precedent to Each Borrowing	77
4.03	Conditions Precedent to Each Project LC Credit Extension	79

ARTICLE V REPRESENTATIONS AND WARRANTIES		80

5.01	Existence, Qualification and Power	80
5.02	Authorization; No Contravention	80

(continued)

5.03	Consents	80
5.04	Binding Effect	80
5.05	Financial Statements	81
5.06	Litigation	81
5.07	No Default or Material Adverse Effect	81
5.08	Title to Property	81
5.09	Permits	82
5.10	Environmental Liability	83
5.11	Contractual Obligations; Sufficiency	83
5.12	Insurance	84
5.13	Taxes	84
5.14	ERISA Compliance.	85
5.15	No Subsidiaries or Joint Ventures	86
5.16	Energy Regulatory	86
5.17	Margin Regulations	88
5.18	Investment Company Act	88
5.19	Disclosure.	88
5.20	Compliance with Laws	88
5.21	Collateral	89
5.22	No Flood Zones	89
5.23	No Event of Loss or Force Majeure	89
5.24	Intellectual Property	89
5.25	Solvency	90
5.26	Sanctions	90
5.27	Anti-Corruption Laws and Anti-Money Laundering Laws	90
5.28	Affected Financial Institutions	90
5.29	Covered Entities	91
5.30	Categorization of Project Under Equator Principles	91

ARTICLE VI AFFIRMATIVE COVENANTS		91

6.01	Financial Statements	91
6.02	Notices; Other Information	92
6.03	Construction	95
6.04	Taxes and Other Obligations	95
6.05	Existence, Etc	96
6.06	Operation and Maintenance	96
6.07	Insurance	96
6.08	Compliance with Laws	96
6.09	Applicable Permits; Energy Regulatory Status	97
6.10	Collateral Matters	97
6.11	Books and Records; Inspection Rights	98
6.12	Use of Proceeds	98

(continued)

6.13	Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions	98
6.14	Applicable Equator Principles	99
6.15	Satisfaction of Tax Equity Funding Conditions	99
6.16	Base Case Projections	99
6.17	Separateness	99
6.18	Regulation W	99

ARTICLE VII NEGATIVE COVENANTS		100

7.01	Liens	100
7.02	Investments	100
7.03	Indebtedness	100
7.04	Fundamental Changes	101
7.05	Dispositions	101
7.06	Restricted Payments	101
7.07	Nature of Business	102
7.08	Transactions with Affiliates	102
7.09	Contractual Obligations; Project Budget and Project Schedule	102
7.10	Organizational Changes	103
7.11	Use of Site; Power Sales	103
7.12	Energy Regulatory	104
7.13	Swap Contracts	104
7.14	Margin Stock	104
7.15	Sanctions	104
7.16	Anti-Corruption Laws and Anti-Money Laundering Laws	104
7.17	Accounts	104
7.18	Tax Election	104

ARTICLE VIII EVENTS OF DEFAULT; REMEDIES		104

8.01	Events of Default	104
8.02	Remedies	109
8.03	Application of Funds	110

ARTICLE IX ADMINISTRATIVE AGENT AND COLLATERAL AGENT		111

9.01	Appointment and Authority	111
9.02	Rights as a Lender	111
9.03	Exculpatory Provisions	111
9.04	Reliance by Agents	113
9.05	Delegation of Duties	113
9.06	Resignation and Removal; Replacement	113
9.07	Non-Reliance	114
9.08	No Other Duties, Etc	115
9.09	Administrative Agent May File Proofs of Claim	115

(continued)

9.10	Certain ERISA Matters	116
9.11	Recovery of Erroneous Payments	117

ARTICLE X MISCELLANEOUS		118

10.01	Amendments, Etc	118
10.02	Notices; Effectiveness; Electronic Communication	119
10.03	No Waiver; Cumulative Remedies; Enforcement	121
10.04	Expenses; Indemnity; Damage Waiver	122
10.05	Payments Set Aside	124
10.06	Successors and Assigns	124
10.07	Treatment of Certain Information; Confidentiality	130
10.08	Right of Setoff	131
10.09	Interest Rate Limitation	132
10.10	Integration; Effectiveness	132
10.11	Survival of Representations and Warranties	132
10.12	Severability	133
10.13	Replacement of Lenders	133
10.14	GOVERNING LAW; JURISDICTION; ETC	134
10.15	WAIVER OF JURY TRIAL	135
10.16	No Advisory or Fiduciary Responsibility	135
10.17	Electronic Execution; Electronic Records; Counterparts	136
10.18	PATRIOT Act	137
10.19	Time of the Essence	137
10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	137
10.21	Acknowledgement Regarding Any Supported QFCs	138

SCHEDULES

2.01	Commitments and Applicable Percentages
5.09	Applicable Permits
5.11	Contractual Obligations
6.07	Insurance Requirements
7.08	Permitted Affiliate Transactions
10.02	Administrative Agent’s Office; Addresses for Notices

EXHIBITS

A-1	Form of Loan Notice
A-2	Form of Borrower Drawdown Certificate A-3
A-3	Form of IE Drawdown Certificate
B	Form of Note
v

(continued)

C	Form of Consent
D-1	Form of Assignment and Assumption
D-2	Form of Administrative Questionnaire
E-1 – E-4	Forms of U.S. Tax Compliance Certificates
F	Form of Insurance Broker Certificate
G	Form of Construction Progress Report
H	Merchant Risk Policy

This CREDIT AGREEMENT (this “Agreement”) is entered into as of May 12, 2025 by and among ANGIOLA EAST, LLC, a Delaware limited liability company (the “Borrower”), EACH LENDER FROM TIME TO TIME PARTY HERETO (each, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.
The Borrower has requested that the Lenders provide a bridge loan facility and the Project LC Issuer to provide a project letter of credit facility, and the Lenders and Project LC Issuer are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounts” means the Construction Account, the Local Construction Account and the Loss Proceeds Account (as defined in the Depositary Agreement).
“Additional Project Documents” means (a) any contracts or agreements entered into by the Borrower, on one hand, and any Affiliate of the Sponsor, on the other hand, or assigned to the Borrower subsequent to the Closing Date, and (b) any contracts or agreements related to the ownership, construction, testing, maintenance, repair, operation, use or shared facilities, as applicable, of the Project entered into by the Borrower, on one hand, and any other Person, on the other hand, or assigned to Borrower subsequent to the Closing Date and that (i) replaces or substitutes for an existing Material Project Document or (ii) has an aggregate value over its term in excess of $1,000,000; provided that any contract or agreement entered into in compliance with the Merchant Risk Policy shall not be considered “Additional Project Documents” hereunder.
“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to this Agreement.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means any EEA Financial Institution or any UK Financial Institution.
“Affiliate” means, (a) with respect to any Credit Party, any other Person that directly, or indirectly through one or more intermediaries, is Controlled by SE Global Holdings, LLC, a Delaware limited liability company, and (b) with respect to any other specified Person, any other

Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
“Agents” means the Administrative Agent, the Collateral Agent and, other than as used under Article IX, the Depositary Bank.
“Aggregate Bridge Commitments” means the Bridge Loan Commitments of all Lenders, which, as of the Closing Date, are equal to $140,572,450.71 in aggregate.
“Aggregate Commitments” means the Commitments of all Lenders, which, as of the Closing Date, are equal to $154,083,399.86 in aggregate.
“Agreement” means this Credit Agreement.
“AMA” means the Asset Management Services Agreement to be entered into between the Borrower and Manager pursuant to Section 6.06(b).
“Anti-Money Laundering Laws” means any Applicable Law relating to money laundering, any predicate crime thereto, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act), as amended by the PATRIOT Act, and any other similar Applicable Law in any jurisdiction where any party to this Agreement or any of their respective Subsidiaries is located or doing business.
“Applicable Equator Principles” means those principles so entitled and described in “The Equator Principles - A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” (July 2020) and available at: https://equator- principles.com/wp-content/uploads/2020/05/The-Equator-Principles-July-2020-v2.pdf,            as adopted in such form by certain financial institutions and as applicable to a bridge loan for a “lower risk Category B Project” (within the meaning of the foregoing principles).
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person or its assets are subject.
“Applicable Margin” means (a) for Term SOFR Loans, 1.25% per annum, or (b) for Base Rate Loans, 0.25%.
“Applicable Percentage” means (a) with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.13, (b) in respect of the Bridge Loan Facility, with respect to any Bridge Loan Lenders at any time, the percentage (carried out to the ninth decimal place) of the Bridge Loan Commitments represented by such Lender’s Bridge Loan Commitment at such time, subject to adjustment as provided in Section 2.13 and (c) in respect of the Project LC Facility, with respect to any Project LC Lenders at any time, the percentage (carried out to the ninth decimal place) of the Project LC Loan Commitments represented by such Lender’s Project LC Loan Commitment at such time, subject to adjustment as provided in Section 2.13. If the commitment of each Lender to make Loans or the obligation of Project LC Issuers to make Project LC Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments, Bridge Loan Commitments or Project LC Loan Commitments, as applicable, have expired, then the Applicable Percentage of each relevant Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Permit” means, at any time, any Permit (including any zoning, environmental protection, pollution (including air, soil, water or noise), sanitation, import, export, safety, siting or building Permit issued by any Governmental Authority, including the County of Tulare, California, CPUC, CEC, CAISO, WECC, NERC or FERC) that is (a) necessary at any given time in light of the stage of development, construction or operation of the Project (to the extent required by Applicable Law or the Operative Documents) to site, construct, test, operate, maintain, repair, own or use the Project as contemplated by the Operative Documents, to sell electricity and environmental attributes exclusively at wholesale therefrom, and for the Borrower to enter into any Operative Document with respect to the Project or to consummate any transaction contemplated thereby, in each case in accordance with Applicable Law, (b) necessary so that (i) none of the Lender Parties, nor any “affiliate” (as that term is defined in Section 1262(1) of the PUHCA) of any of them, may be deemed by any Governmental Authority to be subject to regulation under PUHCA (except as a result of the Lender Parties’ exercise of certain remedies hereunder) or under any state laws or regulations respecting the rates or the financial or organizational regulation of electric utilities solely as a result of the construction, ownership or operation of the Project by the Borrower or the sale (exclusively at wholesale) or transmission of electricity therefrom by the Borrower, or (ii) the Borrower may not be deemed by any Governmental Authority to be subject to regulation under PUHCA other than as an “electric utility” and a “public-utility company,” as such terms are defined in PUHCA, that is an EWG, and/or (c) listed on Schedule 5.09, but, in all cases, excludes those Permits that are minor or ministerial in nature and which, by their nature, can reasonably be expected to be timely obtained or provided in due course without any substantial expense or delay.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Bank of America and KeyBanc Capital Markets Inc., each in its capacity as a coordinating lead arranger and Bank of America, in its capacity as sole bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Available Construction Funds” means, at any time, the sum of the following, without duplication: (a) the unused portion of the Aggregate Commitments, (b) any Loss Proceeds (as defined in the Depositary Agreement) that are available for the payment of Project Costs, (c) anyliquidated damages or warranty payments that the Borrower has received under any Construction Contract and that are available for payment of Project Costs, and (d) any amounts on deposit in the Construction Account that are available for payment of Project Costs.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the Project LC Issuers to make Project LC Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Case Projections” has the meaning specified in Section 4.01(i)(i).
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Term SOFR for a one-month Interest Period plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BESS Market Consultant” means Energy GPS Consulting LLC or another Person selected by the Required Lenders to perform market consulting services in connection with the battery energy storage system portion of the Project.
“BESS Supply Agreement” means (a) the Master Equipment Supply Agreement, dated as of January 14, 2025, by and between the SE US Development, LLC, as owner, and Fluence Energy, LLC, as supplier and (b) the Purchase Order, dated as of January 14, 2025, between the Borrower and Fluence Energy, LLC in respect of the Project.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Drawdown Certificate” means a certificate delivered by the Borrower to the Administrative Agent in the form of Exhibit A-2.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or Section 2.03(f), as applicable.
“Borrowing Date” means a Business Day specified in a Loan Notice on which the Lenders make Loans pursuant to this Agreement.
“Bridge Loan” has the meaning specified in Section 2.01.
“Bridge Loan Commitments” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Bridge Loan Exposure” means, as to any Bridge Lender at any time, the aggregate principal amount at such time of its outstanding Bridge Loans at such time.
“Bridge Loan Facility” means the Bridge Loan Commitments and Bridge Loans made pursuant to the terms hereof.
“Bridge Loan Lender” means any Lender that has Bridge Loan Commitments and/or Bridge Loans outstanding.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.
“CAISO” means the California Independent System Operator Corporation, and any FERC- authorized successor regional transmission organization or independent system operator.
“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Project LC Issuers and the Project LC Lenders, as collateral for LC Obligations or obligations of Project LC Lenders to fund participations in respect of Project LC Obligations, cash or deposit account balances or, if the Administrative Agent or the Project LC Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Project LC Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“CEC” means the California Energy Commission and any successor.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change in Tax Law” means, in each case on or after the Closing Date, (a) any change, amendment, modification, addition or deletion in or to the Code or another federal income tax statute, (b) any change in, issuance of or promulgation of any temporary or final Treasury Regulations, (c) any Internal Revenue Service or Treasury Department guidance published or to be published in the Internal Revenue Bulletin and/or Cumulative Bulletin, or other Internal Revenue Service or Treasury Department notice, announcement, revenue ruling, technical advice memoranda, chief counsel advisory opinion, revenue procedure or other guidance published by the Internal Revenue Service or the Treasury Department, or (d) any change in the interpretation of any of the authorities described in clauses (a) – (c) by a decision of the U.S. Tax Court, the U.S. Court of Federal Claims, a U.S. District Court, a U.S. Court of Appeals or the U.S. Supreme Court.

“Change of Control” means the consummation of any transaction or series of transactions that results in any of the following:
(a)    a transfer by Holdings of any direct Equity Interests in the Borrower; or
(b)    a transfer by the Sponsor of any indirect voting or economic interests in a Loan Party other than a transfer following which the Sponsor both (i) continues to maintain control over the management of each Loan Party and (ii) continues to beneficially own, directly or indirectly, 100% of the voting and economic interests in each Loan Party; provided that (A) no Event of Default shall have occurred and be continuing or shall occur as a result of any such transfer, (B) all Permits required for such transfer have been obtained and are in full force and effect, (C) such transfer complies with Applicable Law and the terms and conditions of the Material Project Documents and the Tax Equity Documents, and (D) the Borrower shall have delivered to the Administrative Agent or the applicable Lender all such documentation and information reasonably requested by the Administrative Agent or such Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Law; provided further that the consummation of the transactions contemplated by the Tax Equity Documents shall not be deemed a “Change of Control” hereunder.
“Closing” means the satisfaction (or waiver in accordance with the terms of this Agreement) of each of the conditions precedent listed in Section 4.01.
“Closing Date” means the date upon which Closing occurs.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all real and personal property which is subject, from time to time, to the security interests or liens granted in or purported or intended to have been granted by any of the Collateral Documents.
“Collateral Agent” means Bank of America, acting in its capacity as collateral agent for the Lender Parties under the Loan Documents, or any successor collateral agent appointed pursuant to this Agreement.
“Collateral Documents” means the Pledge Agreement, the Security Agreement, the SLB Security Agreement, the Depositary Agreement, the Mortgage, the Control Agreement, the Consents and any other mortgage, deed of trust, security agreement, pledge agreement, financing statement and the like executed, filed or recorded in connection with the foregoing or with respect to the Collateral.
“Commitment” means the Bridge Loan Commitments or the Project LC Commitments, as the context may require.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate,” “SOFR,” “Term SOFR” and “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consents” means (a) the consents to collateral assignment with respect to those Material Project Documents (other than the Interconnection Agreement) and Tax Equity Documents in effect as of the Closing Date, in each case, by and among the Borrower (and Master Lessee in the case of the Tax Equity Documents), the Collateral Agent and the Material Counterparties party thereto, and (b) any additional consent to collateral assignment entered into after the Closing Date in accordance with Section 6.10(b).
“Construction Account” has the meaning specified in the Depositary Agreement.
“Construction Contracts” means the EPC Contracts, the Equipment Supply Contracts and the Construction Management Agreement, together with all material credit support instruments (including guaranties, letters of credit, cash collateral accounts and performance bonds) provided by a Material Contractor in support of any portion of its obligations under the applicable Construction Contract.
“Construction Management Agreement” means the Construction Management Services Agreement, dated as of May 9, 2025, between the Manager and the Borrower.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is legally obligated or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means any account control agreement in form and substance reasonably satisfactory to the Administrative Agent entered into to establish “control” (within the meaning of the UCC) over the Local Construction Account.
“Covered Entity” has the meaning specified in Section 10.21(b).
“CPUC” means the California Public Utilities Commission and any successor.
“Credit Extension” means each of the following: (a) a Borrowing and (b) a Project LC Credit Extension.
“Credit Parties” means the Borrower, Holdings, the Master Lessee and the Sponsor.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to a Term SOFR Loan, an interest rate per annum equal to the interest rate (including Applicable Margin) applicable to such Loan plus 2.00% per annum and (b) with respect to Base Rate Loans and any other amounts, expenses, costs and fees payable under the Loan Documents, an interest rate per annum equal to Base Rate plus two percent (2%) plus the Applicable Margin for Base Rate Loans.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Project LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Project Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Project LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Project LC Issuer and each other Lender promptly following such determination.
“Depositary Agreement” means the Depositary Agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank.
“Depositary Bank” means JPMorgan Chase Bank, National Association, in its capacity as depositary, bank and securities intermediary under the Depositary Agreement, or its successor appointed pursuant to the Depositary Agreement.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine).
“Discharge Date” means the date as of which (a) all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full in cash, (b) all Commitments have terminated, expired or been fully utilized and (c) the Loan Documents have been terminated.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions, whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Institution” means, on any date, any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.
“Dividing Person” has the meaning specified in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Content Bonus” means the domestic content bonus credit amount under Section 48(a)(12) of the Code, as amended.
“DQ List” has the meaning specified in Section 10.06(f)(iv).
“Drawstop Equity Contributions” means equity contributions made by the Sponsor or its Affiliate to the Borrower following the Closing Date during any period in which the Borrower is unable to satisfy the conditions to the making of a Loan set forth in Section 4.02 if and to the extent that such contributions are used solely for the purpose of financing Project Costs (other than payments to reimburse Drawstop Equity Contributions), as confirmed in writing by the Independent Engineer.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” have the respective meanings specified in 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(f).
“Energy Community Adder” means the energy community bonus credit amount under Section 48(a)(14) of the Code.
“Environmental Consultant” means Stantec Consulting Services Inc. or another Person selected by the Required Lenders to perform environmental consulting services in connection with the Project.
“Environmental Laws” means any and all Federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, or permits relating to pollution and the protection of human health and safety (as it relates to exposure to Hazardous Materials), the environment and natural resources or the Release of any Hazardous Materials into the environment, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Migratory Bird Treaty Act (16 U.S.C. Sections 703 et seq.) and the regulations promulgated pursuant to any of the foregoing and similar state and local statutes.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability (excluding standard indemnities provided in contracts and agreements entered into by the Borrower in the ordinary course of business) is expressly assumed or imposed with respect to any of the foregoing.
“Environmental Report” means the Phase I Environmental Site Assessment prepared by the Environmental Consultant for the “Angela Solar,” project located in Tulare County, California, dated as of December 19, 2024.
“EPC Contracts” means (a) the Turnkey Engineering, Procurement and Construction Agreement, dated as of December 20, 2024, between the EPC Contractor described in clause (a) of the definition thereof and the Borrower, and (b) the Engineering, Procurement and Construction Agreement, dated as of December 18, 2024, between the EPC Contractor described in clause (b) of the definition thereof and the Borrower.
“EPC Contractor” means (a) CSI Electrical Contractors, Inc. and (b) Dashiell Corporation.

“EPFIs” means the “Equator Principles Financial Institutions,” as defined in the Applicable Equator Principles.
“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of the Closing Date, among the Sponsor, Holdings, the Borrower, the Administrative Agent and the Collateral Agent.
“Equity Contribution Documents” means the Equity Contribution Agreement, the Sponsor TC Guaranty, and each Equity Credit Support Document.
“Equity Credit Support Document” has the meaning specified in the Equity Contribution Agreement.
“Equity Letter of Credit” has the meaning specified in the Equity Contribution Agreement.
“Equipment Suppliers” means (a) Trina Solar (U.S.), Inc., as module supplier, (b) Fluence Energy, LLC, as battery energy storage system supplier and (c) HICO America Sales & Technology, Inc., as transformer supplier.
“Equipment Supply Contracts” means (a) the Module Supply Agreement, (b) the BESS Supply Agreement and (c) the Amended and Restated Contract for the Provision of Products and/or Services, dated as of February 28, 2025 between Borrower and the Equipment Supplier described in clause (c) of the definition thereof.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any

ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Event of Loss” means, with respect to any asset of the Borrower, any of the following: (a) any loss, destruction or damage of such asset or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.
“Evidence of Flood Insurance” has the meaning specified in Section 4.01(l)(iv)(C).
“EWG” means an “exempt wholesale generator” under PUHCA.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes (including backup withholding Taxes) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender or immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), (d) any Taxes imposed pursuant to FATCA, and (e) any interest or penalties imposed on any of the foregoing amounts in clauses (a) through (d).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means (a) the letter agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent, the Collateral Agent and Bank of America, (b) the fee letter entered into with the Depositary Bank referenced in Section 3.8 of the Depositary Agreement, and (c) the fee letter, dated as of the Closing Date, among the Borrower, KeyBank National Association and KeyBanc Capital Markets Inc.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“Flood Hazard Determination” has the meaning specified in Section 4.01(l)(iv)(A).
“Flood Insurance Notice” has the meaning specified in Section 4.01(l)(iv)(B).
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FPA” means the Federal Power Act, as amended, and FERC’s regulations issued thereunder.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Project LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Project LC Obligations other than Project LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funds Flow Memorandum” means the memorandum setting forth the flow of funds on the Closing Date.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including FERC, the CPUC, the CEC, NERC and CAISO (including any supra- national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including (a) any obligation of such Person, directly or indirectly, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means any substance, waste, contaminant or material that is listed, defined, designated, classified or regulated as hazardous, radioactive, , , or toxic, or as a pollutant or contaminant, under or pursuant to any Environmental Law, including petroleum, petroleum distillates, petroleum products and byproducts (excluding gasoline in vehicles and equipment), asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, pre- and polyfluoroalkyl substances.
“Holdings” means Angela Construction Holdco LLC, a Delaware limited liability company.
“IE Drawdown Certificate” means a certificate delivered by the Independent Engineer to the Administrative Agent in the form of Exhibit A-3.
“Improvements” has the meaning set forth in the Mortgage.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either not past due for more than 60 days after the date on which such trade account payable was created or being contested in good faith by appropriate proceedings);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (which indebtedness, if not assumed by, and otherwise not (and not deemed to be) a liability of, such Person, shall be limited in amount to the lesser of (x) the amount of obligations secured and (y) the fair market value of such property);
(f)    Capital Leases and synthetic lease obligations;
(g)    all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Independent Appraiser” means DAI Management Consultants, Inc. or another Person selected by the Required Lenders to perform appraisal services in connection with the Project.
“Independent Engineer” means Leidos Engineering, LLC or another Person selected by the Required Lenders to perform independent engineering services in connection with the Project.
“Information” has the meaning specified in Section 10.07.
“Insurance Consultant” means STANCE Renewable Risk Partners or another Person selected by the Required Lenders to perform insurance consulting services in connection with the Project.
“Insurance Requirements” means the requirements of Section 6.07 and Schedule 6.07.
“Interconnection Agreement” means the First Amended and Restated Large Generator Interconnection Agreement, dated as of January 31, 2025, by and among the Borrower, CAISO and PGE, as transmission provider and transmission owner.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one month or three months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Project Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Project LC Issuer and the Borrower or in favor of such Project LC Issuer and relating to such Project Letter of Credit.
“ITC” means the investment tax credit under Section 48 of the Code.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the lawful interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lender Parties” means the Agents, the Lenders and the Project LC Issuers.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Project Letter of Credit in the form from time to time in use by the applicable Project LC Issuer.
“Letter of Credit Fee” has the meaning specified in Section 2.03(j).
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Lien Waiver Contractors” means the Material Contractors and any other contractor, subcontractor, supplier or other Person providing work or materials to the Project that the Title Insurer requires to provide lien waivers in order to issue the Title Policy endorsements required pursuant to Section 4.02(c)(ii).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Bridge Loan or a Project LC Loan.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Equity Contribution Documents, the Fee Letters, and any other similar documents, agreements or instruments entered into in connection with any of the foregoing or otherwise evidencing or securing any Loan or other Obligations.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means the Borrower and Holdings.
“Local Construction Account” has the meaning specified in the Depositary Agreement.
“LTSA” means the long-term service agreement to be entered into by and between the Borrower and Fluence Energy LLC pursuant to Section 6.06(b).
“Manager” means SB Energy DevCo (US), LLC, a Delaware limited liability company.

“Market Consultant” means ICF Resources, LLC or another Person selected by the Required Lenders to perform market consulting services in connection with the Project.
“Master Lessee” means Angela SLB Master Lessee, LLC, a Delaware limited liability company, as the master lessee under the Tax Equity Documents.
“Material Adverse Effect” means any change, event or effect that is, or could reasonably be expected to be, materially adverse to (a) the status of the business, assets, liabilities, results of operations or condition (financial or otherwise) of any Loan Party or the Project, (b) the ability of the Borrower to achieve the Tax Equity Funding Date on or prior to the SLB Date Certain or the likelihood of the occurrence, or delay in the timing beyond the Maturity Date Certain, of the Tax Equity Funding Date, (c) the ability of the Tax Equity Investor to meet its funding obligations under the Tax Equity Documents, (d) the ability of the Credit Parties to perform their respective material obligations under any Operative Documents, or (e) the ability of the Lender Parties to enforce any of the Credit Parties’ obligations under the Loan Documents (including with respect to any exercise of remedies with respect to the Collateral).
“Material Contractors” means the EPC Contractors and the Equipment Suppliers.
“Material Counterparties” means each Person party to a Material Project Document or a Tax Equity Document other than a Credit Party.
“Material Project Documents” means (a) each Construction Contract, the PPAs, O&M Agreement, the Interconnection Agreement, each Material Real Property Document, and (b) upon their respective execution, the LTSA, AMA and each Additional Project Document.
“Material Real Property Documents” means the Real Property Documents listed under the caption “Material Real Property Documents” in Schedule 5.11 and each Real Property Document executed following the Closing Date that is material to the development, construction or operation of the Project.
“Maturity Date” means the earliest to occur of, (a) if the Tax Equity Funding Date has not occurred on or prior to the SLB Date Certain, the SLB Date Certain, (b) the Maturity Date Certain (excluding, solely for purposes of this clause (b), the reference to the projected Placed-In-Service Date in clause (a) of the definition of “Maturity Date Certain”), (c) the Tax Equity Funding Date and (d) such earlier date on which the entire outstanding principal balance of the Loans, together with all unpaid interest, fees, charges and costs, become due and payable under this Agreement.
“Maturity Date Certain” means the earliest of (a) the date that is 45 days following the projected (as such date may be adjusted from time to time) or occurred (as applicable) Placed-in- Service Date, (b) the date that is 45 days prior to the earlier of the “OP Commitment Expiration Date” (as defined in the Tax Equity Participation Agreement) or the “Project Commitment Expiration Date” (as defined in the Tax Equity Participation Agreement), or earlier termination or expiry of the commitment of the Tax Equity Investor to consummate the “Funding” with respect to the Project under, and as defined in, the Tax Equity Participation Agreement, (c) 60 days prior to the “Outside Commercial Operation Date” (as defined in the PPAs).

“MBR Authority” means a final order issued by FERC pursuant to Section 205 of the FPA authorizing the Borrower to sell wholesale electric energy, capacity and certain ancillary services at negotiated “market-based” rates, without condition or restriction (other than standard conditions and restrictions applicable to similarly situated market-based rate sellers) that reasonably could be expected to result in a material adverse effect, accepting a tariff filed by the Borrower providing for such sales, and granting to the Borrower such regulatory waivers and blank authorizations as FERC customarily grants to persons authorized to sell electric power at market-based rates, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA.
“Mechanical Completion Date” means the earliest to occur of (a) the first “Circuit Mechanical Completion” as defined in as defined in the EPC Contract described in clause (a) of the definition thereof, (b) “BESS Mechanical Completion” as defined in the EPC Contract described in clause (a) of the definition thereof, and (c) “Mechanical Completion” as defined in the EPC Contract described in clause (b) of the definition thereof.
“Merchant Risk Policy” means the risk management policy for merchant revenues of the Borrower set forth in Exhibit H hereto.
“Module Supply Agreement” means the Project Solar Product Supply Agreement, dated as of November 11, 2022, between the Equipment Supplier described in clause (a) of the definition thereof and SBE US Holdings One, LLC and the Purchase Order No. 1 (Project: Angela – Angiola East, LLC), dated as of May 24, 2024 between the Borrower and the Equipment Supplier described in clause (a) of the definition thereof.
“Moody’s” means Moody’s Investors Service, Inc. or any affiliate thereof or any successor to the ratings business thereof.
“Mortgage” means the Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing and Request for Notice, dated as of the Closing Date, made by the Borrower in favor of the Collateral Agent.
“Mortgaged Property” has the meaning given to “Mortgaged Property” in the Mortgage.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Project LC Issuers with respect to Project Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Project LC Issuers in their sole discretion.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan that has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“NERC” means the North American Electric Reliability Corporation and any applicable regional reliability entity thereunder, including WECC, and their respective successors.
“NFIP” has the meaning specified in Section 4.01(l)(iv)(B).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan in a form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“O&M Agreement” means the Operation and Maintenance Agreement, dated as of February 28, 2025, by and between the Borrower and the O&M Contractor.
“O&M Contractor” means NorthStar Energy Management, LLC.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan or Project Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Credit Party under any Loan Document and (b) the obligation of the Credit Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Credit Parties.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operative Documents” means the Loan Documents, the Tax Equity Documents and the Material Project Documents.

“Organizational Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).
“Outstanding Amount” means (a) with respect to any Bridge Loans on any date, the aggregate principal amount of Loans outstanding on such date after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date and (b) with respect to any Project LC Obligations on any date, the amount of such Project LC Obligations on such date after giving effect to any Project LC Credit Extension occurring on such date and any other changes in the aggregate amount of the Project LC Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, Title III of Pub. L. 107- 56 (signed into law October 26, 2001).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permit” means any action, approval, consent, waiver, exemption, variance, determination, registration, filing, order, permit, authorization, or license of or from a Governmental Authority.
“Permitted Encumbrances” means those exceptions to title specified on Schedule B of the Title Policy that have been approved by the Lenders, which Permitted Encumbrances shall exclude, in any event, unrecorded and/or inchoate mechanics’, materialmen’s, workers’, repairmen’s or other like liens.
“Permitted Investments” has the meaning assigned to the term “Permitted Investments” in the Depositary Agreement.
“Permitted Liens” means:
(a)    Liens granted under the Collateral Documents;
(b)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, so long as (i) such proceedings would not reasonably be expected to involve any danger of the sale, forfeiture or loss of the Project or the Site (or any portion thereof), title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project or the Site (or any portion thereof), or (ii) a bond or other security reasonably acceptable to the Administrative Agent has been posted or provided in such manner and amount as to assure the Administrative Agent that any Taxes determined to be due will be promptly paid in full when such contest is determined;
(c)    carriers’, warehousemen’s, mechanics’, contractors’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar Liens or charges securing the payment of expenses not yet due and payable that were incurred in the ordinary course of business of the Borrower or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings would not reasonably be expected to involve any danger of the sale, forfeiture or loss of the Project or the Site (or any portion thereof), title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project or the Site (or any portion thereof), or (ii) a bond or other security reasonably acceptable to the Administrative Agent has been posted or provided in such manner and amount as to assure the Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined;

(d)    Liens granted in connection with Capital Leases and purchase money obligations to finance the purchase price of equipment not comprising an integral part of the Project, which Liens extend only to the equipment being financed, in an aggregate amount of secured principal not exceeding $500,000 at any one time outstanding;
(e)    trade contracts or other obligations of a like nature incurred in the ordinary course of business of any Loan Party;
(f)    Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance;
(g)    Liens of record and zoning and other land use restrictions that do not impair the value of the Project;
(h)    obligations or duties to any Governmental Authority arising in the ordinary course of business of the Borrower (including under licenses and permits held by any Loan Party and under all applicable laws, rules, regulations and orders of any Governmental Authority);
(i)    obligations or duties under any of the Real Property Documents;
(j)    Permitted Encumbrances;
(k)    easements, rights-of-way, restrictions, reservations and other similar encumbrances and exceptions to title existing or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the Borrower;
(l)    Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights arising in the ordinary course of business;
(m)    Liens encumbering margin, clearing, cash collateral or similar accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies or any other parties or issuers of surety bonds and any proceeds thereof, in each case, in the ordinary course of business and not in connection with any Indebtedness for borrowed money; and
(n)    security interests created by the credit support obligations and margin requirements under (i) any Power Purchase Agreement or the Interconnection Agreement and (ii) other power purchase agreements, power sales agreements, or Swap Contracts, in each case, entered into in compliance with the Merchant Risk Policy; provided that such security interest shall be limited to the cash collateral or other credit support required to be provided thereunder and not on any other property or assets of the Project and with respect to the security interest provided pursuant to clause (ii), such cash collateral or other credit support shall be funded by the Sponsor.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Placed-in-Service” means “placed in service” for purposes of Section 48 of the Code and federal income tax purposes.
“Placed-in-Service Date” has the meaning specified in the Tax Equity Participation Agreement.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plans and Specifications” means the plans and specifications for the construction and design of the Project, including any document describing the scope of work performed by the Material Contractors under the Construction Contracts for the construction of the Project and any feeder lines and interconnections, all work drawings, engineering and construction schedules, project schedules, project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and project procedures documents, project design criteria, the certificate of design suitability and any other document referred to in the Construction Contracts or any of the documents referred to in this definition, as the same may be amended to the extent permitted by this Agreement.
“Platform” has the meaning specified in Section 6.02.
“Pledge Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, between Holdings and the Collateral Agent.
“PGE” means Pacific Gas and Electric Company.
“Proposed Change in Tax Law” means, in each case on or after the Closing Date, (a) any federal income tax legislation passed by either house of the United States Congress, (b) any federal income tax legislation proposed (including proposal by discussion draft, white paper or other written explanation of proposed federal income tax legislative changes) by the Chairman or Ranking Member of either the House Ways and Means Committee or the Senate Finance Committee, the Speaker of the House, or the Senate Majority Leader, and presented to the members of such committee or any bill reported by the House Ways and Means Committee or the Senate Finance Committee, (c) any federal income tax legislation proposed (including proposal by discussion draft, white paper or other written explanation of proposed federal income tax legislative changes) by the Executive Branch with the approval of the President (other than solely through social media including X (f/k/a Twitter)), or (d) any change in, issuance of or promulgation of any proposed Treasury Regulations, which, in each case described in clauses (a)-(d), (after taking into account any superseding Changes in Tax Law or

Proposed Changes in Tax Law) is reasonably likely to be enacted into law (taking into account, without limitation, any publicly stated positions from the President or a representative speaking on the President’s behalf or any Congressional action inconsistent with such proposal).
“Power Purchasers” means collectively (a) Central Coast Community Energy, a California joint powers authority and (b) Silicon Valley Clean Energy Authority, a California joint powers authority.
“PPA” means (a) the Amended and Restated Renewable Power Purchase Agreement, dated as of June 28, 2024, between Central Coast Community Energy and the Borrower and (b) the Amended and Restated Renewable Power Purchase Agreement, dated as of June 28, 2024, between Silicon Valley Clean Energy Authority and the Borrower.
“Project” means the 40 MWAC solar electric generation facility, the co-located 20MW/80MWh battery energy storage system and related structures, facilities, equipment and parts under development by the Borrower in Tulare County, California, and related interconnection facilities under development, including all structures or improvements erected on the Site, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all parts and materials that may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal property related thereto, all real or personal property owned or leased related thereto (including the Site), and all other real and tangible and intangible personal property leased or owned by the Borrower and placed upon or used in connection with the generation of electricity upon the Site.
“Project Budget” has the meaning specified in Section 4.01(i)(ii).
“Project Costs” means, collectively, without duplication (a) the cost to the Borrower of developing (including site and project acquisition and lease, easement, right of way, and other real estate interest costs), designing, engineering, equipping, procuring, constructing, starting up, commissioning, and testing the Project, including costs incurred in respect of the Project Documents and including the cost and fees of all labor, services, materials, supplies, equipment, tools, transportation, supervision, storage, training, demolition site preparation, civil works, and remediation in connection therewith; (b) the cost to the Borrower of constructing or procuring the construction of the collection system and interconnection of the Project to the relevant electrical substation therefor, and the cost of and interconnecting and synchronizing the Project to the transmission system; (c) the cost to the Borrower of acquiring its interests in the Site; (d) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to the Project; (e) interest payable on any Loan and financing-related fees (including any commitment fees accruing under Section 2.08(a)); (f) initial operating costs and working capital requirements of the Project and other reserves for the Project; (g) the cost of acquiring Permits for the Project; (h) all general and administrative costs of the Borrower; (i) the cost of establishing a spare parts inventory for the Project; (j) the costs of establishing any credit support required under any Material Project Document; (k) the Sponsor Reimbursement Distribution and any payments to the Sponsor or its Affiliate in reimbursement of any Drawstop Equity Contributions in accordance with Section

7.06; and (l) other fees, costs and expenses relating to the development, construction and financing for the Project, including financial, legal and consulting fees, costs and expenses, in the case of clauses (a) through (l) above, as set forth in the Project Budget; provided, however, that in no event shall Project Costs include any Restricted Payment other than any Restricted Payment permitted under Section 7.06 or any other payment to an Affiliate other than a payment permitted under Section 7.08.
“Project Documents” means the Material Project Documents, the Additional Project Documents, all Real Property Documents and any other Contractual Obligation of the Borrower relating to the ownership, development, construction or operation of the Project.
“Project EPAP” means the “Equator Principles Action Plan,” as defined in the Applicable Equator Principles that may be prepared with respect to the Project if required pursuant to Section 6.14.
“Project ESMP” means the “Environmental and Social Management Plan,” as defined in the Applicable Equator Principles, that may be prepared with respect to the Project if required pursuant to Section 6.14.
“Project LC Advance” means, with respect to each Project LC Loan Lender, such Lender’s funding of its participation in any Project LC Borrowing in accordance with its Applicable Percentage.
“Project LC Borrowing” means an extension of credit resulting from a drawing under any Project Letter of Credit which has not been reimbursed on the date when made or refinanced as a Project LC Loan.
“Project LC Commitments” means, collectively, the Project LC Issuing Commitments and Project LC Loan Commitments.
“Project LC Credit Extension” means, with respect to any Project Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“Project LC Disbursement” means a payment made by a Project LC Issuer pursuant to a Project Letter of Credit.
“Project LC Facility” means the Project LC Loan Commitments and the Project LC Loans made hereunder.
“Project LC Issuer” means Bank of America, in its capacity as issuer of Project Letters of Credit hereunder, and each other Lender (if any) as the Borrower may from time to time select as a Project LC Issuer hereunder pursuant to Section 2.03; provided that such Lender has agreed to be a Project LC Issuer. Any Project LC Issuer may, in its discretion but subject to the requirements of the beneficiary of such Project Letter of Credit, arrange for one or more Project Letters of Credit to be issued by Affiliates of such Project LC Issuer, in which case the term “Project LC Issuer” shall include any such Affiliate with respect to Project Letters of Credit issued by such Affiliate. Each reference herein to the “Project LC Issuer” in connection with a

Project Letter of Credit or other matter shall be deemed to be a reference to the relevant Project LC Issuer with respect thereto.
“Project LC Issuing Commitment” means, with respect to each Project LC Issuer, the commitment of such Project LC Issuer to issue Project Letters of Credit hereunder. The initial amount of each Project LC Issuer’s Project LC Issuing Commitment is set forth on Schedule 2.01, or if such Project LC Issuer has entered into an Assignment and Assumption or has otherwise assumed a Project LC Issuing Commitment after the Closing Date, the amount set forth for such Project LC Issuer as its Project LC Issuing Commitment in the Register maintained by the Administrative Agent. The Project LC Issuing Commitment of a Project LC Issuer may be modified from time to time by agreement between such Project LC Issuer and the Borrower, and notified to the Administrative Agent.
“Project LC Loan” means, with respect to each Project LC Lender, such Lender’s funding of its participation in any Project LC Borrowing in accordance with its Applicable Percentage.
“Project LC Loan Commitment” means, as to each Project LC Lender, its obligation to (a) make Project LC Loans to the Borrower pursuant to Section 2.03(f) and (b) purchase participations in Project LC Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Project LC Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Project LC Loan Exposure” means, as of any date of determination with respect to a Project LC Loan Lender, (a) prior to the termination of the Project LC Loan Commitments, the aggregate amount of all Project LC Loan Commitments of such Project LC Loan Lender and (b) after the termination of all Project LC Loan Commitments, the sum of (i) the aggregate outstanding principal amount of all Project LC Loans of such Project LC Loan Lender and (ii) all Project LC Outstandings of such Project LC Loan Lender.
“Project LC Loan Lender” means each Lender that has a Project LC Loan Commitment.
“Project LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Project Letters of Credit plus the aggregate of all Unreimbursed Amounts (including, without duplication, all Project LC Borrowings). For purposes of computing the amount available to be drawn under any Project Letter of Credit, the amount of such Project Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination, a Project Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Project Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Project Letter of Credit” means any standby letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder.

“Project Schedule” has the meaning specified in Section 4.01(i)(iii).
“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, of which there may be more than one, and as the same may change from time to time, as are commonly used by solar electric generation and battery energy storage facilities of a type and size similar to the Project as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such solar electric generation and battery energy storage facilities, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“PUHCA” means the Public Utility Holding Company Act of 2005, and the FERC’s implementing regulations issued thereunder.
“Real Property Documents” means any documents, agreements or instruments pursuant to which the Borrower has, or has acquired, rights in the Site.
“Recipient” means a Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.
“Register” has the meaning specified in Section 10.06(c).
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Release” means any spilling leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to a Project LC Credit Extension, a Letter of Credit Application.
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) Total Outstandings representing more than 50% of the Total Outstandings of all Lenders (with the aggregate amount of each Project LC Lender’s risk participation and funded participation in Project LC Obligations being deemed held by such Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided that the Total Outstanding and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Rescindable Amount” has the meaning as defined in Section 2.11(b)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means a person who is duly authorized to execute and deliver agreements, certificates, notices or such other documents on behalf of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and any affiliate thereof or any successor to the ratings business thereof.
“Sanctioned Person” has the meaning specified in Section 5.26.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered, or enforced by the United States Government (including the U.S. Department of Commerce, the U.S. Department of State, and OFAC), the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury (“HMT”) of the United Kingdom, or any other Governmental Authority with jurisdiction over any party to this Agreement.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, between the Borrower and the Collateral Agent.
“Site” has the meaning given to “Land” in the Mortgage.
“SLB Date Certain” means March 31, 2026.
“SLB Security Agreement” means the Security Agreement, dated as of the Closing Date, between the Master Lessee and the Collateral Agent.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Sponsor” means SBE US Holdings One, LLC, a Delaware limited liability company.
“Sponsor Equity Commitment” means an amount equal to the greatest of (a) 10% of aggregate Project Costs projected as of the Closing Date, (b) the positive difference between aggregate Project Costs projected as of the Closing Date and the Aggregate Bridge Commitments, and (c) $16,000,000; provided that, if, as a result of a mandatory reduction of the Bridge Commitments pursuant to Section 2.05(b), the Sponsor or Holdings is required to provide additional equity contributions to the Borrower, the Sponsor Equity Commitment shall be automatically deemed increased by such additional amount.
“Sponsor Reimbursement Distribution” means a one-time distribution of a portion of the proceeds of the initial Borrowing equal to no more than the aggregate amount of Project Costs paid by the Sponsor or its Affiliates prior to the Closing Date, which payments of Project Costs for invoices equal to or greater than $50,000 shall be verified and confirmed in writing to the Administrative Agent by the Independent Engineer at or prior to the payment of such distribution on the initial Borrowing Date.
“Sponsor TC Guaranty” means the Guaranty, dated as of the Closing Date, made by the Sponsor in favor of the Collateral Agent.
“Start of Construction Certificate” has the meaning specified in Section 4.01(c).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Survey” means an ALTA survey depicting the real property constituting the Site (including the real property subject to all easements and related rights of way comprising the Site), whether owned, licensed, leased or under easement, and improvements (including then-existing improvements and site plan overlay of the proposed improvements) constituting the

Project and the Site, which survey is (a) dated no earlier than 30 days prior to the date of the Mortgage, (b) prepared by a land surveyor duly licensed and registered in the state of California, (c) in form, scope and substance (i) reasonably acceptable to the Administrative Agent, (ii) sufficient to cause all standard survey exceptions to be deleted from the Title Policy and (iii) to enable the Title Insurer to issue all survey-related endorsements to the Title Policy reasonably requested by the Administrative Agent, and (d) certified to the Title Insurer and the Administrative Agent in a manner reasonably acceptable to the Lenders.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Tax Equity Documents” means the Tax Equity Participation Agreement, the “Lease Documents” (as defined in the Tax Equity Participation Agreement), the Tax Equity Notice of Approved Project, Tax Equity Master Lease Agreement and any other similar documents, agreements or instruments entered into in connection with any of the foregoing or with the transactions contemplated by Tax Equity Participation Agreement.
“Tax Equity Funding Date” means the date on which the Tax Equity Investor funds or will fund (as applicable) the “Lessor’s Cost” under, and as defined in, the Tax Equity Master Lease Agreement.
“Tax Equity Investor” means The Huntington National Bank.
“Tax Equity Master Lease Agreement” means the Master Lease Agreement, dated as of May 9, 2025 among SE-HBAN Trust, the Master Lessee and the Lessors and Lessees (each as defined in the Tax Equity Mater Lease Agreement) party thereto from time to time.

“Tax Equity Notice of Approved Project” means the Notice of Approved Project, dated as of May 9, 2025 between the Tax Equity Investor and the Master Lessee.
“Tax Equity Participation Agreement” means the Participation Agreement, dated as of May 9, 2025, among the Sponsor, the Master Lessee, SE-HBAN Trust, a Delaware statutory trust (as trust), Wilmington Trust, National Association (as trustee) and the Tax Equity Investor, as it may have been amended or modified with respect to the Project pursuant to the applicable Tax Equity Notice of Approved Project.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the TERM SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that, if the Term SOFR determined in accordance with either of the foregoing clause (a) or (b) would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Title Insurer” means Stewart Title Guaranty Company.
“Title Policy” means an ALTA Loan Policy of Title Insurance (6-17-06) (or proforma ALTA Loan Policy of Title Insurance, marked to the Administrative Agent’s satisfaction to evidence the form of policy to be delivered) or such other form as is reasonably acceptable to the Administrative Agent, which policy (a) is dated the Closing Date, (b) is issued by the Title Insurer in an amount equal to the Aggregate Commitment, (c) insures the validity and first priority of the Lien in favor of the Collateral Agent for the benefit of the Lender Parties created by the Mortgage, subject only to exceptions acceptable to the Lenders, including all amendments and endorsements thereto and substitutions or replacements thereof, (d) contains coverage against mechanics’ and materialmens’ liens, (e) includes a reference to the Survey with no standard survey exceptions to the Title Policy except those theretofore approved by the Administrative Agent, and (f) including such other customary endorsements or other customary affirmative coverage as may be available under any Applicable Law and reasonably required by the Administrative Agent; provided that the Borrower shall not have any obligation to induce the Title Insurer to issue any such customary endorsements or customary affirmative coverage, other than delivering or causing to be delivered to the Title Insurer one or more affidavits and other documentation that are customarily required by the Title Insurer to permit the issuance of such customary endorsements or customary affirmative coverage and which shall be on commercially reasonable terms and in form reasonably acceptable to the Borrower.
“Total Bridge Loan Exposure” means, as to any Bridge Lender at any time, the unused Bridge Loan Commitments and Bridge Loan Exposure of such Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all Project LC Obligations.
“Transmission Lines” means the transmission lines, including any and all poles, wires, cables, anchors, cross-arms and foundations, constructed by or on behalf of the Borrower or otherwise provided for by the Borrower to carry electrical power and other transmissions from the Project to the relevant substation therefor.
“Transmission Consultant” means nFront Consulting LLC or another Person selected by the Required Lenders to perform transmission consulting services in connection with the Project.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR
Loan.
“UCC” means the Uniform Commercial Code of the jurisdiction the law of that governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).
“WECC” means Western Electricity Coordinating Council and any successor regional reliability entity.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(b)    Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower’s audited financial statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the

Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Borrower’s audited financial statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Project Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Project Letter of Credit at any time shall be deemed to be the stated amount of such Project Letter of Credit in effect at such time; provided, however, that with respect to any Project Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Project Letter of Credit shall be deemed to be the maximum stated amount of such Project Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Bridge Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each, a “Bridge Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Bridge Loan Commitment; provided, however, that, after giving effect to any Borrowing, (a) the Outstanding Amount of such Bridge Loans shall not exceed the Aggregate Bridge Commitments and (b) the Bridge Loan Exposure of any Bridge Lender shall not exceed such Lender’s Bridge Loan Commitment. Bridge Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein. Bridge Loans once repaid may not be reborrowed.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    (i)     Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent by delivery of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to the requested date of any Borrowing (other than the initial Borrowing, which may be requested one Business Day prior to the requested date of such Borrowing) of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (B) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(f), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.
(ii)     Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans,

and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 or Section 4.03, as applicable (and, if such Credit Extension is the initial Credit Extension on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Loans.
(d)    With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
2.03    Project Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, in addition to the Bridge Loans provided for in Section 2.01, the Borrower may request that any Project LC Issuer, in reliance on the agreements of the Project LC Loan Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Project Letters of Credit denominated in Dollars for its own account in such form as is acceptable to the Administrative Agent and such Project LC Issuer in its reasonable determination. Project Letters of Credit issued hereunder shall constitute utilization of the Project LC Issuing Commitments.
(b)    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
(i)    To request the issuance of a Project Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding

Project Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Project LC Issuer) to the Project LC Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and such Project LC Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Project Letter of Credit, or identifying the Project Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Project Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Project Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Project Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Project Letter of Credit. If requested by the applicable Project LC Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such Project LC Issuer’s standard form in connection with any request for a Project Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, a Project LC Issuer relating to any Project Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)    If the Borrower so requests in any applicable Project Letter of Credit Application (or the amendment of an outstanding Project Letter of Credit), the applicable Project LC Issuer may, in its sole discretion, agree to issue a Project Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto- Extension Letter of Credit shall permit such Project LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Project Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the applicable Project LC Issuer at the time such Project Letter of Credit is issued. Unless otherwise directed by the applicable Project LC Issuer, the Borrower shall not be required to make a specific request to such Project LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Project LC Loan Lenders shall be deemed to have authorized (but may not require) the applicable Project LC Issuer to permit the extension of such Project Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such Project LC Issuer shall not (i) permit any such extension if such Project LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Project Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent, any Project LC Loan Lender or the Borrower that one or more of the applicable conditions set forth in Section

4.03 is not then satisfied, and in each such case directing such Project LC Issuer not to permit such extension.
(c)    Limitations on Amounts, Issuance and Amendment. A Project Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Project Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Project Letters of Credit issued by such Project LC Issuer shall not exceed its Project LC Issuing Commitment, (ii) the aggregate Project LC Obligations shall not exceed the Project LC Loan Commitment and (iii) the Project LC Loan Exposure of any Project LC Loan Lender shall not exceed its Project LC Loan Commitment.
(i)    No Project LC Issuer shall be under any obligation to issue any Project Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Project LC Issuer from issuing such Project Letter of Credit, or any Law applicable to such Project LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Project LC Issuer shall prohibit, or request that such Project LC Issuer refrain from, the issuance of letters of credit generally or such Project Letter of Credit in particular or shall impose upon such Project LC Issuer with respect to such Project Letter of Credit any restriction, reserve or capital requirement (for which such Project LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Project LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Project LC Issuer in good faith deems material to it;
(B)    the issuance of such Project Letter of Credit would violate one or more policies of such Project LC Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and such Project LC Issuer, such Project Letter of Credit is in an initial stated amount less than $500,000;
(D)    any Project LC Loan Lender (other than such Project LC Issuer or its Affiliate) is at that time a Defaulting Lender, unless such Project LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Project LC Issuer (in its sole discretion) with the Borrower or such Project LC Loan Lender to eliminate such Project LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.13(a)(iv)) with respect to the Defaulting Lender arising from either such Project Letter of Credit then proposed to be issued or such Project Letter of Credit and all other Project

LC Obligations as to which such Project LC Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(E)    such Project Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(ii)    No Project LC Issuer shall be under any obligation to amend any Project Letter of Credit if (A) such Project LC Issuer would have no obligation at such time to issue such Project Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Project Letter of Credit does not accept the proposed amendment to such Project Letter of Credit.
(d)    Expiration Date. Each Project Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Project Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Project Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date (or such other date that the applicable Project LC Issuer may agree in its sole discretion in writing with the Borrower).
(e)    Participations.
(i)    By the issuance of a Project Letter of Credit (or an amendment to a Project Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable Project LC Issuer or the Project LC Loan Lenders, such Project LC Issuer hereby grants to each Project LC Loan Lender, and each Project LC Loan Lender hereby acquires from such Project LC Issuer, a participation in such Project Letter of Credit equal to such Project LC Loan Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Project Letter of Credit. Each Project LC Loan Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Project Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Project Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Project LC Loan Commitments.
(ii)    In consideration and in furtherance of the foregoing, each Project LC Loan Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable Project LC Issuer, such Project LC Loan Lender’s Applicable Percentage of each Project LC Disbursement made by a Project LC Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Project LC Loan Lenders pursuant to Section 2.03(f) until such Project LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by a

Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Project LC Loan Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the applicable Project LC Issuer the amounts so received by it from the Project LC Loan Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable Project LC Issuer or, to the extent that the Project LC Loan Lenders have made payments pursuant to this clause (e) to reimburse such Project LC Issuer, then to such Project LC Loan Lenders and such Project LC Issuer as their interests may appear. Any payment made by a Project LC Loan Lender pursuant to this clause (e) to reimburse a Project LC Issuer for any Project LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Project LC Disbursement.
(iii)    Each Project LC Loan Lender further acknowledges and agrees that its participation in each Project Letter of Credit will be automatically adjusted to reflect such Project LC Loan Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Project Letter of Credit at each time such Project LC Loan Lender’s Commitment is amended as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.
(iv)    If any Project LC Loan Lender fails to make available to the Administrative Agent for the account of the applicable Project LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable Project LC Issuer shall be entitled to recover from such Project LC Loan Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Project LC Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Project LC Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Project LC Issuer in connection with the foregoing. If such Project LC Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Project LC Loan Lender’s Project LC Loan included in the relevant Project LC Advance in respect of the relevant Project LC Borrowing, as the case may be. A certificate of any Project LC Issuer submitted to any Project LC Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iv) shall be conclusive absent manifest error.
(f)    Reimbursement. If a Project LC Issuer shall make any Project LC
Disbursement in respect of a Project Letter of Credit, the Borrower shall reimburse such Project LC Issuer in respect of such Project LC Disbursement by paying to the Administrative Agent an amount equal to such Project LC Disbursement not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Project LC Loan

Lender of the applicable Project LC Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Project LC Lender’s Applicable Percentage thereof. In such event, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Project LC Issuer prior to 10:00 a.m. on the Business Day immediately following the date of such Project LC Disbursement that it intends to reimburse the Project LC Issuer for such Project LC Disbursement, the Borrower shall be deemed to have requested a Borrowing of Project LC Loans to be made by the Project LC Lenders as a Base Rate Loan to be disbursed on the date of payment by the applicable Project LC Issuer under a Project Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of such Project LC Loans, which, unless a payment or bankruptcy Event of Default has occurred and is continuing, shall be deemed to be funded by the Project LC Loan Lenders on the date of such Project LC Disbursement is made in Base Rate Loans corresponding to the Unreimbursed Amount and (ii) to the extent such Project LC Issuer has potential Fronting Exposure with respect to such Project Letter of Credit, unless a payment or bankruptcy Event of Default has occurred and is continuing, the Project LC Loan Lenders with Project LC Loan Commitments shall, on the date of such Project LC Disbursement in satisfaction of its participation therein, make Project LC Loans that are Base Rate Loans in the amount of the Unreimbursed Amount, the proceeds of which shall be paid directly to such Project LC Issuer. Any notice given by any Project LC Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse Project LC Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any Project Letter of Credit, or any term or provision herein or therein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Project Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Project LC Issuer or any other Person may have, whether in connection with this Agreement, the transactions contemplated hereby or by such Project Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Project Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Project Letter of Credit;

(iv)    waiver by any Project LC Issuer of any requirement that exists for such Project LC Issuer’s protection and not the protection of the Borrower or any waiver by such Project LC Issuer which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Project Letter of Credit required that demand be in the form of a draft;
(vi)    any payment made by any Project LC Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Project Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)    payment by the applicable Project LC Issuer under a Project Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any Project LC Issuer under such Project Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Project Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Notwithstanding the foregoing, failure of Borrower to pay a reimbursement obligation in accordance with clause (f) of this Section 2.03 shall not constitute a Default or an Event of Default hereunder to the extent such reimbursement obligation converts to a Project LC Loan in accordance with Section 2.03(f).
The Borrower shall promptly examine a copy of each Project Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Project LC Issuer. The Borrower shall be deemed to have waived any such claim against each Project LC Issuer and its correspondents unless such notice is given as aforesaid.
None of the Administrative Agent, the Lenders, any Project LC Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Project Letter of Credit by the applicable Project LC Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Project Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Project LC Issuer; provided that the foregoing shall not be construed to excuse a Project LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Project LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Project Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of a Project LC Issuer (as finally determined by a court of competent jurisdiction), a Project LC Issuer shall be deemed to have exercised care in each such determination, and that:
(i)    a Project LC Issuer may replace a purportedly lost, stolen, or destroyed original Project Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)    a Project LC Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Project Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Project Letter of Credit and without regarding to any non-documentary condition in such Project Letter of Credit;
(iii)    a Project LC Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Project Letter of Credit; and
(iv)    this sentence shall establish the standard of care to be exercised by a Project LC Issuer when determining whether drafts and other documents presented under a Project Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Project LC Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) a Project LC Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) a Project LC Issuer retaining proceeds of a Project Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Project LC Issuer.
(h)    Applicability of ISP. Unless otherwise expressly agreed by the applicable Project LC Issuer and the Borrower when a Project Letter of Credit is issued by it, the rules of the ISP shall apply to each standby Project Letter of Credit. Notwithstanding the foregoing, no Project LC Issuer shall be responsible to the Borrower for, and no Project LC Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any Project LC

Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Project Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any Project LC Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT- IFSA), or the Institute of International Banking Law & Practice, whether or not any Project Letter of Credit chooses such law or practice.
(i)    Each Project LC Issuer shall act on behalf of the Project LC Loan Lenders with respect to any Project Letters of Credit issued by it and the documents associated therewith, and each Project LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Project LC Issuer in connection with Project Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Project Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Project LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Project LC Issuer.
(j)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Project LC Loan Lender in accordance, subject to Section 2.13, with its Applicable Percentage a Project Letter of Credit fee (the “Letter of Credit Fee”) for each Project Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Project Letter of Credit. For purposes of computing the daily amount available to be drawn under any Project Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Project Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Project Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Project LC Loan Lenders, while any Event of Default exists, all Project Letter of Credit Fees shall accrue at the Default Rate.
(k)    Documentary and Processing Charges Payable to Project LC Issuers. The Borrower shall pay directly to the applicable Project LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Project LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)    Disbursement Procedures. The Project LC Issuer for any Project Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Project Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Project Letter of Credit. Such Project LC Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Project LC Issuer has made or will make a Project LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Project LC Issuer and the Project LC Loan Lenders with respect to any such Project LC Disbursement.
(m)    Interim Interest. If the Project LC Issuer for any Project Letter of Credit shall make any Project LC Disbursement, then, unless the Borrower shall reimburse such Project LC Disbursement in full on the date such Project LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Project LC Disbursement is made to but excluding the date that the Borrower reimburses such Project LC Disbursement (including pursuant to a deemed borrowing of Project LC Loans), at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such Project LC Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.07(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such Project LC Issuer, except that interest accrued on and after the date of payment by any Project LC Loan Lender pursuant to clause (f) of this Section 2.03 to reimburse such Project LC Issuer shall be for account of such Project LC Lender to the extent of such payment.
(n)    Replacement of any Project LC Issuer. Any Project LC Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Project LC Issuer and the successor Project LC Issuer. The Administrative Agent shall notify the Project LC Loan Lenders of any such replacement of a Project LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Project LC Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor Project LC Issuer shall have all the rights and obligations of a Project LC Issuer under this Agreement with respect to Project Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Project LC Issuer” shall be deemed to include such successor or any previous Project LC Issuer, or such successor and all previous Project LC Issuer, as the context shall require. After the replacement of a Project LC Issuer hereunder, the replaced Project LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Project LC Issuer under this Agreement with respect to Project Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Project Letters of Credit.
(o)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Project LC Loan Lenders demanding the deposit of Cash Collateral pursuant to this clause (o), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total Project LC Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (e) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the

Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any Project LC Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such Project LC Obligations as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the Permitted Investment of such deposits, which Permitted Investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each Project LC Issuer for Project LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Project LC Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(p)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04    Prepayments.
(a)    The Borrower may, upon delivery of a Notice of Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    If for any reason the Outstanding Amount at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an amount equal to such excess. In addition, the Borrower shall prepay the Loans (i) in full with proceeds received by any Credit Party pursuant to the Tax Equity Documents on the Tax Equity Funding Date and (ii) to the extent required pursuant to Section 4.3 of the Depositary Agreement.
(c)    To the extent a Change in Tax Law or Proposed Change in Tax Law shall have occurred such that the Base Case Projections, as updated pursuant to Section 3.02(i), indicates that the aggregate amount of Bridge Loans then outstanding would exceed the maximum amount of Bridge Loans permitted to be drawn hereunder determined pursuant to such updated Base Case Projections, the Borrower shall immediately prepay the Bridge Loans in an amount sufficient to cause the outstanding amount of Bridge Loans then outstanding to not exceed such maximum amount of Bridge Loans permitted to be outstanding pursuant to such updated Base Case Projections.
(d)    Any prepayment of a Loan may be made without premium or penalty, but shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Any prepayment of the Project LC Facility shall be (i) first, applied ratably to the Project LC Borrowings then outstanding, (ii) second, ratably to the outstanding Project LC Loans and (iii) third, used to Cash Collateralize the remaining Project LC Obligations. Upon the drawing of any Project Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Credit Party) to reimburse the Project LC Issuers or Project LC Loan Lenders, as applicable.
2.05    Termination or Reduction of Commitments.
(a)    The Borrower may, upon notice to the Administrative Agent, terminate the Bridge Loan Commitments or Project LC Commitments, as applicable, or from time to time permanently reduce the Bridge Loan Commitments or Project LC Commitments, as applicable; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) the Borrower shall not terminate or reduce the Bridge Loan Commitments or Project LC Commitments, as applicable, if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount under the Bridge Loan Commitments or Project LC Commitments, as applicable, would exceed the Aggregate Bridge Commitments or the Project LC Loan Commitments, respectively and (d) the Borrower shall not reduce or cancel the Bridge Loan Commitments if, after giving effect to such reduction or cancellation, the Available Construction Funds would not, in the Administrative Agent’s reasonable judgment in consultation with the Independent Engineer, be sufficient to achieve the commercial operation date of the Project and satisfy the funding conditions set forth in the Tax Equity Participation Agreement in respect of the Project. Any optional or mandatory reduction of the Project LC Loan Commitments pursuant to the terms of this Agreement which reduces the Project LC Loan Commitment amount below the Project LC Issuing Commitment amount shall result in an automatic and corresponding reduction of the Project LC Issuing Commitment amount to an aggregate amount not in excess of the Project LC Loan Commitment amount, as so reduced;

provided, however, that (i) in no event shall the Borrower be permitted to reduce the Project LC Loan Commitments below the sum of (i) the aggregate outstanding principal amount of all Project LC Loans of all Project LC Loan Lenders plus the aggregate Project LC Obligations of all Project LC Loan Lenders and (ii) any such reduction of Project LC Commitments requires the written confirmation from a Responsible Officer of the Borrower addressed to the Administrative Agent that such liquidity or letter of credit is no longer required. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments. Any reduction of the Bridge Loan Commitments or Project LC Commitments, as applicable, shall be applied to such Commitments of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.
(b)    Tax Law-Related Adjustments to Bridge Loan Commitments.
(i)    To the extent a Change in Tax Law or Proposed Change in Tax Law shall have occurred such that the Base Case Projections, as updated pursuant to Section 3.02(i), indicate that the sum of (i) the aggregate amount of Bridge Loans and (ii) remaining Bridge Loan Commitments then available to be drawn, would exceed the maximum amount of Bridge Loans permitted to be drawn hereunder determined pursuant to such updated Base Case Projections, the remaining Bridge Loan Commitments then available to be drawn shall be reduced to an amount such that the sum of (x) the outstanding amount of Bridge Loans then outstanding and the remaining amount of Bridge Loan Commitments then available (as reduced) shall not exceed the maximum amount of Bridge Loans permitted to be outstanding pursuant to such updated Base Case Projections. Concurrently with such reduction, if, after giving effect thereto, the Available Construction Funds would not, in the Administrative Agent’s reasonable judgment in consultation with the Independent Engineer, be sufficient to allow the Borrower to achieve the commercial operation date of the Project and satisfy the funding conditions set forth in the Tax Equity Participation Agreement in respect of the Project, the Sponsor and Holdings shall fund, or cause to be funded, such deficiency to the Borrower in accordance with the Equity Contribution Agreement.
(ii)    If, following a reduction in the Bridge Loan Commitments described in the foregoing Section 2.05(b)(i), a Change in Tax Law (or, in the case of a Proposed Change in Tax Law resulting in such reduction, a Proposed Change in Tax Law that replaces the initial Proposed Change in Tax Law) shall have occurred such that the Base Case Projections, as updated pursuant to Section 3.02(i), indicate that any such reduction has been rendered unnecessary or inapplicable due to then-prevailing or expected Applicable Law then, if the Tax Equity Investor has agreed to an equivalent adjustment to the base case model required to be delivered pursuant to Section 3.2(ll) of the Tax Equity Participation Agreement, the Bridge Loan Commitments shall be restored by the amount of each such reduction.
2.06    Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07    Interest.
(a)    Subject to Section 2.07(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)    While an Event of Default has occurred and is continuing, the Outstanding Amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08    Fees.
(a)    Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of (i) each Bridge Lender in accordance with its Applicable Percentage, a commitment fee equal to 0.375% times the actual daily amount by which the Aggregate Bridge Commitments exceed the Outstanding Amount of the Bridge Loans, and (ii) each Project LC Lender in accordance with its Applicable Percentage, a commitment fee equal to 0.375% times the actual daily amount by which the Project LC Loan Commitments exceed the Outstanding Amount in respect of Project LC Obligations, in each case, subject to adjustment as provided in Section 2.13. The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.
(b)    Agent Fees. The Borrower shall pay to the Arranger and the Agents for their own respective accounts fees in the amounts and at the times specified in the Fee Letter with the Administrative Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(c)    Other Fees. The Borrower shall pay to the Lender Parties such fees as shall have been separately agreed upon in writing (including upfront fees) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.09    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365- day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. To the extent that any calculation of interest, or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that, is less than zero, such calculation shall be deemed zero for purposes of this Agreement.
2.10    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Project Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.11    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s

Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Funding by Lenders; Presumption by Administrative Agent.
(i)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Project LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Project LC Issuer the amount due.
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Project LC Issuer hereunder as to which the Administrative Agent determines

(which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative agent has for any reason otherwise erroneously made such payment, then each of the Lenders or the applicable Project LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or Project LC Issuer in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Borrowing Conditions. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, fund participations in Project Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Project LC Borrowing, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Project LC Borrowing then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Project LC Borrowing then due to such parties.
2.12    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and purchase (for cash at face value) participations in the Loans and subparticipations in the Project LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.13 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipation in Project LC Obligations to any assignee or participant.
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.13    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Project LC Issuer hereunder; third, to Cash Collateralize the Project LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with this Section 2.13(d), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Project LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Project Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or Project LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Project LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or Project LC Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Project Letter of Credit were issued at a time when the conditions set forth in Section 4.02 or Section 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Project LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Project LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Project LC Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.13(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Fees.
(I)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (x) the outstanding principal amount of the Loans funded by it and (y) its Applicable Percentage of the stated amount of Project Letters of Credit for which it has provided Cash Collateral pursuant to this Section 2.13(d). Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Default Lender only to the extent allocable to its Applicable Percentage of the stated amount of Project

Letters of Credit for which it has provided Cash Collateral pursuant to this Section 2.13(d).
(II)    With respect to any fee payable under Section 2.08(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (I) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Project LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Project LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Project LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Project LC Obligations shall be reallocated among Project LC Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Project LC Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Project LC Loan Exposure of any Non- Defaulting Lender to exceed such Non-Defaulting Lender’s Project LC Loan Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Project LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Project Letters of Credit to be held pro rata by the applicable Lenders in accordance with the applicable Commitments (without giving effect to Section 2.13(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Project Letters of Credit. So long as any Project LC Loan Lender is a Defaulting Lender, no Project LC Issuer shall be required to issue, extend, increase, reinstate or renew any Project Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    FATCA. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any Project LC Issuer.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrower. Without duplication of any other rights to indemnity or recovery to which any Recipient are entitled pursuant to this Agreement, the Borrower shall indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each of Administrative Agent, each Lender, and each Project LC Issuer agrees to use its commercially reasonable efforts to give written notice to the Borrower of the assertion of any written claim against the Administrative Agent, any Lender, or any Project LC Issuer, as applicable, relating to such Indemnified Taxes reasonably promptly, and in no event later than thirty (30) days prior to the final expiration of any period available to Administrative Agent, such Lender, or such Project LC Issuer under Applicable Law for challenging such a claim so long as such written claim is received by such Person more than sixty (60) days prior to such final expiration; provided, that Administrative Agent’s, any Lender’s, or any Project LC Issuer’s failure to so notify the Borrower within such thirty (30)-day period of such assertion shall not relieve any Borrower of its obligation under this Section 3.01(d) with respect to such Indemnified Taxes, penalties or expenses arising prior to the end of such period, except to the extent of any increased liability for such Indemnified Taxes, penalties, interest or expenses attributable to such failure. Payments by the Borrower pursuant to this Section 3.01(d) shall be made within thirty (30) days from the date Administrative Agent, such Lender, or such Project LC Issuer provides written notice therefor, which notice shall be accompanied by a certificate as to the amount of such payment or liability and describing the basis and calculation thereof delivered to the Borrower by Administrative Agent, any Project LC Issuer, or any Lender, which certificate will be conclusive absent manifest error.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent
(g)    Status of Lenders; Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections

3.01(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W- 8BEN, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form

W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. Administrative Agent, each Project LC Issuer, and each Lender agree to repay to the Borrower any refund (net of all out-of-pocket expenses (including Taxes) and without interest other than that portion of any interest that was included as part of such refund with respect to Indemnified Taxes paid by the Borrower pursuant to this Section 3.01(h)) that such Person determines in its sole discretion that it received with respect to Taxes as to which it has been indemnified pursuant to this Section 3.01(h), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). This Section 3.01(h) shall not be construed to require Administrative Agent, any Lender or any Project LC Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person or to make any payment that would leave it in a worse net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to a refund had not been deducted, withheld or otherwise imposed.
(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge Date.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, at its election, prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
3.03    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable,

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent shall have determined, or the Required Lenders shall have provided notice to the Administrative Agent that they have determined, that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one month and three month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month and three month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month and three month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”), then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(c)    Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate.” Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(d)    The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
(e)    In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
3.04    Increased Costs.
(a)    General. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Project LC Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or Project LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Project Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Term SOFR Loan), or to increase the cost to such Lender or such Project LC Issuer of participating in, issuing or maintaining any Project Letter of Credit (or of maintaining its obligation to participate in or to issue any Project Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Project LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender or such Project LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Project LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Project LC Issuer determines that any Change in Law affecting such Lender or such Project LC Issuer or any Lending Office of such Lender or such Project LC Issuer or such Lender’s or such Project LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Project LC Issuer’s capital or on the capital of such Lender’s or such Project LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participation in Project Letters of Credit held by, such Lender or the Project Letters of Credit issued by such Project LC Issuer, to a level below that which such Lender or such Project LC Issuer or such Lender’s or such Project LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Project LC Issuer’s policies and the policies of such Lender’s or such Project LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Project LC Issuer such additional amount or amounts as will compensate such Lender or such Project LC Issuer or such Lender’s or such Project LC Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or a Project LC Issuer setting forth the amount or amounts necessary to compensate such Lender or such Project LC Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Project LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Project LC Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or such Project LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a Project LC Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Project LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Project LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13,

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any Project LC Issuer or any Governmental Authority for the account of any Lender or any Project LC Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such Project LC Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Project LC Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such Project LC Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Project LC Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or such Project LC Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13. If any Lender requires a prepayment of its Loans under Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive the Discharge Date and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT
4.01    Conditions Precedent to Closing Date. The occurrence of the Closing Date and the obligation of the Lender Parties to enter into this Agreement and the other Loan Documents to which they are a party are subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Lenders):
(a)    Organizational Documents. The Borrower shall have delivered to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent:
(i)    a copy of one or more resolutions or other authorizations of each Credit Party authorizing the execution, delivery and performance of this Agreement and the other Operative Documents to which such Credit Party is a party, including the granting of Liens pursuant to the Collateral Documents and, in the case of the Borrower, the Credit Extensions hereunder, certified by a Responsible Officer of such Credit Party as being in full force and effect on the Closing Date;
(ii)    a certificate signed by a Responsible Officer of each Credit Party and dated as of the Closing Date as to the incumbency of the natural persons authorized to execute and deliver this Agreement and the other Loan Documents to which such Credit Party is a party;
(iii)    a copy of (A) the certificate of formation of each Credit Party, each certified by the Secretary of State of the State of formation of such Credit Party, and (B) the operating agreement of each Credit Party, in each case, including all amendments and other modifications thereto and certified by a Responsible Officer of such Credit Party as being in full force and effect on the Closing Date; and
(iv)    (A) certificates issued by the Secretary of State of the State of formation of each applicable Credit Party certifying that such Credit Party is in good standing and is qualified to do business in, and has paid all franchise taxes or similar taxes due (taking into account applicable extensions) to, such State, and (B) a certificate issued by the Secretary of State of the State of California certifying that the Borrower is in good standing and is qualified to do business in such State.
(b)    Operative Documents.
(i)    The Lender Parties shall have received (A) executed counterparts of this Agreement and each other Loan Document intended to be in effect at Closing, including a Note executed by the Borrower in favor of each Lender requesting a Note, and (B) true, correct and complete copies of each Tax Equity Document and Material Project Document in effect at Closing, each of which, in the case of clauses (A) and (B) above, shall (1) be in form and substance satisfactory to the Lender Parties, (2) have been duly authorized, executed and delivered by the parties thereto and (3) be in full force and effect. Without limiting the generality of the foregoing, the Borrower shall have delivered to the Administrative Agent one or more Equity Letters of Credit in an aggregate stated amount equal to at least the Sponsor Equity Commitment, and each such Equity Letter of Credit shall be in full force and effect.

(ii)    (A) No Credit Party nor, to the Borrower’s knowledge, any Material Counterparty, is in breach of any of its material obligations under a Material Project Document or Tax Equity Document, (B) all credit support obligations (whether in the form of performance bond, guaranty, letter of credit, construction insurance or otherwise) required under the Material Project Documents and Tax Equity Documents to be effective as of the Closing Date have been procured and are in full force and effect, and (C) all conditions precedent to the performance of the Credit Parties and the Material Counterparties under the Material Project Documents and Tax Equity Documents required to have been performed as of the Closing Date have been satisfied.
(iii)    Full notices to proceed shall have been delivered to each Material Contractor under its respective Construction Contract, and such full notices to proceed are valid and effective under such Construction Contract.
(iv)    Construction Start (as defined in each PPA) shall have occurred on or prior to the Guaranteed Construction Start Date (as defined in each PPA).
(v)    The Borrower shall have delivered a notice of collateral assignment, in form and substance satisfactory to the Administrative Agent, to PGE, as transmission provider and transmission owner, and CAISO, in respect of the Interconnection Agreement.
(c)    Closing Certificates. The Borrower shall have delivered to the Administrative Agent a closing certificate (certifying the satisfaction of the conditions set forth in this Sections 4.01(b)(ii), (b)(iii), (j), (l)(i) (assuming for this purpose that such condition is satisfied in a manner satisfactory to the Administrative Agent and the Lender Parties), (q) and (r)) and a “start of construction” certificate (the “Start of Construction Certificate”), in each case, dated the Closing Date, signed by a Responsible Officer of the Borrower and in form and substance satisfactory to the Administrative Agent.
(d)    Legal Opinions. The Borrower shall have delivered to the Lender Parties an opinion(s) of the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Clean Energy Counsel, LLP, transaction and real estate counsel for the Credit Parties;
(ii)    Cox, Castle & Nicholson LLP, special federal and California state and local permitting counsel to the Borrower and the other Credit Parties with respect to certain federal, state, and local permitting matters;
(iii)    McDermott Will & Emery LLP, special energy regulatory counsel for the Credit Parties; and
(iv)    Troutman Pepper Locke LLP, counsel to the Tax Equity Investor in respect of the Tax Equity Documents and the Consent related thereto.

(e)    Insurance. Insurance complying with the Insurance Requirements shall be in full force and effect with respect to the Project, and the Administrative Agent shall have received:
(i)    a certificate in the form of Exhibit F hereto; and
(ii)    certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), each in form and substance reasonably satisfactory to the Administrative Agent.
(f)    Independent Consultants’ Deliverables. The Borrower shall have delivered to the Administrative Agent the following reports at least five (5) Business Days prior to the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent and which reports (other than the Environmental Report and the Market Consultant’s report) shall be dated no more than 90 days prior to the Closing Date, and together with a customary closing certificate (which shall include customary closing certifications of the applicable consultant and reliance by the Administrative Agent (for the benefit of the Lender Parties) unless addressed directly to the Administrative Agent):
(i)    the Insurance Consultant’s report with respect to the Project;
(ii)    the Independent Engineer’s report with respect to the Project;
(iii)    the Environmental Report;
(iv)    the Transmission Consultant’s report with respect to the Project;
(v)    the Market Consultant’s report;
(vi)    the BESS Market Consultant’s report; and
(vii)    the Independent Appraiser’s appraisal and cost segregation report with respect to the Project.
(g)    Applicable Permits.
(i)    The Administrative Agent shall have received copies of each Applicable Permit listed on Part I of Schedule 5.09, each in form and substance satisfactory to the Administrative Agent and the Lenders, and the Borrower (or any authorized contractor on behalf of the Borrower) shall have duly obtained or been assigned each Applicable Permit, and each Applicable Permit shall be in full force and effect and in the Borrower’s name (or in the name of any authorized contractor on behalf of the Borrower) and shall not be subject to any pending appeal or further proceeding or to any unsatisfied condition that would allow a material modification or revocation of, the Applicable Permits, as set forth on Part I of Schedule 5.09. The Permits set forth on Part I of Schedule 5.09 shall constitute all Applicable Permits that are, in light of the status of the acquisition, development and construction of the Project as of the Closing Date, required to have been obtained by the Closing Date.
(ii)    Part II of Schedule 5.09 shall list all other Applicable Permits required to develop, construct, test and operate the Project. The Applicable Permits listed in Part II of Schedule 5.09 shall, to Borrower’s knowledge and in light of the status of the development, construction and operation of the Project as of the Closing Date, be obtainable not later than required in the ordinary course without substantial expense or delay.
(h)    Financial Statements. The Administrative Agent shall have received (i) an unaudited pro forma balance sheet of the Borrower dated the Closing Date (giving effect to the Credit Extensions on the Closing Date) and (ii) the most recent quarterly unaudited and annual audited balance sheets of the Sponsor, the Tax Equity Investor and, subject to the Borrower’s use of commercially reasonable efforts to obtain such financial statements to the extent delivery thereof is not required pursuant to the terms of the Material Project Document, each Material Contractor and the Power Purchasers; provided that such financial statements shall be deemed delivered to the extent that they are publicly available.
(i)    Base Case Projections; Project Budget; Project Schedule.
(i)    The Borrower shall have delivered to the Administrative Agent a financial model that is a projection of operating results for the Project, showing, at a minimum, the Borrower’s reasonable good faith estimates, as of the Closing Date, of revenues, operating expenses, projected cash flows and sources and uses of revenues over the projection period (the “Base Case Projections”), which shall be in form and substance satisfactory to the Administrative Agent and the Lenders (in consultation with the Independent Engineer).
(ii)    The Borrower shall have delivered to the Administrative Agent the budget for all Project Costs projected to be incurred (broken down as to separate construction phases and components) (the “Project Budget”), which shall be satisfactory to the Administrative Agent and the Lenders (in consultation with the Independent Engineer).
(iii)    The Borrower shall have delivered to Administrative Agent a detailed project schedule of the Project demonstrating that the occurrence of the Tax Equity Funding Date will occur no later than the SLB Date Certain (the “Project Schedule”), which shall be satisfactory to Administrative Agent and the Lenders (in consultation with the Independent Engineer).
(j)    No Material Adverse Effect. No event, condition or circumstance having a Material Adverse Effect shall have occurred since December 31, 2023 and be continuing.

(k)    Collateral.
(i)    The Administrative Agent shall have received a UCC-11 (or similar)report of a recent date before the Closing Date for each of the jurisdictions in which the UCC-1 financing statements, the fixture filings and the Mortgage are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), the security interests created under such Collateral Documents will be prior to all other financing statements, fixture filings, mortgages, deeds of trust or other security documents in respect of the Collateral (subject only to Permitted Liens).
(ii)    (A) The Administrative Agent shall have received evidence satisfactory to them and the Lenders that all UCC financing statements, fixture filings and mortgages necessary to perfect the Collateral Agent’s security interests in the Collateral will be, promptly upon Closing, duly filed and recorded, as applicable, and (B) each such filing or recordation shall constitute a first priority (subject only to Permitted Liens) perfected Lien on the Collateral that can be perfected by filing.
(iii)    Holdings shall have delivered to Collateral Agent original physical membership certificates or other instruments evidencing 100% of the Equity Interests in the Borrower and accompanied by a duly executed instrument of transfer or assignment in blank, each in form and substance acceptable to the Administrative Agent.
(l)    Real Property.
(i)    The Borrower shall have obtained all material titles, leaseholds, easements, licenses, rights of way, or other material real estate property interests necessary to develop, construct, own and operate the Project as contemplated by the Material Project Documents.
(ii)    The Borrower shall have delivered to the Administrative Agent an irrevocable undertaking by the Title Insurer to issue the Title Policy on the Closing Date upon receipt of the Borrower’s payment of the premium and expenses payable by the Borrower to the Title Insurer in connection with the issuance of the Title Policy.
(iii)    The Administrative Agent shall have received the Survey.
(iv)    The Administrative Agent and each Lender shall have received copies of any required “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination (FEMA Form 81-93) for the parcels which constitute a portion of the Site upon which a structure will be constructed, if Flood Rate Insurance Maps (FIRMS) exist for those parcels. If any building on the Site is located in a special flood hazard area, a notification to the Borrower shall be delivered and (if applicable) such notice shall include notification to the Borrower that flood insurance coverage under the National Flood Insurance Program is not available because the community does not participate in such program. The Administrative Agent and each Lender shall have received documentation evidencing the Borrower’s receipt of the flood notification referred to above. If such flood notice is required to be given and flood insurance is available in the community in which the Site is located, the Administrative Agent and each Lender shall receive a copy of one of the following: the flood insurance policy, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent and each Lender.
(m)    Establishment of Accounts. The Accounts required under the Depositary Agreement to be established at Closing shall have been established.
(n)    PATRIOT Act Compliance. The Borrower shall have delivered to the Administrative Agent (i) all such documentation and information requested by the Lender Parties at least five days prior to the Closing Date that is necessary (including the name and address of the Credit Parties) for the Lender Parties to identify each Credit Party, the owners thereof and any other relevant Person as determined by any Lender Party, in accordance with the requirements of the PATRIOT Act (including the “know your customer” provisions thereof and similar regulations thereunder) and each Lender Party’s financial crime procedures (and other similar checks and procedures), and (ii) a Beneficial Ownership Certification in form and substance reasonably satisfactory to the Administrative Agent.
(o)    Payment of Fees. All amounts required to be paid to or deposited with any Lender Party under the Loan Documents, and all Taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments required as a condition precedent to this Section 4.01 (including in connection with the recording of the Mortgage and the payment of all premiums and other costs associated with the issuance of the Title Policy on the Closing date) shall have been paid in full (or shall be paid promptly upon Closing and documented in the Funds Flow Memorandum).
(p)    Funds Flow Memorandum. The Lender Parties shall have received the Funds Flow Memorandum, in form and substance satisfactory to the Lender Parties.
(q)    Representations and Warranties. Each representation and warranty set forth in Article 5 and the other Loan Documents shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects).
(r)    No Default. No Default or Event of Default shall have occurred and be continuing.
(s)    Change in Tax Law. No Change in Tax Law or Proposed Change in Tax Law shall have occurred that could reasonably be expected to materially reduce or delay the amount to be funded by the Tax Equity Investor under the Tax Equity Documents on the Tax Equity Funding Date.
Subject to Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions Precedent to Each Borrowing. The obligation of the Lenders to make a Bridge Loan on each Borrowing Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Required Lenders):
(a)    Drawdown Frequency. Borrowings shall be made no more frequently than twice per month; provided that the second Borrowing after the initial Borrowing on the Closing Date shall not occur prior to June 2, 2025.
(b)    Borrower Notice; Drawdown Certificates.
(i)    The Borrower shall have delivered to the Administrative Agent a Loan Notice in accordance with Section 2.02.
(ii)    (A) Not later than three Business Days prior to such Borrowing Date, the Borrower shall provide the Administrative Agent all information and certificates necessary from the Borrower in connection with the requested Borrowing to substantiate the certifications of the IE Drawdown Certificate (including but not limited, to all invoices exceeding $50,000, the most recent construction progress reports, and material project updates and change orders), (B) not later than three Business Days prior to such Borrowing Date, the Borrower shall have delivered to the Administrative Agent and the Depositary Bank a Borrower Drawdown Certificate dated such Borrowing Date and signed by a Responsible Officer of the Borrower, and (B) not later than two Business Days prior to such Borrowing Date, the Independent Engineer shall have delivered to the Administrative Agent an IE Drawdown Certificate.
(iii)    With respect to the initial Borrowing under the Bridge Loan Facility, the Borrower shall have delivered to the Administrative Agent and the Independent Engineer evidence of the Sponsor’s equity contribution to, or payment on behalf of, the Borrower for all Project Costs, in excess of $50,000.
(c)    Real Property. The Administrative Agent, the Collateral Agent and, if applicable, the Title Insurer shall have received at least three Business Days prior to such Borrowing Date:
(i)    Subject to the Borrower’s right to contest any liens and to the extent such lien would not be covered by the mechanics’ lien coverage pursuant to the Title Policy, duly executed acknowledgements of payments (for any payments that were to be made using previously released proceeds of Loans) and conditional releases of mechanics’ and materialmen’s liens upon progress payments, substantially in the statutory forms required under California law or otherwise in form and substance reasonably satisfactory to the Administrative Agent, from the Lien Waiver Contractors; provided, however, that if the foregoing lien releases cannot be obtained from the applicable counterparty, then the foregoing condition shall be satisfied if the Borrower delivers to the Administrative Agent a bond, in form and substance reasonably satisfactory to the Administrative Agent, in the amount of all payments owed to any such contractor, subcontractor or other Person as to whom the filing periods for mechanics’ and materialmen’s Liens have not expired or who have filed mechanics’ or materialmen’s Liens (in which case any such bond shall be for 125% of the amount claimed), and covering the Borrower’s liability to such contractors, subcontractors or other Persons; and
(ii)    other than with respect to a Borrowing on the Closing Date, a Form ALTA 33-06 disbursement endorsement (or a commitment satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) to provide such endorsement) to the Title Policy in a form as is reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), which endorsements shall, among other things, (A) insure the continuing priority of the Lien of the Mortgage (subject to Permitted Liens), (B) insure that, since the immediately preceding Borrowing, there has been no change in the condition of title to the Site other than any title matters that would constitute Permitted Liens and (C) provide mechanics’ lien coverage with respect to any amount advanced.
(d)    Available Construction Funds. After taking into consideration the requested Borrowing, Available Construction Funds shall not be less than the aggregate unpaid amount of Project Costs required to cause the Tax Equity Funding Date to occur on or prior to the SLB Date Certain and the Maturity Date Certain in accordance in all material respects with Applicable Law, the Operative Documents, the Plans and Specifications, the Project Schedule and the Project Budget and in all respects with Prudent Industry Practices.
(e)    Applicable Permits. All Applicable Permits required to have been obtained by such Borrowing Date from any Governmental Authority shall have been issued, shall be in full force and effect and shall not be subject to any pending appeals or further proceedings or to any unsatisfied material condition that is required to have been satisfied as of the Borrowing Date pursuant to the terms of such Applicable Permit. With respect to any Applicable Permits not yet required, there shall be no reason to believe that such Applicable Permits will not be obtained by the time required under Applicable Law in the ordinary course without substantial expenses or delay.
(f)    Representations and Warranties. Each representation and warranty set forthin Article 5 and the other Loan Documents shall be true and correct in all material respects (unless such representation or warranty (i) is already qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects or (ii) relates solely to an earlier date, in which case it shall have been true and correct in all material respects (or if clause (i) is applicable, in all respects) as of such earlier date).
(g)    No Default. At the time of and immediately after giving effect to the requested Borrowing, no Default or Event of Default shall have occurred and be continuing or will result from such Borrowing.
(h)    No Material Adverse Effect. No event or circumstance having a Material Adverse Effect shall have occurred and be continuing.

(i)    Change in Tax Law. No Change in Tax Law or Proposed Change in Tax Law shall have occurred that could reasonably be expected to materially reduce or delay the amount to be funded by the Tax Equity Investor under the Tax Equity Documents on the Tax Equity Funding Date; provided that, upon the Borrower delivering to the Administrative Agent updated Base Case Projections, updated solely to reflect the effect of such Change in Tax Law or Proposed Change in Tax Law (which Base Case Projections shall be reasonably acceptable to the Administrative Agent), to the extent the sum of the Bridge Loans outstanding as of such date plus any remaining Bridge Loan Commitments available to be drawn hereunder (after giving effect to any mandatory prepayment pursuant to Section 2.04(c) and/or mandatory termination of the remaining Bridge Loan Commitments pursuant to Section 2.05(b)) is equal to or lower than the maximum amount of Bridge Loans that may be borrowed hereunder determined in accordance with the debt sizing parameters set forth in the updated Base Case Projections (after being updated to reflect the effect of such Change in Tax Law or Proposed Change in Tax Law) such Change in Tax Law or Proposed Change in Tax Law shall be deemed to not have occurred.
(j)    Offtaker Credit Rating. The credit rating of each of Central Coast Community Energy and Silicon Valley Clean Energy Authority is at least BBB+ by S&P or Baa3 by Moody’s unless the Tax Equity Investor shall have waived or reduced such requirement under the Tax Equity Documents.
4.03    Conditions Precedent to Each Project LC Credit Extension. The obligation of a Project LC Issuer to make a Project LC Credit Extension Loan is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Project LC Loan Lenders):
(a)    Representations and Warranties. Each representation and warranty set forth in Article 5 and the other Loan Documents shall be true and correct in all material respects (unless such representation or warranty (i) is already qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects or (ii) relates solely to an earlier date, in which case it shall have been true and correct in all material respects (or if clause (i) is applicable, in all respects) as of such earlier date).
(b)    No Default. At the time of and immediately after giving effect to the requested Project LC Credit Extension, no Default or Event of Default shall have occurred and be continuing or will result from such Borrowing.
(c)    No Material Adverse Effect. No event or circumstance having a Material Adverse Effect shall have occurred and be continuing.
(d)    The Administrative Agent and the applicable Project LC Issuer shall have received a Letter of Credit Application.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(f), (g) and (h) or Section 4.03(a), (b) and (c), as applicable, have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender Parties that, as of the Closing Date, each Borrowing Date and each other date on which the following representations and warranties are required under the Loan Documents to be made:
5.01    Existence, Qualification and Power. Each Loan Party (a) is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, (b) has all requisite power and authority and all requisite Permits to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Operative Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in the case of clause (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Operative Document to which such Loan Party is or is to be a party, have been duly authorized by all necessary limited liability company action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organizational Documents; (b) conflict with or result in any material breach or contravention of, or the creation of (or the requirement to create) any Lien (other than a Permitted Lien) under, or require any material payment to be made under, (i) any material Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any Applicable Law in any material respect.
5.03    Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Operative Document, other than (a) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (b) the filings and authorizations referred to in Section 5.21, (c) consents, authorizations, filings and notices required by securities, regulatory or other Applicable Law in connection with an exercise of remedies and (d) as applicable, the Permits listed in Part II of Schedule 5.09.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and implied covenants of good faith and fair dealing.

5.05    Financial Statements. The financial statements delivered in respect of the Borrower pursuant to Sections 4.01(h) and 6.01 (as applicable) are true, complete and correct and fairly present, in all material respects, the financial condition of the Borrower as of the date of such financial statements. Such financial statements have been prepared in accordance with GAAP as properly applied, subject to normal year-end adjustments and lack of footnotes. The Borrower has no material liabilities, direct or contingent, except as has been disclosed in such financial statements or pursuant to the Loan Documents.
5.06    Litigation. There are no pending or, to the Borrower’s knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any Loan Party or the Project (or any portion thereof, including all or any portion of the Site) or, to the Borrower’s knowledge, any Material Counterparty or any of its properties are a party, are subject or are bound that, in any of the foregoing cases, could reasonably be expected to have a Material Adverse Effect.
5.07    No Default or Material Adverse Effect.
(a)    No Default or Event of Default has occurred and is continuing. No Loan Party is in default of any material term of any Tax Equity Document or Material Project Document to which it is a party, and, to the Borrower’s knowledge, no Material Counterparty is in default of any material term of any Tax Equity Document or Material Project Document to which it is a party.
(b)    As of the Closing Date, no event or circumstance having a Material Adverse Effect has occurred since December 31, 2023 and is continuing. As of each Borrowing Date following the Closing Date no event or circumstance having a Material Adverse Effect has occurred since the Closing Date and is continuing.
5.08    Title to Property.
(a)    The Borrower has (i) good and valid title to all personal property comprising the Project and (ii) a valid and insurable fee, leasehold, right of way, easement, permit, consent or license interest, as applicable, in the properties comprising the Site pursuant to the Real Property Documents, in the case of clauses (a) and (b) above, free and clear of all Liens other than Permitted Liens. No Loan Party has received notice, or is otherwise has knowledge, that any portion of the Project (including the Site or any portion thereof) is subject to any unrecorded lease, lien, charge, encumbrance, binding obligation, easement, right-of-way, covenant, condition, restriction, occupancy agreement, purchase option, right of first refusal, right of first negotiation or any similar item or obligation, except in each case that such noncompliance would not reasonably be expected to have a Material Adverse Effect.
(b)    Except in each case that such noncompliance would not reasonably be expected to have a Material Adverse Effect, each Real Property Document (i) represents the entire agreement between the respective parties thereto with respect to the interests in real property described therein and use and occupancy thereof, and there are no other agreements or modifications, whether oral or written, with respect thereto, other than as disclosed to the Administrative Agent on or prior to the Closing Date or entered into in accordance with this

Agreement; (ii) is valid and in full force and effect; (iii) has not been amended, supplemented, modified or assigned in any way other than as set forth in Schedule 5.08 or in accordance with this Agreement; and (iv) has not been waived, surrendered, cancelled, abandoned or terminated by any other party thereto. No notice has been given to the Borrower or its Affiliates by any of the fee owners of the real property comprising the Site (A) that the Borrower is in material breach of its obligations with respect to such owner or (B) as to any material unrecorded rights of third parties that are not noted on the Survey or Title Policy or that have not been subordinated to the interests created by the Real Property Documents. All material rents, rentals, charges, fees and royalties currently due and payable pursuant to the Real Property Documents have been paid.
(c)    With respect to any portion of the Project as located and described on the Survey, except for each Permitted Encumbrance for which the Title Policy insures against losses or damages sustained by reason of the enforced removal of any Improvements encroaching on or over such Permitted Encumbrance or except in each case that such noncompliance would not reasonably be expected to have a Material Adverse Effect, the Borrower’s current or proposed occupancy and use of the real property described in any Real Property Document does not violate in any material respect the terms or conditions of any Applicable Laws or Permitted Liens affecting the Site in a manner or to an extent which would reasonably be expected to materially interfere with the construction or operation of the Project or have a Material Adverse Effect.
(d)    All utility services, roadway access and power connection services reasonably necessary for the construction or operation of the Project for its intended purposes are available or will be so available under the Material Project Documents as and when reasonably required upon commercially reasonable terms, except where any unavailability or delay in availability of any such services would not reasonably be expected to materially interfere with the construction or operation of the Project or have a Material Adverse Effect.
5.09    Permits.
(a)    No Permits are necessary for the development, construction, testing or operation of the Project under Applicable Law as the Project is currently designed that are or will become Applicable Permits other than the Permits described in Schedule 5.09.
(b)    Each Applicable Permit that is necessary to be obtained as of the Closing Date is listed on Part I of Schedule 5.09, and each other Applicable Permit required to be obtained after the Closing Date is listed on Part II of Schedule 5.09. Each Applicable Permit that is necessary to be obtained as of the date this representation and warranty is made, in light of the status of the development, construction and operation of the Project as of such date, is in the Borrower’s name (or the name of the Project or of any authorized contractor for the Borrower), in full force and effect and is not subject to any pending appeals or further proceedings or to any unsatisfied material condition that would result in material modification or revocation of such Permit, and all applicable fixed appeals periods (excluding generally applicable appeal periods under the federal Administrative Procedures Act or any state analogue thereof and not related to any particular circumstances involving the Borrower or the Project) for any such Applicable Permit have expired; provided, however, that the appeals period with respect to the MBR Authority shall be deemed to have expired upon issuance of an order granting the MBR

Authority if no notices of intervention were submitted in the FERC docket in which such application was filed prior to the issuance of FERC’s order granting MBR Authority, and no motions to intervene were granted in FERC’s order granting MBR Authority. The Borrower has no reason to believe that any Applicable Permit listed on Part II of Schedule 5.09 that has not been obtained will not be obtained in due course on commercially reasonable terms and conditions, without substantial expenses or delay, when required pursuant to Applicable Law.
(c)    The Borrower has not received from any Governmental Agency a notice of violation of any Applicable Permit, and the Borrower has not been and is not currently in material violation of any Applicable Permit.
5.10    Environmental Liability.
(a)    No Loan Party is, nor has in the past been, subject to any claims or proceedings regarding any Environmental Liability, or in violation of (or received any notice that it is in violation of) any Environmental Law, in either case, that could result in a material liability to such Loan Party or could otherwise result in a Material Adverse Effect.
(b)    Neither Loan Party, nor, to the knowledge of the Borrower, any third party has discharged, generated, manufactured, produced, stored, or disposed of in, on, under, or about the Site, any Improvement or other Mortgaged Property, or transported thereto or therefrom, any Hazardous Materials that could reasonably be expected to subject the Lender Parties or the Loan Parties to material Environmental Liability. Other than as disclosed in the Environmental Report, there are no underground tanks, whether operative or temporarily or permanently closed, located on any portion of the Site. To the knowledge of the Borrower, there is no condition, circumstance, action, activity or event related the Site or Project that would be reasonably likely to result in a material violation of any Environmental Law by a Loan Party or any material Environmental Liability of the Lender Parties or the Loan Parties.
(c)    The Borrower has not received any written notice of a proceeding, investigation or inquiry by any Governmental Authority (including the U.S. Environmental Protection Agency) or any other Person with respect to the presence or Release of Hazardous Materials in, on, from or to the Site, any Improvement or other Mortgaged Property.
(d)    There are no land use restrictions, institutional controls, engineering controls or other restrictions on the Project imposed pursuant to any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.
5.11    Contractual Obligations; Sufficiency.
(a)    All material Contractual Obligations of the Loan Parties in effect on the Closing Date are listed on Schedule 5.11. True, correct and complete copies of all Material Project Documents and Tax Equity Documents (including all amendments, supplements and other modifications thereto) have been delivered to the Administrative Agent by the Borrower. Except as has been previously disclosed in writing to the Administrative Agent, none of the Material Project Documents or Tax Equity Documents has been amended, supplemented or otherwise modified, and each Material Project Document and Tax Equity Document is in full force and effect.
(b)    Other than those that can be reasonably expected to be commercially available when and as required without substantial difficulty, expenses or delay, the services to be performed, the materials to be supplied and the real property interests and other rights granted pursuant to the Project Documents are sufficient to enable the Project to be located, constructed, operated and maintained on, and provide adequate ingress and egress to, the Site in accordance in all material respects with Applicable Law, the Operative Documents, the Plans and Specifications, the Project Schedule and the Project Budget and in all respects with Prudent Industry Practices.
5.12    Insurance. Insurance complying with the Insurance Requirements is in full force and effect, and all premiums then due thereon have been paid in full.
5.13    Taxes.
(a)    Each Loan Party has timely filed all federal, state and other material tax returns and reports required to be filed, and have timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No formal claim in writing has been made by a taxing authority that a Loan Party is or may be subject to taxation by a jurisdiction where such Loan Party does not file tax returns. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Equity Interests or the assets of any Loan Party other than a Permitted Lien. There are no audits, formal claims, assessments, levies, administrative proceedings, or lawsuits with respect to Taxes or tax returns pending, or threatened in writing against any Loan Party or as to the material assets of any Loan Party that could reasonably be expected to have a Material Adverse Effect. There are no agreements or consents currently in effect for the extension or waiver of the time (i) to file any tax return (other than extensions validly obtained in the ordinary course of business) or (ii) for assessment or collection of any Taxes relating to any Loan Party for any period prior to the Closing Date, and no Loan Party has been requested to enter into any such agreement or consent.
(b)    No Loan Party is a party to any tax sharing or allocation agreement, tax indemnity agreement, or similar agreement or arrangement regarding Taxes, other than contracts or arrangements with third parties entered into in the ordinary course of business, in each case, the subject matter of which is not primarily related to Taxes. No Loan Party has any material liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.
(c)    The Borrower is disregarded as separate from its owner, and such owner is a U.S. Person, for United States federal income tax purposes.
(d)    Each statement set forth in the Start of Construction Certificate is true, correct and complete in all respects.

(e)    The Project is not comprised of any property that (A) is imported property of the kind described in Section 168(g)(6) of the Code, (B) has been used by any Person prior to being Placed in Service as part of the Project, (C) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (D) is property not eligible for an ITC as a result of the application of Section 50(b) or Section 50(d) of the Code or (E) is “public utility property” within the meaning of Section 168(i)(10) of the Code. The Project is located entirely in the United States.
(f)    The Project began construction for federal income tax purposes prior to January 29, 2023 pursuant to Section 48 of the Code, IRS Notice 2018-59 and IRS Notice 2022- 61.
(g)    Any lease of the Project will be treated as a “true lease” for federal income tax purposes. No lease of the Project will be subject to the application of section 467(b)(2) of the Code or otherwise considered a “disqualified leaseback or longer term agreement” within the meaning of Section 467(b)(4) of the Code.
(h)    The Project is located within an “energy community” within the meaning of Section 48(a)(14) of the Code and the Project will be Placed in Service within an “energy community” pursuant to Section 48(a)(14) of the Code and will qualify for an increased energy percentage of 10 percentage points pursuant to Section 48(a)(14)(B)(ii) of the Code.
(i)    The Project will satisfy the “domestic content” requirements pursuant to Section 48(a)(12) of the Code when the Project is Placed in Service and qualify for an increased energy percentage of 10 percentage points pursuant to Section 48(a)(12)(C)(ii) of the Code.
(j)    The Project will be Placed in Service by December 31, 2025.
5.14    ERISA Compliance.
(a)    No Loan Party has, or has ever had, any employees, or maintained, sponsored, administered, participated in, or had any liabilities in respect of any employee benefit plan.
(b)    Each Plan, if any, complies in all material respects with the applicable provisions of ERISA, the Code and other federal and state laws. Each Pension Plan, if any, that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code, and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(c)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(d)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(e)    As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.
(f)    The Borrower is not a Benefit Plan, nor do any assets of the Borrower constitute “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans or “plan assets” of any governmental, non-U.S., or church plan that is subject to laws or regulations similar to Section 406 of ERISA or Section 4975 of the Code.
5.15    No Subsidiaries or Joint Ventures. The Borrower has no Subsidiaries and is not a general partner or a limited partner in any general or limited partnership, a joint venturer in any joint venture or a member in any limited liability company.
5.16    Energy Regulatory.
(a)    Neither Holdings nor Sponsor is a “public utility,” as that term is defined in Section 201(e) of the FPA, or a “public-utility company” under PUHCA. On the Closing Date until the date of the Borrower’s first production, delivery or sale of electricity, including test energy, from the Project, Holdings is not a “holding company” under PUHCA. As of the date of the Borrower’s first production, delivery or sale of electricity, including test energy, from the Project, Holdings either is not a “holding company,” under PUHCA, or is a holding company solely with respect to EWGs and, as provided at 18 C.F.R. § 366.3(a), is exempt from federal “books and records” regulation under PUHCA. Sponsor is a holding company solely with respect to EWGs and, as provided at 18 C.F.R. § 366.3(a), is exempt from federal “books and records” regulation under PUHCA.
(b)    On the Closing Date until the earlier of (i) the date of FERC’s order granting the Borrower MBR Authority and (ii) the effective date of the Borrower’s MBR

Authority, the Borrower is not a “public utility,” as that term is defined in Section 201(e) of the FPA. From and after the earlier of (i) the date of FERC’s order granting the Borrower MBR Authority and (ii) the effective date of the Borrower’s MBR Authority, the Borrower is a “public utility,” as that term is defined in Section 201(e) of the FPA. From and after the date that Borrower first sells energy, it will be an “electric utility,” as that term is defined in 16 U.S.C. § 796(23). From and after the date that the Borrower’s generator interconnection facilities are energized, the Borrower will be a “transmitting utility,” as that term is defined in 16 U.S.C. § 796(22). As of the date of the Borrower’s first production, delivery or sale of electricity, including test energy, from the Project, the Borrower has MBR Authority, which is in full force and effect.
(c)    On the Closing Date until the date of its first production, delivery or sale of electricity including test energy, from the Project, the Borrower is not an “electric utility company,” or a “public-utility company,” under PUHCA. As of the date of Borrower’s first production, delivery or sale of electricity, including test energy, from the Project, the Borrower is an “electric utility company” and a “public utility company,” as such terms are defined in PUHCA, and an EWG under PUHCA, and as provided at 18 C.F.R. § 366.7(e), is exempt from federal “books and records” regulation under PUHCA. The Borrower is not a “holding company” under PUHCA.
(d)    None of Sponsor, Holdings or the Borrower is subject to regulation by the CPUC as a “public utility,” or similar term, under California public utility laws and regulations.
(e)    The Borrower is in material compliance with the applicable requirements and rules of any “state commission” as defined in 18 C.F.R. § 1.101(k), including the CPUC, and FERC, including all requirements applicable to the Borrower under Parts II and III of the FPA. To the Borrower’s knowledge, no Loan Party is subject to any pending or threatened investigation, document hold notice, inquiry or similar proceeding by any Governmental Authority.
(f)    Except for those already obtained or made, as identified on Schedule 5.16, and those that may be required for exercise of remedies under the Loan Documents, no prior authorization, approval, registration, notice to, or filing with (i) FERC under the FPA, including Section 203 or Section 204 thereof, (ii) the CPUC or any other “state commission” as defined in 18 C.F.R. § 1.101(k), or (iii) the CEC is required for the execution and delivery of the Loan Documents, the consummation of transactions contemplated by the Loan Documents, or the performance of obligations under the Loan Documents.
(g)    Except as may result from the exercise of remedies under the Loan Documents, none of the Lender Parties, or any “affiliate” (as that term is defined in Section 1262(1) of PUHCA) of any of them, will, solely as a result of the execution and delivery of, the consummation of the transactions contemplated by, or the performance of obligations under the Loan Documents, the ownership or operation of the Project, the sale of electric capacity, energy or ancillary services therefrom by the Borrower or the entering into any Project Document in respect of the Project, be or become subject to regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities.
5.17    Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.
5.18    Investment Company Act. None of the Borrower or any Person Controlling the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.19    Disclosure.
(a)    No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any other Lender Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by subsequent information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information (including the Project Budget, the Project Schedule and the Base Case Projections), the Borrower makes only the representations set forth in Section 5.19(b).
(b)    The Borrower has prepared, or caused to be prepared, the Project Budget, the Project Schedule and the Base Case Projections and is responsible for developing the assumptions on which the Project Budget, the Project Schedule and the Base Case Projections are based. The Project Budget, the Project Schedule and the Base Case Projections are, (i) to the Borrower’s knowledge based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein and set forth, in all material respects, an accurate representation of the expected financial performance of the Project; (ii) consistent in all material respects with the provisions of the Operative Documents; and (iii) indicate that the estimated Project Costs will not exceed funds available to pay Project Costs, it being understood and agreed that the Project Budget, the Project Schedule and the Base Case Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and that actual results may differ therefrom. As of the Closing Date, there are no material Project Costs that are not included in the Project Budget.
(c)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
5.20    Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Applicable Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.21    Collateral.
(a)    The Liens granted to the Collateral Agent pursuant to the Collateral Documents in all personal property comprising the Collateral (i) constitute and, with respect to subsequently acquired personal property comprising the Collateral, will constitute, a perfected Lien after the proper filing of each applicable UCC financing statement upon Closing (to the extent that security interest in such Collateral can be perfected by filing a UCC financing statement), and (ii) are and, with respect to subsequently acquired personal property comprising the Collateral, will be, superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens that are afforded priority under Applicable Law. The Liens granted to the Collateral Agent pursuant to the Mortgage in the Mortgaged Property, upon recording of the Mortgage in the appropriate filing office promptly upon Closing, will create a valid Lien of record in favor of the Collateral Agent (for the benefit of the Lender Parties) in the Mortgaged Property.
(b)    All action as is reasonably necessary to establish and perfect the Collateral Agent’s first priority (subject to Permitted Liens that are afforded priority under Applicable Law) Lien on the Collateral, including any recording, filing, registration, giving of notice or other similar action and all actions required to establish the Collateral Agent’s “control” (within the meaning under the UCC) with respect to appropriate portions of the Collateral, have been taken or will be taken promptly upon Closing.
5.22    No Flood Zones. None of the Collateral is comprised of any building or mobile home that is or will be located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, unless (a) disclosed on the Survey, and (b) flood insurance, if required, has been obtained in accordance with Sections 4.01(l) and 6.10(c).
5.23    No Event of Loss or Force Majeure. The Project is not currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other Event of Loss or force majeure event (whether or not covered by insurance) that, in any case, could reasonably be expected to have a Material Adverse Effect.
5.24    Intellectual Property. The Borrower owns or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are necessary for the development, construction and operation of the Project. The Borrower has not received notice of (a) any material infringement by any product, process, method, substance, part or other material presently contemplated to be used by the Borrower in connection with the Project of any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person or (b) any pending or threatened claim or litigation against or affecting the Borrower contesting its right to sell or use any product, process, method, substance, part or other material presently contemplated to be used by the Borrower in connection with the Project.

5.25    Solvency. As of the Closing Date, immediately after giving effect to the transactions to occur on the Closing Date, and, as of each date a Credit Extension is made after the Closing Date, immediately following the occurrence of the applicable Credit Extension, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower, (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of the Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
5.26    Sanctions. No Credit Party or any of their respective Subsidiaries, directors, officers, or employees, or to the knowledge of the Borrower, any of their respective agents, Affiliates or representatives thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar Sanctions-related list or (c) located, organized or resident in a Designated Jurisdiction (each such individual or entity, a “Sanctioned Person”). The Credit Parties, and their respective Subsidiaries, directors, and officers, and to the knowledge of the Borrower, their respective employees, agents, Affiliates, and representatives thereof have conducted their businesses in compliance in all respects with all applicable Sanctions and the Credit Parties and their respective Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with such Sanctions. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Credit Party or any of their respective Subsidiaries with respect to Sanctions is pending or, to the best knowledge of the Credit Parties or their respective Subsidiaries, threatened.
5.27    Anti-Corruption Laws and Anti-Money Laundering Laws. The Credit Parties have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. Each Credit Party is, and has been in the last five (5) years, in compliance with all applicable Anti-Money Laundering Laws. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Credit Party or any of their respective Subsidiaries with respect to any Anti-Money Laundering Laws or anti-corruption laws is pending or, to the best knowledge of the Credit Parties or their respective Subsidiaries, threatened.
5.28    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
5.29    Covered Entities. No Loan Party is a Covered Entity.

5.30    Categorization of Project Under Equator Principles. The Project is properly categorized as a “lower risk Category B Project” within the meaning of the Applicable Equator Principles.
ARTICLE VI
AFFIRMATIVE COVENANTS
Until the Discharge Date, the Borrower shall:
6.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2025), a balance sheet of the Borrower as at the end of such fiscal year, and the related statement of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)    as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2025), a balance sheet of the Borrower as at the end of such fiscal quarter, the related statement of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related statement of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail;
(c)    as soon as available but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the applicable Person (in the case of quarterly financial statements) or 120 days after the end of each fiscal year of the applicable Person (in the case of annual financial statements), copies of quarterly unaudited and annual audited financial statements of the Sponsor and the Tax Equity Investor; and
(d)    if available after the Borrower’s use of commercially reasonable efforts to obtain the same to the extent such financial statements are not required to be delivered under the applicable Material Project Document, the Material Contractors and the Power Purchasers; provided that, if such Person is a public company and is required or permitted to file reports under the Securities Exchange Act of 1934, the availability of such report on Form 10-Q or 10-K, as applicable, or the availability of such report on such Person’s website shall satisfy the requirements herein.

Each time the financial statements of the Borrower are delivered under Sections 6.01(a), 6.01(b) and, with respect to Sponsor, 6.01(c), a certificate signed by a Responsible Officer of the Borrower shall be delivered along with such financial statements, certifying that (i) with respect to the delivery of financials under Section 6.01(b) only, such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that such review has not, to the knowledge of such Responsible Officer, disclosed the existence of any event or condition that constitutes an Event of Default or a Default or, if any Event of Default or Default then exists, the nature thereof and the corrective actions that the Borrower has taken or proposes to take with respect thereto.
6.02    Notices; Other Information.
(a)    Promptly upon acquiring notice or giving notice, as the case may be, or otherwise obtaining knowledge thereof, and in any event within ten (10) Business Days of any of the foregoing, as applicable, give written notice to the Administrative Agent of the following:
(i)    any Default or Event of Default;
(ii)    any litigation, claim or dispute pending or threatened against the Borrower or its Affiliates relating to the Project and involving (A) claims against the Borrower or Holdings exceeding $150,000 individually or $500,000 in aggregate in any calendar year, (B) while the Equity Contribution Agreement is in effect, claims against the Sponsor exceeding $50,000,000 in any calendar year, (C) injunctive or declaratory relief, (D) revocation, modification or suspension of any Applicable Permit or imposition of additional conditions with respect thereto that could reasonably be expected to have a Material Adverse Effect or (E) any Liens for Taxes due but not paid;
(iii)    (A) any Event of Loss exceeding $150,000 individually or $500,000 in aggregate in any calendar year or (B) initiation of any condemnation proceedings involving the Project or any material portion thereof;
(iv)    any cancellation, or material change in the terms, coverages or amounts, of any insurance described in the Insurance Requirements;
(v)    any intentional withholding of compensation to any Material Contractor under a Construction Contract in an amount greater than $100,000;
(vi)    (A) the execution of any Additional Project Document or (B) any amendment, restatement, supplement or other modification to or of any Material Project Document (including all material change orders and any amendment or modification that would reasonably be expected to affect the Project’s ability to claim the Domestic Content Bonus) or Tax Equity Document, together with copies of such Additional Project Document or such amendment, restatement, supplement or other modification;

(vii)    any default, termination, event of force majeure that persists for more than five consecutive days or other material event related to a material milestone under or in connection with any Material Project Document or Tax Equity Document (including the scheduling of any completion or commissioning tests), together with a copy of any written notice, certificate or other document delivered or received by the Borrower or any of its Affiliates in connection therewith;
(viii)    the issuance of any Applicable Permit after the Closing Date, together with a copy of such Applicable Permit;
(ix)    any initiation or written threat by FERC, NERC, CAISO, WECC, CPUC, CEC or other Governmental Authority of the commencement of proceedings against the Borrower or the Project (1) challenging (a) the Borrower’s EWG status or (b) the Borrower’s MBR Authority or (2) that could materially affect the Project or impose material incremental expenses on the Borrower or the Project, in any case, together with a copy of any written notice or other documents, including communications, received by the Borrower or any of its Affiliates in connection therewith (it being acknowledged that routine filings with, submissions to, and orders of FERC relating to ordinary course compliance with FERC’s order granting the MBR Authority and FERC’s regulations applicable to market-based rate sellers are not material communications for purposes of this provision);
(x)    (A) any fact, circumstance, condition or occurrence at, on, or arising from, the Site, any Improvement, or other Mortgaged Property that results in material noncompliance with any Environmental Laws or any Release of Hazardous Materials on or from the Site, any Improvement or other Mortgaged Property that has resulted or could reasonably be expected to result in liability of a Lender Party or have a Material Adverse Effect, and (B) any pending or threatened Environmental Liability against a Loan Party or its Affiliates or a Material Contractor arising in connection with their respective occupying or conducting operations on or at, or otherwise with respect to, the Project, the Site, any Improvement or other Mortgaged Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(xi)    any Person becoming a member of a Loan Party or the occurrence of any other change in or transfer of ownership interests in a Loan Party by the Sponsor or any Subsidiary of the Sponsor, including identifying such member and such member’s interest in the applicable Loan Party or describing, in reasonable detail, such other change or transfer;
(xii)    the occurrence or existence of an event, circumstance or condition that results in the Tax Equity Funding Date not reasonably being expected to occur on or prior to the earlier of the SLB Date Certain and the Maturity Date Certain, together with a written explanation of the delay, what measures are being taken with respect thereto and the anticipated Tax Equity Funding Date;
(xiii)    the occurrence of an ERISA Event, including reasonable detail as to the facts that constitute such ERISA Event;

(xiv)    the Borrower becomes a Benefit Plan or its assets otherwise constitute “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans or “plan assets” of any governmental, non-U.S., or church plan that is subject to laws or regulations similar to Section 406 of ERISA or Section 4975 of the Code;
(xv)    the occurrence or existence of an event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect; and
(xvi)    any change that would result in a change to the information contained in the most recent Beneficial Ownership Certification provided to any Lender Party.
(b)    Promptly upon request by the Administrative Agent or another Lender Party, deliver to the Administrative Agent or such Lender Party the following:
(i)    information and documentation reasonably requested by the Administrative Agent or such Lender Party for purposes of compliance with applicable “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation; and
(ii)    such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or compliance with the terms of the Loan Documents, as the Administrative Agent or any other Lender Party may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the applicable Person’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, in addition to posting such documents the Borrower shall notify the Administrative Agent and each Lender (by email) of the posting thereof and, in such email notification to the Administrative Agent, attach the same.
The Borrower hereby acknowledges that (A) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03    Construction.
(a)    Deliver to the Administrative Agent, within 30 days after the end of each month, a report of the Borrower, substantially in the form of Exhibit G, describing in reasonable detail the progress of the construction of the Project since the immediately prior report hereunder (incorporating, as appropriate, relevant information from any reports of the Material Contractors received by the Borrower during such period) and a copy of each construction progress report delivered by the Material Contractors to the Borrower.
(b)    (i) Take all actions necessary for the development, construction, equipping and completion of the Project and the occurrence of the commercial operation date substantially in accordance in all respects with (A) Applicable Law, the Operative Documents, the Plans and Specifications, the Project Schedule and the Project Budget, in each case, except where any such failure could not reasonably be expected to have a Material Adverse Effect, and (B) Prudent Industry Practices and (ii) diligently pursue and enforce all of its material rights and remedies under the Material Project Documents and Tax Equity Documents.
6.04    Taxes and Other Obligations.
(a)    Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except those being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower, and (b) all lawful claims that, if unpaid, would by law become a Lien (other than Permitted Liens) upon its property.
(b)    Any lease of the Project will be treated as a “true lease” for federal income tax purposes. No lease of the Project will be subject to the application of section 467(b)(2) of the Code or otherwise considered a “disqualified leaseback or longer term agreement” within the meaning of Section 467(b)(4) of the Code.
(c)    The sale-leaseback transaction, Tax Equity Funding Date, and the transfer of the Project pursuant to the Master Lease Agreement and the Tax Equity Participation Agreement will occur prior to the date that is 90 days from the date the Project being Placed in Service.

6.05    Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the State of Delaware; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business (including enforcing all rights in connection with the occurrence of any Event of Loss), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Operation and Maintenance.
(a)    Maintain, preserve and protect (i) all of its material properties, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary), necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted in accordance in all material respects with Applicable Law, the Operative Documents, the Plans and Specifications, the Project Schedule and the Project Budget and in all respects with Prudent Industry Practices, and (ii) good and valid title (whether fee, leasehold or easement interest) to the Project, including the Site, and all of its other assets and properties that are, individually or in the aggregate, material to the construction, operation, maintenance or use of the Project, and in each case, other than properties and assets Disposed of in accordance with Section 7.04.
(b)    (i) Not later than the Mechanical Completion Date, enter into an energy management agreement with ZGlobal, Inc. or its Affiliate, (ii) not later than the Mechanical Completion Date, enter into the AMA, and (iii) not later than 45 days after the Closing Date, enter into the LTSA, each of the foregoing of which shall be in form and substance reasonably acceptable to the Required Lenders.
6.07    Insurance. Without cost to the Lender Parties, maintain in effect at all times the types of insurance required pursuant to the Insurance Requirements, in the amount and on the terms and conditions specified therein, with insurance companies rated “A-” or better, with a minimum size rating of “X” by Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best’s Insurance Guide and Key Ratings shall no longer be published).
6.08    Compliance with Laws. Comply with the requirements of all Applicable Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to the Project, except in such instances in which (a) such Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Applicable Permits; Energy Regulatory Status.
(a)    Permits. Obtain (at or before the time the relevant Permit becomes an Applicable Permit), maintain in full force and effect (or where appropriate, promptly renew in a timely manner) and comply in all respects with all Applicable Permits, except, in each case, where that failure to obtain, maintain, renew, or comply therewith could not reasonably expected to have a Material Adverse Effect.
(b)    Energy Regulatory Status. (i) Prior to Project energization, obtain MBR Authority for the Borrower, which MBR Authority shall not be subject to “mitigation” under 18 C.F.R. § 35.38 and once obtained, maintain the Borrower’s MBR Authority; (iii) prior to Project energization, file with FERC a Notice of Self-Certification of the Borrower’s EWG status and once obtained, maintain the Borrower’s EWG status, (iv) materially comply with all regulations and requirements relating to or arising out of the Borrower’s MBR Authority, the Borrower’s status as an EWG, and all other applicable requirements of (A) the FPA and PUHCA, (B) NERC, (C) any applicable “state commission” as defined in 18 C.F.R. § 1.101(k), including the CPUC, and (D) the CEC.
(c)    FERC 203. In connection with the transactions contemplated by the Tax Equity Participation Agreement, the Borrower shall, or shall cause, an application for FERC authorization pursuant to Section 203(a)(1) of the FPA approving such transaction to be filed no later than 30 days (or such longer period of time as the Administrative Agent may reasonably agree to) after the Closing Date.
6.10    Collateral Matters.
(a)    From time to time, as reasonably requested by the Administrative Agent, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, fixture filing, certificate of title or estoppel certificate) to perfect the Lien granted to the Collateral Agent (for the benefit of the Lender Parties) on the Collateral, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all Applicable Laws the rights, Liens and priorities of the Lender Parties with respect to all Collateral and other security from time to time furnished under this Agreement and the other Loan Documents or intended to be so furnished, in each case, in such form and at such times as shall be reasonably satisfactory to the Administrative Agent, and pay all reasonable third party and out-of- pocket fees and expenses (including attorneys’ fees) incident to compliance with this Section 6.10.
(b)    With respect to (i) (A) any Additional Project Document entered into in replacement of a Material Project Document in effect as of the Closing Date or (B) the AMA and LTSA, cause, and (ii) any other Additional Project Document, use commercially reasonable efforts to cause, the Material Counterparty party thereto to execute and deliver to the Administrative Agent, concurrently with the execution of such Additional Project Document, AMA or LTSA, as applicable, to the extent reasonably requested by the Administrative Agent, a consent to collateral assignment in substantially the form of Exhibit C or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
(c)    If the Borrower shall at any time acquire any real property in fee or any leasehold, easement or other interest in real property, in each case, not covered by the Mortgage (x) that has a fair market value in excess of $250,000, (y) upon which any Improvement is or will be constructed or (z) that is otherwise material to the Project, (i) execute, deliver and record a supplement to the Mortgage, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such real property or leasehold, easement or other interests to the Lien and security interest created by the Mortgage; (ii) cause the Title Insurer to provide the Lenders with a new loan policy of title insurance insuring the Mortgage as supplemented or amended (containing the same standards as the Title Policy); (iii) if any are required, cause the delivery of flood insurance deliverables described in Section 4.01(l)(iv) with respect to such real property; (iv) deliver a “Phase I” environmental site assessment with respect to such real property (or a bringdown to the Environmental Report addressing the same) confirming that no recognized environmental condition has been identified that remains unaddressed as of the date such real property has been acquired; and (v) execute, deliver and otherwise provide such other documents, instruments, agreements, opinions and certificates with respect to such real property, leasehold, easement or other interest in real property that the Administrative Agent shall reasonably request.
6.11    Books and Records; Inspection Rights.
(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower.
(b)    Permit representatives and independent contractors of the Administrative Agent and each other Lender Party to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that, except while an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders (and their respective representatives and independent contractors) shall be limited to one visit per calendar year.
6.12    Use of Proceeds. (i) In the case of Bridge Loans, apply the proceeds of the Bridge Loans solely to pay Project Costs in accordance with the Depositary Agreement (including, in an amount up to $1,000,000 per Borrowing, for Project Costs expected to be incurred in the 30 days following such Borrowing in accordance with the Project Budget and Project Schedule), (ii) in the case of Project LC Loans, apply the proceeds solely for reimbursement of draws on Project Letters of Credit and (iii) in the case of Project Letters of Credit, use such Project Letters of Credit solely to support the Contractual Obligations of the Loan Parties under the PPAs and the Interconnection Agreement.
6.13    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. (a) Conduct its businesses in compliance (i) with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation and applicable Anti-Money Laundering Laws, and (ii) in all respects with all applicable Sanctions and (b) maintain policies and procedures as may be required to promote and achieve compliance with such laws and Sanctions.

6.14    Applicable Equator Principles. Comply, and cause each Loan Party (as applicable) to comply in all material respects with the Applicable Equator Principles. If the report of the Independent Engineer delivered pursuant to Section 4.01(f)(ii) does not demonstrate compliance with the Applicable Equator Principles to the reasonable satisfaction of the Lenders (which will be confirmed by the Lenders in either case on or prior to the Closing Date), the Borrower shall (a) prepare and provide a Project ESMP and Project EPAP, in each case, to the extent applicable to a bridge loan for the Project; and (b) provide periodic reports in a format agreed with the EPFIs (with a reporting frequency proportionate to the severity of impacts, or as required by Applicable Law, but not less frequently than annually), prepared by in-house staff or third party experts, that (i)    document compliance of the Project with the Applicable Equator Principles, the Project ESMP and the Project EPAP, in each case, to the extent applicable to the Project, and (ii) represent that the Project is in compliance with relevant local, state and host country and other Environmental Laws and Permits except, in the case of this clause (ii), where that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Borrower shall decommission the Project, to the extent applicable to the Project and appropriate, in accordance with an agreed decommissioning plan.
6.15    Satisfaction of Tax Equity Funding Conditions. Prior to or concurrently with the occurrence of the Placed-in-Service Date, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the Borrower has no reason to believe that any of the conditions precedent to the Tax Equity Funding Date set forth in Section 3.2 of the Tax Equity Participation Agreement are not reasonably likely to be satisfied (or have been waived) on or prior to the Maturity Date Certain.
6.16    Base Case Projections. Concurrently with the delivery thereof to the Tax Equity Investor, deliver to the Administrative Agent a copy of the final pro forma base case model required to be delivered to the Tax Equity Investor pursuant to Section 3.2(ll) of the Tax Equity Participation Agreement.
6.17    Separateness. (a) Conduct its business solely in its own name through its duly authorized directors, officers or agents so as not to mislead others as to the identity of the company with which those others are concerned, and particularly will avoid the appearance of conducting business on behalf of any other entity or that its assets or the assets of any other entity are available to pay the creditors of such other entity and (b) comply in all material respects with all organizational formalities to maintain its separate existence.
6.18    Regulation W. Respond promptly to any reasonable requests for information related to its use of Loan proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).

ARTICLE VII
NEGATIVE COVENANTS
Until the Discharge Date, the Borrower shall not, without the prior written consent of the Required Lenders, or, if so specified, Administrative Agent, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.
7.02    Investments. Make any Investments other than (a) Investments in Permitted Investments in accordance with the Depositary Agreement, (b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (c) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors arising in the ordinary course of business in order to prevent or limit loss, and (d) to the extent constituting Investments, Contractual Obligations of the Borrower that are permitted under the Loan Documents (including pursuant to Section 7.03(b)).
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital assets within the limitations set forth in clause (d) of the definition of “Permitted Liens” in an aggregate amount at any one time outstanding not exceeding $500,000;
(c)    to the extent constituting Indebtedness, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, so long as such Indebtedness is extinguished within 10 Business Days of its incurrence;
(d)    to the extent constituting Indebtedness, obligations of the Borrower under the Material Project Documents and other Project Documents that are permitted under the Loan Documents;
(e)    to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for borrowed money; provided that the terms of any of the foregoing shall be consistent with past practice of the Borrower and in no event shall any of the foregoing be secured by all or any part of the Collateral;
(f)    Indebtedness in the nature of customary and commercially reasonable contingent obligations and purchase price or similar adjustments incurred under any agreement to Dispose of property that is permitted under Section 7.05 and not in connection with Indebtedness for borrowed money; and
(g)    Swap Contracts pursuant to Section 7.13.
7.04    Fundamental Changes. (a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division) or (b) create, or become a member or partner in, any Subsidiary, limited liability company or general or limited partnership.
7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition other than (a) Dispositions of obsolete, worn out, or replaced property not used or useful in the ordinary course of business, (b) sales of electrical energy, capacity, and ancillary services generated by the Project and all environmental attributes (including renewable energy certificates) associated therewith, (c) the liquidation, sale or use of cash and Permitted Investments in accordance with the Depositary Agreement, (d) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, (e) easements, licenses, leases, subleases or other grants or Dispositions of real property (or rights or interests related to such real property) in the ordinary course of business in each case that do not interfere (i) with the conduct by any Loan Party of its business or (ii) with the development, construction, operation or use of the Project, (f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, (g) Dispositions expressly contemplated by, or for purposes of complying with requirements of, any Applicable Permit (such as transfers of excess real property rights to comply with Project-related mitigation requirements) or any Real Property Document or to obtain utility related service to the Site (or any part hereof), (h) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), or transfers of property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement (provided that any proceeds of such events shall be applied in accordance with the Depositary Agreement); (i) spare parts not needed for the Project that are sold to an Affiliate of the Borrower for not less than the original purchase price and (j) other Dispositions of assets the value of which does not exceed $1,000,000 in the aggregate over the term of this Agreement.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, other than the Sponsor Reimbursement Distribution on the initial Borrowing Date and, subject to there not having occurred and be continuing any Default or Event of Default, any amounts paid in reimbursement of Drawstop Equity Contributions.

7.07    Nature of Business. Engage in any material line of business substantially different from the development, construction, operation, maintenance and financing of the Project and activities substantially related or incidental thereto.
7.08    Transactions with Affiliates. Except as set forth on Schedule 7.08 hereto, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided, however, that, except as set forth on Schedule 7.08, any transaction (or series of related transactions) between the Borrower and an Affiliate of the Borrower that has an aggregate value in excess of $1,000,000 shall require the prior written consent of the Administrative Agent.
7.09    Contractual Obligations; Project Budget and Project Schedule.
(a)    Cause, consent to or permit any termination, amendment, modification, assignment, delegation, variance or waiver of timely compliance with any terms or conditions, or suspension of any work or services, or permit any of its Affiliates to undertake any of the same, of or under any Material Project Document or any Tax Equity Document, other than (i) amendments, modifications, variances or waivers to cure any defective provisions contained therein or to permit other minor deviations from the terms thereof if, in each case, such amendment, modification, variance or waiver is in the best interest of the Borrower or its relevant Affiliate, as applicable, and, if applicable, the cost to the Borrower thereunder is consistent with the Project Budget and permissible under the other Material Project Documents and Tax Equity Documents, and (ii) any change order that is permitted under Section 7.09(b).
(b)    Enter into, direct or consent to any change order under any Construction Contract other than any change order that:
(i)    would not (A) by itself increase the Project Costs by more than $1,000,000 or (B) together with all previous change orders under any Construction Contract, increase the Project Costs by more than $1,413,910.87 in the aggregate (after accounting for change orders that reduced total Project Costs), provided that, any change orders related to the purchase of spare parts will not be included in the calculation of such aggregate amount to the extent the cost of such change order is funded by cash equity contributions made to the Borrower;
(ii)    would not suspend performance of any Material Contractor’s performance under the applicable Material Project Document for a period of time that could reasonably be expected to have a Material Adverse Effect;
(iii)    would not permit or result in any adverse modification of, or impair the enforceability of, any material warranty under any Construction Contract;
(iv)    could not reasonably be expected to (A) present a significant risk of (1) the revocation or modification of any Applicable Permit or (2) result in the Borrower’s non-compliance with Applicable Laws where such non-compliance could reasonably be expected to have a Material Adverse Effect or (y) jeopardize the Borrower’s EWG status or the effectiveness of the Borrower’s MBR Authority;
(v)    could not reasonably be expected to materially impair the ability of the Borrower to perform in a manner consistent with the Base Case Projections (as confirmed by the Independent Engineer);
(vi)    would not breach the terms of any Material Project Document or Tax Equity Document; and
(vii)    would not change the location of manufacturing of equipment or parts supplied under the Construction Contracts in a manner that would reasonably be expected to affect the ability of the Project to qualify for the Domestic Content Bonus.
(c)    Declare, or accept any Material Contractor’s certification of, the achievement of “Substantial Completion” or “Commercial Operation” (or any comparable milestone) under any Construction Contract or the PPAs without the prior written consent of the Administrative Agent (in consultation with the Independent Engineer), such consent not to be unreasonably withheld, conditioned, or delayed.
(d)    Enter into or become a party to any Additional Project Document unless such Additional Project Document has been consented to by the Administrative Agent (such consent not to be unreasonably withheld).
(e)    Amend, supplement or otherwise modify the Project Budget or the Project Schedule, in either case, in any material respect other than to reflect any changes to Project Costs or the construction timetable resulting from change orders entered into in compliance with Section 7.09(b).
7.10    Organizational Changes.
(a)    Change (i) its name or its jurisdiction of organization without written notice to the Administrative Agent at least 15 days prior to such change or (ii) the location of its chief executive office, principal place of business or federal identification number without written notice to the Administrative Agent within 15 days after such change.
(b)    Amend any Organizational Documents of the Borrower in a manner that (i) could reasonably be expected to result in a Material Adverse Effect, (ii) would be inconsistent with the Operative Documents or (iii) would be adverse to the rights or interests of the Lender Parties.
7.11    Use of Site; Power Sales. (a) Use, or permit to be used, the Site for any purpose other than for the development, construction, operation and maintenance of the Project, and the sale, charge and discharge of energy, RECs, congestion revenue rights, capacity or electricity- related products, emissions credits, or ancillary services generated thereby, in each case, as contemplated by the Operative Documents, or (b) sell the electrical power, RECs, and ancillary services generated by the Project except as contemplated by the Power Purchase Agreement or pursuant to agreements or contracts entered into in compliance with the Merchant Risk Policy.

7.12    Energy Regulatory. Take or cause to be taken any actions at any time that could reasonably be expected to result in (a) representations and warranties in Section 5.16 becoming untrue, (b) any termination, revocation, suspension, or other action adverse to the continued effectiveness of the Borrower’s MBR Authority, including any “mitigation” under 18 C.F.R. § 35.38, (c) the Borrower losing the waivers or blanket authorizations granted as part of its MBR Authority, or (d) loss of the Borrower’s EWG status.
7.13    Swap Contracts. Enter into any Swap Contract, except in compliance with the Merchant Risk Policy.
7.14    Margin Stock. Directly or indirectly, use the proceeds of any Credit Extension, whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.15    Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person or in any Designated Jurisdiction, or in any other manner that would result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.
7.16    Anti-Corruption Laws and Anti-Money Laundering Laws. Directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation or Anti-Money Laundering Laws.
7.17    Accounts. Establish, maintain or use any deposit, securities or other accounts other than the Accounts.
7.18    Tax Election. Make an election to be classified, or take any other steps that result in classification, for U.S. federal or state income tax purposes, as an association taxable as a corporation.
ARTICLE VIII
EVENTS OF DEFAULT; REMEDIES
8.01    Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):
(a)    Non-Payment.
(i)    A Loan Party fails to pay (A) when and as required to be paid herein, any amount of principal of any Loan or any Project LC Obligation or deposit any funds as Cash Collateral in respect of Project LC Obligations, or (B) within three days after the same becomes due, any interest on any Loan or on any Project LC Obligation, or any fee due hereunder, or (C) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

(ii)    The Sponsor shall fail to (A) pay when due any amounts due pursuant to the Equity Contribution Agreement (after enforcement of any Equity Credit Support Document) or (B) deliver or maintain one or more Equity Letters of Credit or other Equity Credit Support Documents in an aggregate stated amount at least equal to the Remaining Contribution Amount (as defined in the Equity Contribution Agreement).
(b)    Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(a)(i), 6.02(a)(xii), 6.05, or 6.07 or, within five (5) Business Days of when required thereunder, 6.15 or Article VII or (ii) any Credit Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or clause (i) above) contained in any Loan Document on its part to be performed or observed and, in the case of this clause (ii), such failure continues for 30 days after the earlier of (A) such Credit Party receiving notice of such failure from the Administrative Agent or any other Lender Party and (B) such Credit Party otherwise obtaining knowledge of such failure; provided that, if such failure is susceptible of cure and such Credit Party is proceeding with diligence and in good faith to cure such failure, then such 30-day cure period shall be extended to such date, not to exceed 60 days in total, as shall be necessary for such Credit Party diligently to cure such default.
(c)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; provided, that if any such misstatement and the effect thereof is capable of being remedied and has not caused a Material Adverse Effect, the Borrower may, within thirty (30) days of obtaining knowledge of such misstatement, correct such misstatement and remedy the effect thereof by delivering a written correction of such misstatement to the Administrative Agent and by taking such curative actions as are necessary to remedy the effects thereof, in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Cross-Default. The Borrower (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity.

(e)    Bankruptcy; Insolvency.
(i)    Any Credit Party or any Material Counterparty institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; provided that, with respect to any Material Counterparty party to any Material Project Document (other than the Power Purchase Agreements and Tax Equity Documents), no Event of Default shall occur with respect to such Material Counterparties under this clause (i) if (x) such Material Project Document is, within 60 days thereafter, replaced by a replacement Material Project Document on substantially similar or more Borrower-favorable terms as the Material Project Document being replaced and with a Material Counterparty (including any guarantor of such counterparty’s obligations) acceptable to the Required Lenders (not to be unreasonably withheld if such proposed replacement Material Counterparty has substantially similar creditworthiness and experience as the Material Counterparty being replaced at the time of the initial execution of such original Material Project Document) and (y) the Tax Equity Investor has otherwise consented to, or approved, such Material Counterparty.
(ii)    (A) Any Credit Party or any Material Counterparty becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (B) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Credit Party or any Material Counterparty and is not released, vacated or fully bonded within 30 days after its issue or levy; provided that, with respect to any Material Counterparty party to any Material Project Document (other than the Power Purchase Agreements and the Tax Equity Documents), no Event of Default shall occur with respect to such Material Counterparties under this clause (ii) if (x) such Material Project Document is, within 60 days thereafter, replaced by a replacement Material Project Document on substantially similar or more Borrower- favorable terms as the Material Project Document being replaced and with a Material Counterparty (including any guarantor of such counterparty’s obligations) acceptable to the Required Lenders (not to be unreasonably withheld if such proposed replacement Material Counterparty has substantially similar creditworthiness and experience as the Material Counterparty being replaced at the time of the initial execution of such original Material Project Document) and (y) the Tax Equity Investor has otherwise consented to, or approved, such Material Counterparty.
(f)    Judgments. There is entered against the Borrower, Holdings or the Sponsor one or more final judgments or orders for the payment of money in an aggregate amount

(as to all such judgments or orders) exceeding with respect to Borrower or Holdings, $500,000 or, with respect to Sponsor, $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
(g)    ERISA. (i) An ERISA Event occurs that has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $1,000,000, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000, or (iii) the Borrower becomes a Benefit Plan, or its assets constitute “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans or “plan assets” of any governmental, non-U.S., or church plan that is subject to laws or regulations similar to Section 406 of ERISA or Section 4975 of the Code.
(h)    Invalidity of Loan Documents; Loss of Collateral.
(i)    Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder or the occurrence of the Discharge Date, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document.
(ii)    (A) Any Collateral Document, once executed and delivered, shall fail to provide the Collateral Agent (for the benefit of the Lender Parties) the perfected Liens having the priority required hereunder and thereunder or shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Obligations, or any material part thereof, shall be disaffirmed by or on behalf of a Credit Party other than, the case of each of the foregoing, as a result any action taken by a Lender Party; or (B) all or substantially all of the Collateral is seized or appropriated without fair value being paid therefor such as to allow the Borrower, in the Administrative Agent’s reasonable judgment, to continue satisfying its obligations hereunder and under the other Operative Documents.
(i)    Change of Control. There occurs any Change of Control.
(j)    Material Project Documents and Tax Equity Documents.
(i)    Any Credit Party or any Material Counterparty shall be in breach of any material obligation under a Material Project Document or Tax Equity Document to which it is a party, and such breach (A) shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of (x) the cure period provided under such Material Project Document or Tax Equity Document, as applicable, and (y) 60 days and (B) has, or could reasonably be expected to be material and adverse to the interest of the Lender Parties.
(ii)    Any Material Project Document or Tax Equity Document shall for any reason cease to be valid and binding on any party thereto except upon fulfillment of such party’s obligations thereunder; provided that no Event of Default shall occur as a result of any such cessation with respect to a Material Project Document if (A) such Material Project Document is, within 60 days thereafter, restored or replaced by a replacement Material Project Document on substantially similar or more Borrower- favorable terms as the Material Project Document being replaced and with a Material Counterparty (including any guarantor of such counterparty’s obligations) acceptable to the Required Lenders (not to be unreasonably withheld if such proposed replacement Material Counterparty has substantially similar creditworthiness and experience as the Material Counterparty being replaced at the time of the initial execution of such original Material Project Document) and (B) the Tax Equity Investor has otherwise consented to, or approved, such Material Project Document.
(k)    Failure to Obtain or Loss of Regulatory Status or Applicable Permits.
(i)    (A) The Borrower fails to obtain status as an EWG or once obtained, loses its status as an EWG and such loss of EWG status would reasonably be expected to have a Material Adverse Effect; (B) the Borrower fails to obtain MBR Authority or, once obtained, the Borrower’s MBR Authority is terminated, revoked, suspended or no longer effective or becomes subject to “mitigation” under 18 C.F.R. § 35.38; (C) the Borrower fails to obtain any of the waivers or blanket authorizations typically granted with MBR Authority or, once obtained, loses any of the waivers or blanket authorizations granted as part of its MBR Authority and the loss of such waiver or blanket authorization would reasonably be expected to have a Material Adverse Effect; (D) FERC issues a final determination that any Loan Party has violated or is in violation of 18 C.F.R. §§ 1c.2 or 35.41; (E) except to the extent provided in Section 5.16, any Loan Party is deemed by any Governmental Authority having jurisdiction to be subject to, or not exempt from, financial, organizational or rate regulation as an “electric utility,” “electric corporation,” “electrical company,” “public utility” or “holding company” or any similar Person under any applicable governmental statute, regulation judgments, writs, injunctions, decrees or rules then in effect; or (F) the Borrower becomes subject to any other law or regulation that would materially and adversely affect the Project with respect to the generation or sale of electricity at wholesale under any applicable state or federal law or regulation and the same shall continue for a period of 30 days.
(ii)    (A) The Borrower fails to obtain any Permit on or before the date that such Permit becomes an Applicable Permit, and such failure would reasonably be expected to have a Material Adverse Effect; or (B) any Applicable Permit shall be materially modified, revoked or canceled by the Governmental Authority having jurisdiction and the Borrower is not able to have such modification voided or such Applicable Permit reinstated within 30 days thereafter and such modification, revocation or cancellation would reasonably be expected to have a Material Adverse Effect.
(l)    Construction Defaults.
(i)    At any time prior to the Tax Equity Funding Date, construction of the Project by the Borrower ceases for more than 30 consecutive days for any reason (which period (A) shall be measured from the first occurrence of a work stoppage and continuing until work of a substantial nature is resumed and thereafter diligently continued, and (B) shall not include (x) delays caused by any event of force majeure under any Construction Contract or (y) any periods set out in the Project Schedule during which construction on the Project is not anticipated).
(ii)    The Borrower has not achieved the Tax Equity Funding Date on or before the earlier of the SLB Date Certain and the Maturity Date Certain.
(iii)    All or substantially all of the Project is destroyed or materially impaired and insurance proceeds are insufficient to repay the Obligations in full in cash.
8.02    Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the Project LC Issuers to make Project LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the Project LC Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the other Lender Parties all rights and remedies available to it, the other Lender Parties under the Loan Documents;
provided, however, that, upon the occurrence of an event described in Section 8.01(e) with respect to a Loan Party, the obligation of each Lender to make Loans and any obligation of each Project LC Issuer to make Project LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Project LC Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any other Lender Party.

8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the Project LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.13, be applied by the Administrative Agent in the following order:
(a)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and Project LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the Project LC Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause (b) payable to them;
(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Project LC Obligations and other Obligations, ratably among the Lenders and Project LC Issuers in proportion to the respective amounts described in this clause (c) payable to them;
(d)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Project LC Borrowings ratably among the Lenders and Project LC Issuers in proportion to the respective amounts described in this clause (d) held by them;
(e)    Fifth, to the Administrative Agent for the account of the applicable Project LC Issuer, to Cash Collateralize that portion of the Project LC Obligations comprised of the aggregate undrawn amount of Project Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.03 or Section 2.13(d); and
(f)    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.13(d), amounts used to Cash Collateralize the aggregate undrawn amount of Project Letters of Credit pursuant to clause (e) above shall be applied to satisfy drawings under such Project Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Project Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT AND COLLATERAL AGENT
9.01    Appointment and Authority. Each of the Lenders and Project LC Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Project LC Issuers, and no Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law; instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
JP Morgan Chase Bank, N.A. will be appointed to act as Depositary Bank pursuant to the Depositary Agreement, and the Lender Parties hereby consent to such appointment.
9.02    Rights as a Lender. The Person(s) serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as applicable, and the term “Lenders” and “Project LC Issuer” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person(s) serving as the Administrative Agent and the Collateral Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:
(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or, in the case of the Collateral Agent, as directed in writing by the Administrative Agent; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan

Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or Project LC Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, such Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by such Agent hereunder;
(d)    shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary) or, in the case of the Collateral Agent, with the consent or at the request of Administrative Agent, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment; and no Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower, a Lender or a Project LC Issuer;
(e)    shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and
(f)    shall (i) have any duty to calculate any amounts to be distributed under the terms of this Agreement and shall have no liability for the accuracy of, or compliance with the terms of any other Loan Document of, any such calculations provided to it or (ii) be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Agent in good faith and with due care; and
(g)    shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
9.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or a Project LC Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or a Project LC Issuer, each Agent may presume that such condition is satisfactory to such Lender or Project LC Issuer unless such Agent shall have received notice to the contrary from such Lender or Project LC Issuer prior to the making of such Loan or such Project LC Credit Extension. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation and Removal; Replacement.
(a)    An Agent may at any time give notice of its resignation to the Lenders, Project LC Issuers, the Borrower and the other Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, in each case having a combined capital and surplus that is no less than $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and Project LC Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower, the other Agent and such Person remove such Person as such Agent and, with the consent of the Borrower (unless an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of any collateral security held by such Agent on behalf of the Lenders and Project LC Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and each Project LC Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Agent was acting as Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.
9.07    Non-Reliance. Each Lender and Project LC Issuer expressly acknowledges that no Agent nor the Arranger has made any representation or warranty to it, and that no act by an Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Agent or the Arranger, as applicable, to any

Lender or Project LC Issuer as to any matter, including whether such Agent or the Arranger, as applicable, has disclosed material information in their (or their Related Parties’) possession. Each Lender and Project LC Issuer represents to each Agent and the Arranger that it has, independently and without reliance upon any Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and Project LC Issuer also acknowledges that it will, independently and without reliance upon any Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender and Project LC Issuer represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Project LC Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Project LC Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Project LC Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each Project LC Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Project LC Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or a Project LC Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Agents (irrespective of whether the principal of any Loan or Project LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Project LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Project LC Issuer to make such payments to the appropriate Agent and, in the event that the Agents shall consent to the making of such payments directly to the Lenders and Project LC Issuers, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Lender or any Project LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Project LC Issuer to authorize the Agents to vote in respect of the claim of any Lender or any Project LC Issuer in any such proceeding.
9.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Project Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Project Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Project Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Project Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Project Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (i) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Project Letters of Credit the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.11    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time an Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to such Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to such Agent, at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Each Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. Subject to Section 3.03 and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01 without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender Party (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender Party;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lender Parties (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender Party directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, Project LC Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender Party directly affected thereby;
(e)    (i) change Section 8.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder, (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, (iii) release, or have the effect of releasing, all or substantially all of the value of the Collateral or (iv) reduce or terminate the Sponsor Equity Commitment under the Equity Contribution Agreement, in each case, without the written consent of each Lender; or
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Project LC Issuers in addition to the Lenders required above, affect the rights or duties of the Project LC Issuers under this Agreement or any Issuer Document relating to any Project Letter of

Credit issued or to be issued by it; no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to (i) cure such ambiguity, omission, mistake, typographical error or other defect, (ii) to make any change that would provide any additional rights or benefits to the Lenders; (iii) to make, complete or confirm any grant of Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents; or (iv) to grant waivers of a ministerial nature, which, in each case, shall be binding upon the Lenders; and such amendment shall become effective without any further action or consent of the Lenders or any other party to this Agreement.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Project LC Issuers, the Administrative Agent or the Collateral Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its

Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Project LC Issuer pursuant to Article II if such Lender or Project LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, any Project LC Issuer, the Collateral Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their Related Parties (collectively, the “Agent Parties”)

have any liability to the Borrower, any Lender, any Project LC issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s, the Administrative Agent’s or the Collateral Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address. Each of the Borrower, the Administrative Agent, the Project LC Issuers and the Collateral Agent may change its address, email address, or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, email address, or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Project LC Issuer and the Collateral Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Lender Parties. The Administrative Agent, the Collateral Agent and the other Lender Parties shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) reasonably believed by it to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Project LC Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and Project LC Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Project LC Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Project LC Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender Parties and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one New York counsel for the Lender Parties and one local counsel in the State of California approved by the Borrower in writing) in connection with the syndication of the credit facilities provided for herein, if applicable, and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Project LC Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Project Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender Parties (including the reasonable and documented fees, charges and disbursements of one New York counsel for the Lender Parties and one local counsel in the State of California, and in the event of a conflict among the Lender Parties, one additional counsel for each similarly situated group) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04 or (B) in connection with the Loans made or Project Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and Project Letters of Credit.
(b)    Indemnification. The Borrower shall indemnify the Agents (and any sub-agent thereof) and the other Lender Parties, their respective Affiliates, and their and their respective Affiliate’s partners, directors, officers, employees, agents, trustees, administrators, managers of any of the foregoing Persons (each of the foregoing, an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Credit Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Project Letters of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Project LC Issuer to honor a demand for payment under a Project Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Project Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Environmental Liability related to the Borrower or the Project, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) are incurred solely following foreclosure by the Collateral Agent under the Loan Documents and are not attributable to acts, events or conditions occurring, arising or existing prior to foreclosure. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that (i) the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to an Agent (or any sub-agent thereof), any Project LC Issuer or any Related Party of any of the foregoing or (ii) the Borrower for any reason fails to indefeasibly pay any amount required under Section 3.5(g) of the Depositary Agreement to be paid by it to the Depositary Bank, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Project LC Issuer, such Related Party or the Depositary Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Loan Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent) or such Project LC Issuer in its capacity as such or against any Related Party of any of the foregoing of acting for an Agent (or any such sub-agent) or such Project LC Issuer in connection with such capacity or against the Depositary Bank in its capacity as such. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Certain Damages. To the fullest extent permitted by Applicable Law, no party hereto may assert, and hereby waives, and acknowledges that no other Person shall have, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Project Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 10.04(d) shall limit the Borrower’s indemnity and reimbursement obligations set forth in this Agreement to the extent such damages are a result of any third party claim in connection with which such party is entitled to indemnification or reimbursement. No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than 30 days after demand in writing therefor.
(f)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of any Agent, any Project LC Issuer, the replacement of any Lender and the Discharge Date.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to a Lender Party or a Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by a Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Project LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and Project LC Issuers under clause (b) above shall survive the Discharge Date.
10.06    Successors and Assigns.
(a)    General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender Parties, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Lender Assignments. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in Project LC Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in Section 10.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 10.06(b)(i)(A) (including for the avoidance of doubt, any partial assignments), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each Project LC Issuer shall be required for any assignment of Project LC Loan Commitments or Project LC Loans.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    Prohibited Assignments. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(vi)    Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Project LC Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Project Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Joinder as Lender. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Project LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or, unless an Event of Default has occurred and is continuing, a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participation in Project LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) such sale shall not cause an increase in any expense or cost to the Borrower under this Agreement, and (v) such sale shall not cause illegality, including pursuant to Section 3.02. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. In no event shall the Borrower or the Sponsor be responsible for any costs or expenses of any counsel engaged by a recipient of a participation in any Loans and Project LC Obligations of a Lender hereunder. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or the other Obligations) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Disqualified Institutions.
(i)    Unless an Event of Default has occurred and is continuing, in which case there shall be no restrictions on assignment to, or participations by, Disqualified Institutions, no assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation, shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitments of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of outstanding Loans held by such Disqualified Institution, prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) unless waived by the Administrative Agent, the Borrower or the assigning Disqualified Institution shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b), (ii) such assignment does not conflict with Applicable Laws and (ii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Loans held by Disqualified Institutions.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent may, and the Borrower hereby expressly authorizes the Administrative Agent to, provide the list of Disqualified Institutions provided by the Borrower on or prior to the Closing Date (the “DQ List”) to each Lender requesting the same.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent and the other Lender Parties agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) subject to the Borrower’s written consent, any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to a Lender Party or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Lender Parties may disclose the existence of this Agreement and anonymized and aggregated information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender Parties in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person, as permitted by Applicable Law.
For purposes of this Section 10.07, “Information” means all information received from the Credit Parties relating to the Credit Parties or the Project, other than any such information that is available to the Lender Parties on a nonconfidential basis prior to disclosure by the Credit Parties, provided that, in the case of information received from the Credit Parties after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Collateral Agent and the other Lender Parties acknowledges that (a) the Information may include material non-public information concerning the Borrower or the Project, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Project LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Project LC Issuer or any such Affiliate to or for the credit or the account of a Credit Party against any and all of the Obligations, irrespective of whether or not such Lender, such Project LC Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of a Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Project LC Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Project LC Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender and each Project LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender Parties, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that a Lender Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Discharge Date.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with Applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as a Project LC Issuer may not be replaced hereunder at any time it has any Project Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Project LC Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Project LC Issuer) have been made with respect to such outstanding Project Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
10.14    GOVERNING LAW; JURISDICTION; ETC.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY LENDER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO

AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Arranger and the Lender Parties are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arranger and the Lender Parties, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Arranger and the Lender Parties are and have been acting solely as principals and, except as expressly agreed in writing by the relevant parties, have not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (ii) none of the Arranger or Lender Parties has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger and the Lender Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger or the Lender Parties has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Arranger and the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and the Lender Parties agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each Lender Party may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Project LC Issuer is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent or such Project LC Issuer has agreed to accept such Electronic Signature, the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or any Lender Party without further verification and (b) upon the request a Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

No Lender Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with a Lender Party’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender Parties shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower, the Administrative Agent, the Collateral Agent and the other Lender Parties hereby waive (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document and (b) any claim against the Administrative Agent, the Collateral Agent or another Lender Party for any liabilities arising solely from reliance by the Administrative Agent, the Collateral Agent or a Lender Party on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.18    PATRIOT Act. Each Lender Party that is subject to the PATRIOT Act, the Administrative Agent (for itself and not on behalf of any Lender Party) and the Collateral Agent hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Person to identify each Credit Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent, the Collateral Agent or any other Lender Party, provide all documentation and other information that the Administrative Agent, the Collateral Agent or such Lender Party requests in order to comply with its ongoing obligations under applicable “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act.
10.19    Time of the Essence. Time is of the essence of the Loan Documents.
10.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Project LC Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Project LC Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Project LC Issuer that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANGIOLA EAST, LLC

By:	/s/ Gianluca Signorelli
Name: Gianluca Signorelli
Title: Vice President
Credit Agreement
Project Angela

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Claudia Correa Welch
Name: Claudia Correa Welch
Title: Managing Director
Credit Agreement
Project Angela

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Claudia Correa Welch
Name: Claudia Correa Welch
Title: Managing Director
Credit Agreement
Project Angela

BANK OF AMERICA, N.A., as a Lender and Project LC Issuer

By:	/s/ Claudia Correa Welch
Name: Claudia Correa Welch
Title: Managing Director
Credit Agreement
Project Angela

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Renee M. Bonnell
Name: Renee M. Bonnell
Title: Senior Vice President
Credit Agreement
Project Angela

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

Bridge Loan Lender	Bridge Loan Commitment	Applicable Percentage

Bank of America, N.A.	$86,489,050.85	61.526316439%

KeyBank National Association	$54,083,399.86	38.473683561%

Total	$140,572,450.71	100.000000000%

Project LC Issuer	Project LC Issuing Commitment	Applicable Percentage

Bank of America, N.A.	$13,510,949.15	100.000000000%

Total	$13,510,949.15	100.000000000%

Project LC Loan Issuer	Project LC Loan Commitment	Applicable Percentage

Bank of America, N.A.	$13,510,949.15	100.000000000%

Total	$13,510,949.15	100.000000000%

SCHEDULE 5.09
APPLICABLE PERMITS
Part I
1.Tulare County Special Use Permit No. PSP 19-083, pursuant to Resolution No. 9749, approved July 8, 2020, authorizing the construction and operation of a solar electrical generating facility, including energy storage systems and associated infrastructure. The approval was supported by a Mitigated Negative Declaration pursuant to the California Environmental Quality Act (“CEQA”).
2.Tulare County Minor Modification of Special Use Permit No. PSP 19-083 (MIM 22-027), approved May 31, 2022, modifying the approved gen-tie route for the Project. The approval was determined to be categorically exempt from CEQA pursuant to CEQA Guidelines section 15303.
3.Tulare County Extension of Time No. EOT 22-004 for Special Use Permit No. PSP 19- 083, pursuant to Resolution No. 9969, approved July 13, 2022.
4.Tulare County Extension of Time No. EOT 24-003 for Special Use Permit No. PSP 19- 083, pursuant to Resolution No. 10223, approved May 22, 2024.
5.Tulare County Minor Modification of Special Use Permit No. PSP 19-083 (MIM 24-049), approved November 5, 2024, allowing the addition of a bridge location, a new Battery Energy Storage System (“BESS”), and a new access point location to the existing solar facility. The approval was determined to be categorically exempt from CEQA pursuant to CEQA Guidelines section 15301(e)(2). 1
6.Developer Agreement and Reclamation Plan for the Angela Solar Photovoltaic Electrical Generation Facility (Agreement No. 30983), dated December 9, 2022.
7.San Joaquin Valley Air Pollution Control District, Air Impact Assessment Approval, approved November 22, 2024.
8.Approval of Application for Renewables Portfolio Standard Pre-Certification by the California Energy Commission (“CEC”), dated January 23, 2023.
1 The County filed a Notice of Exemption (“NOE”) describing the approval on November 26, 2024. The statute of limitations for filing a legal challenge to the approval of the Minor Modification under CEQA is 35 days from the posting of a NOE, which has expired. Under California Government Code section 65009, any challenge to the County’s approval of the Minor Modification under the Planning and Zoning law must be filed within 90 days of the approval. The 90-day limitations period to challenge approval under the Planning and Zoning law expires February 3, 2025.

9.Spill Prevention, Control and Countermeasure Plan – for the Angela Solar Project prepared by Ellsmore Environmental, Inc. dated October 11, 2024.
10.Construction Stormwater Pollution Prevention Plan – for the Angela Solar Project (WDID# 577656) prepared by Stormwater Pro (QSD Certificate # 25884) dated September 26, 2024.
Part II
1.Self-Certification as an Exempt Wholesale Generator (“EWG”) with the Federal Energy Regulatory Commission (“FERC”).
2.Order No. 860 Baseline Filing with the FERC.
3.Market Based Rate Authority (“MBR”) Authority with FERC.
4.Registration as a Generator Owner/Operator with the Western Electricity Coordinating Council (“WECC”) and the North American Electric Reliability Corporation (“NERC”).
5.Section 203 prior authorization from FERC re. disposition of FERC jurisdictional assets.
6.Approval of application to amend to Renewables Portfolio Standard Pre-Certification submitted 3/13/2025 by the CEC.
7.Submission of an Operation Plan, Operation Plan Summary, and Initial Certification per General Order 167 to the California Public Utilities Commission (“CPUC”).
8.Submission of a Maintenance Plan, Maintenance Plan Summary, and Initial Certification per General Order 167 to the CPUC.

SCHEDULE 5.11
CONTRACTUAL OBLIGATIONS
A.Material Project Documents
Construction Contracts
1.Turnkey Engineering, Procurement and Construction Agreement, dated as of December 20, 2024, between Angiola East, LLC and CSI Electrical Contractors Inc.
i.    Limited Notice to Proceed – PV & BESS Engineering and Procurement, dated May 13, 2024, between Angiola East, LLC and CSI Electrical Contractors, Inc., as modified by that certain Change Order No. 01 to Limited Notice to Proceed, dated as of July 31, 2024, as further modified by that certain Change Order No. 02 to Limited Notice to Proceed, dated as of October 11, 2024, as further modified by that certain Change Order No. 03 to Limited Notice to Proceed, dated as of October 30, 2024.
ii.    Limited Notice to Proceed #2, dated as of December 23, 2024, between Angiola East, LLC and CSI Electrical Contractors, Inc.
iii.    Limited Notice to Proceed #3, dated as of December 23, 2024, between Angiola East, LLC and CSI Electrical Contractors, Inc.
iv.    Limited Notice to Proceed #4, dated as of December 20, 2024, between Angiola East, LLC and CSI Electrical Contractors, Inc.
v.Limited Notice to Proceed #5, dated as of March 26, 2025, between Angiola East, LLC and CSI Electrical Contractors, Inc.
2.Engineering, Procurement and Construction Agreement, dated as of December 18, 2024, between Angiola East, LLC and Dashiell Corporation.
i    . Limited Notice to Proceed Agreement – HV Procurement & Engineering, dated as of March 31, 2023, between Angiola East, LLC and Dashiell Corporation.
ii    .Limited Notice to Proceed Agreement – HV Procurement & Engineering, dated as of June 30, 2023, between Angiola East, LLC and Dashiell Corporation.
iii    .Limited Notice to Proceed Agreement – HV Procurement & Engineering, dated as of June 7, 2024, between Angiola East, LLC and Dashiell Corporation.
iv    .Limited Notice to Proceed Agreement – HV Procurement & Engineering, dated as of November 6, 2024, between Angiola East, LLC and Dashiell Corporation.
Equipment Supply Contracts
3.Purchase Order No. 1, dated as of May 24, 2024, between Angiola East, LLC and Trina Solar (U.S.), Inc., issued pursuant to, and subject to the terms of that certain Project Solar Product Supply Agreement, dated as of November 11, 2022, by and between SBE US Holdings One, LLC, a Delaware limited liability company, and Trina Solar (U.S.), Inc.

4.Amended and Restated Contract for the Provision of Products and/or Services, dated as of February 28, 2025, between HICO America Sales & Technology, Inc. and Angiola East, LLC.
i.Storage Agreement, dated as of November 1, 2023, by and between HICO America Sales and Technology, Inc. and Angiola East, LLC, as amended by that certain Amendment No. 1, dated as of March 31, 2024.
5.Purchase Order between Fluence Energy, LLC and Angiola East, LLC, dated January 14, 2025, subject to that certain Master Equipment Supply Agreement, dated as of January14, 2025, between SE US Development, LLC (Owner) and Fluence Energy, LLC (Supplier).
PPAs
6.Amended and Restated Renewable Power Purchase Agreement, dated as of June 28, 2024, between Angiola East, LLC (Seller) and Central Coast Community Energy (Buyer).
7.Amended and Restated Renewable Power Purchase Agreement, dated as of June 28, 2024, between Angiola East, LLC (Seller) and Silicon Valley Clean Energy Authority (Buyer).
Other Material Contractual Obligations
8.First Amended and Restated Large Generator Interconnection Agreement, dated as of January 31, 2025, between Angiola East, LLC (Interconnection Customer), California Independent System Operator Corporation, and Pacific Gas and Electric Company.
9.Construction Management Services Agreement, dated May 9, 2025, between SB Energy DevCo (US), LLC and Angiola East, LLC.
10.Operation and Maintenance Agreement, dated as of February 28, 2025, between Angiola East, LLC and NorthStar Energy Management, LLC.
11.Supply-Build Agreement, dated July 8, 2024, between Angiola East, LLC (Owner) and Con- Fab California, LLC (Contractor).
B.Material Real Property Documents
1.TRACT 1 (GARCIA LEASE)
A Leasehold estate as created by that certain Solar Ground Lease, dated effective as of October 1, 2024, by and between Project Company, as Lessee, and Rafael Garcia and Luisa Garcia, as Lessor; as disclosed by that certain Memorandum of Lease recorded October 21, 2024, as Document No. 2024-0052886 of Official Records in the County of Tulare, State of California (“Official Records”).
2.TRACT 2(A) AND (B) (HERNANDEZ LEASES)
Tract 2(A): - A Leasehold estate as created by that certain Ground Lease, dated effective as of September 1, 2024, by and between Project Company, as Lessee, and Armando Hernandez and Christina Hernandez, husband and wife as joint tenants, as Lessor; as disclosed by that certain Memorandum of Lease recorded September 10, 2024, as Document No. 2024-0041792 of Official Records.

Tract 2(B): - A Leasehold estate as created by that certain Ground Lease, dated effective as of September 1, 2024, by and between Project Company, as Lessee, and Armando Hernandez and Christina Hernandez, husband and wife as joint tenants, as Lessor; as disclosed by that certain Memorandum of Lease recorded September 10, 2024, as Document No. 2024-0041791 of Official Records.
3.TRACT 3 (ROBLES FEE)
A fee interest as created by that certain Grant Deed, dated as of December 10, 20224, by and between Hellodoro Robles, a single man, as Grantor, and Project Company, as Grantee, and recorded on December 10, 2024, as Document No. 2024-0061558 of Official Records.
Easement and rights incidental thereto for pedestrian and vehicular ingress and egress to Heliodoro Robles, a single man, as set forth in a document recorded March 22, 2024, as Instrument No. 2024- 0013250 of Official Records.
4.TRACT 4 (Ave. 64, MV – COLLECTOR LINES EASEMENT)
An Easement estate as created by that certain Easement Agreement dated November 30, 2020, by and between Avenue 64 Enterprises LLC, a California limited liability company, as Owner, and Project Company, as Grantee, recorded in the Official Records on November 30, 2020, as Document No. 2020-0078345; as amended by that certain Amendment to Easement Agreement and Memorandum, dated effective as of December 21, 2022, and recorded in the Official Records on May 8, 2024, as Document No. 2024-0020008.
5.TRACT 5 (NAPOLES LEASE)
A Leasehold estate as created by that certain Ground Lease dated effective as of August 1, 2024, by and between Project Company, as Lessee, and Luis Napoles, a married man as his sole and separate property, as Lessor; as disclosed by that certain Memorandum of Lease recorded July 23, 2024, as Document No. 2024-0032753 of Official Records.
6.TRACT 6 (MORENO/LOPEZ-EQUEHUIA EASEMENT)
An Easement estate as created by that certain Easement Agreement, dated effective as of July 8, 2024, by and between Project Company, as Lessee, and Sergio Moreno, a single man, and Luis
Miguel Lopez-Equehuia, a married man as his sole and separate property, as Lessor; recorded August 6, 2024, as Document No. 2024-0035749 of Official Records.
7.TRACT 7(A) THROUGH (C) (MARTIN EASEMENT)
An Easement estate as created by that certain Access and Transmission Line Easement, dated as of January 18, 2024, by and among Steve W. Martin Ranch, Inc, a California corporation and, Steven W. Martin and JoAnn Martin, Trustees of the Martin Family Trust dated April 2, 2010, as Owner, and Project Company, as Grantee, recorded in the Official Records on April 26, 2024, as Document No. 2024-0018211.

SCHEDULE 6.07
INSURANCE REQUIREMENTS
1.1General Requirements. The Borrower shall, without cost to any Lender Party, its successors or assigns, maintain or cause to be maintained in effect at all times on and after the Closing Date the types of insurance required by the following provisions together with any other types of insurance required hereunder or pursuant to the Material Project Documents with respect to the Project, in such form acceptable to the Administrative Agent in consultation with the Insurance Consultant, with insurance companies rated “A-” or better, with a minimum size rating of “X” (excess property carriers may have a size rating of VII or higher) by A.M. Best or rated “A” or better by Standard and Poor’s (or an equivalent rating by another nationally recognized insurance rating agency of similar standing) or other companies reasonably satisfactory to the Administrative Agent (in consultation with the Insurance Consultant), the following insurance coverages until the Discharge Date has occurred.
(a)Ocean Cargo, Storage and Marine Business Interruption. Ocean cargo and/or storage insurance (including any inland transit insurance to the extent not insured under Section 1.1(b) or (d) of this Schedule 6.07) on an all-risk basis, to the extent an exposure exists, in an amount not less than the replacement cost value of the largest value of property in any one single shipment or maximum value being stored at a particular location and with any applicable natural catastrophic perils sublimits reasonably satisfactory to Administrative Agent (in consultation with the Insurance Consultant) and including coverage for marine delay in startup or marine business interruption, including such coverages for inland transit to the extent not insured under Section 1.1(c) or (e) of this Schedule 6.07 (if the loss of such property being shipped or stored is expected to cause a delay in the anticipated completion date of the Project or to cause or extend an interruption of normal business operations of the Project), with a limit and associated indemnity period equivalent to the loss of gross revenues less non- continuing expenses for the longest period of interruption or delay reasonably expected to occur subject to a maximum period of indemnity of twelve (12) months. Should ocean cargo insurance for physical damage be provided by unaffiliated third parties, Borrower will procure difference in conditions (DIC) and difference in limits (DIL) coverage with respect to marine delay in startup/marine business interruptions, with a limit acceptable to the Administrative Agent, and shall use commercially reasonable efforts to obtain additional insured and loss payee status on such third parties’ ocean cargo insurance for the benefit of itself and the Lender Parties, as applicable. All such policies may have per occurrence deductibles of not greater than: (i) $100,000 for physical damage and (ii) thirty (30) days for business interruption and delay in startup.
(b)Construction All-Risk. On the date of or prior to the issuance of Full Notice to Proceed (as defined in the applicable EPC Contract), construction “all-risk” insurance, as such term is used in the insurance industry, in an amount of not less than the replacement cost value of the Project at the time of loss or such other amount necessary or agreed to for purposes of complying with any Material Project Document including coverage for all testing and commissioning activities required to complete the Project, mechanical and electrical breakdown plus resulting or ensuing damage arising out of defects in design, materials, workmanship, the perils of flood, earthquake, named windstorm, severe convective storm (including but not limited to tornadoes, hail, lightning, straight line winds and derechos), wildfire, freezing, strike, riot and civil commotion, vandalism and malicious mischief, sabotage (unrelated to terrorism, war or political violence), subject to terms that are consistent with current industry practice and insuring all real and personal property of the Borrower whether at a fixed location (including non-owned locations for off-site repair or refurbishment), off-site storage or a warehouse location, and while in the course of inland transit, for an amount of not less than the full replacement cost value of Project property and equipment at each location, or such other amount as agreed by the Administrative Agent and that is sufficient to comply with the requirements of all Material Project Documents. All responsibility for verification of compliance with the Material Project Documents shall rest solely with the Borrower.
Sublimits and policy aggregate limits are permitted with respect to the following perils:
(i)off-Site property, to the extent any exposure exists, in an amount that is not less than the full replacement cost values of any property in storage;
(ii)inland transit, to the extent any exposure exists, in an amount that is not less than the full replacement cost value of any shipment;
(iii)earthquake, in an amount of not less than 100% of the 500-year PML as provided by ABS or other qualified third-party engineering company but in no event less than $10,000,000 per occurrence and aggregate, or such other amount required or agreed to by Administrative Agent (in consultation with the Insurance Consultant), subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice;
(iv)flood, in an amount of not less than 100% of the 500-year PML as provided by ABS or other qualified third-party engineering company but in no event less than $25,000,000 per occurrence and aggregate, or such other amount required or agreed to by Administrative Agent (in consultation with the Insurance Consultant), subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice;
(v)named windstorm, in an amount equal to the full replacement cost of the Project per occurrence and aggregate, or other amount required by or agreed to by the Administrative Agent (in consultation with the Insurance Consultant), subject to commercial availability and customary cost in the insurance marketplace in accordance with accepted industry practice;
(vi)severe convective storm (including but not limited to tornadoes, hail, lightning, straight line winds and derechos), in an amount of not less than 100% of the 500-year PML as provided by ABS or other qualified third-party engineering company but in no event less than $100,000,000 per occurrence and aggregate, or such other amount required or agreed to by Administrative Agent (in consultation with the Insurance Consultant), subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice; microcracking endorsements shall be subject to approval by the Administrative Agent (in consultation with the Insurance Consultant); and;
(vii)wildfire, in an amount equal to the full replacement cost of the Project per occurrence and aggregate, or other amount required by or agreed to by the Administrative Agent (in consultation with the Insurance Consultant), subject to commercial availability and customary cost in the insurance marketplace in accordance with accepted industry practice; and
(viii)such other coverages customarily sub-limited and/or aggregated or restricted in reasonable amounts consistent with current industry practice with respect to similar risks and acceptable to the Administrative Agent (in consultation with the Insurance Consultant), including without limitation, debris removal, pollutant cleanup, professional fees extra expense, expediting expense, ingress/egress, and ordinance or law coverage, including the increased cost of construction to comply with the enforcement of any law that regulates the construction or repair of damaged property, including the cost to demolish undamaged portions of the Project, etc. Wildfire or vegetation management protective safeguards restrictions shall be subject to approval by the Administrative Agent (in consultation with the Insurance Consultant).
Such policy shall include: (a) an automatic reinstatement of limits following each loss (except for the perils of earthquake, flood, named windstorm, severe convective storm (including but not limited to tornadoes, hail, lightning, straight line winds and derechos), wildfire, and other aggregated limits that typically apply under Section 1.1(b)(viii) of this Schedule 6.07); (b) replacement cost valuation with no deduction for depreciation (in the event the Project is repaired or replaced following a loss) and no coinsurance clauses (or a waiver thereof); (c) coverage for physical damage that is not covered by warranty or guaranty to the extent normally insured (LEG 2 or equivalent); and (d) coverage for physical damage that is not reimbursed under warranty or guaranty to the extent normally insured.
Construction All-Risk policy may have per occurrence deductibles of not greater than $250,000 for all perils related to the PV solar assets and $500,000 for all perils related to the BESS assets, except $1,000,000 for severe convective storm and wildfire and five percent (5%) of the value of property at risk at the time of loss subject to a minimum of $500,000 and commercially available and economically feasible deductible cap for earthquake and flood, or such other deductibles approved by the Administrative Agent in consultation with the Insurance Consultant, subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice.
(c)Delay in Startup. Delay in startup insurance following all perils required and insured above under Section 1.1(b) of this Schedule 6.07, with limits of not less than the projected equivalent of twelve (12) months’ gross revenues, less non- continuing expenses for the Project (including all revenues derived from any environmental attribute of the Project, including without limitation, any renewable energy credit that is owned or sold by any Credit Party or the Project). If coverage is subject to an indemnification period, such period shall not be less than twelve (12) months. Contingent delay in startup shall also be included with respect to damage to the first electrical interconnection not owned by the Borrower with covered perils acceptable to the Administrative Agent (in consultation with the Insurance Consultant) and limits and indemnity period not less than one hundred twenty (120) days, subject to commercial availability, but in no event less than ninety (90) days. The deductible or waiting period shall not exceed forty-five (45) days on a per occurrence basis, or such other deductibles approved by the Administrative Agent (in consultation with the Insurance Consultant).
(d)All-Risk Property/Machinery Breakdown. On or prior to COD of the Project, “all- risk” property insurance, as such term is used in the insurance industry, written on a replacement cost basis including the value of Project property and/or equipment at each location without the presence of coinsurance, in an amount (a) sufficient to cover full replacement value of Project property including all owned substations and transmission lines and/or equipment at each location or (b) an acceptable loss limit (subject to the approval of the Administrative Agent as further noted in Section 1.1(k) of this Schedule 6.07), including coverage for mechanical and electrical breakdown, plus resulting or ensuing damage arising out of defects in design, materials or workmanship, the perils of flood, earthquake, named windstorm, severe convective storm (including but not limited to tornadoes, hail, lightning, straight line winds and derechos), wildfire, strike, riot and civil commotion, vandalism and malicious mischief, sabotage (unrelated to terrorism, war or political violence), subject to terms that are consistent with current industry practice insuring all real and personal property of the Borrower whether at a fixed location (including non-owned locations for off-Site repair or refurbishment), off-Site storage or a warehouse location, and while in the course of inland transit, for an amount of not less than the full replacement cost value of Project property and equipment at each location, or such other amount as agreed to by the Administrative Agent and that is sufficient to comply with the requirements of all Material Project Documents. The property coverage shall cover all substations and transmission lines owned by the Borrower. All responsibility for verification of compliance with the Material Project Documents shall rest solely with the Borrower.
Sublimits and policy aggregate limits are permitted with respect to the following perils:
(i)off-Site property, to the extent any exposure exists, in an amount that is not less than the full replacement cost values of any property in storage;
(ii)inland transit, to the extent any exposure exists, in an amount that is not less than the full replacement cost value of any shipment;
(iii)earthquake, in an amount of not less than 100% of the 500-year PML as provided by ABS or other qualified third-party engineering company or such other amount required or agreed to by Administrative Agent (in consultation with the Insurance Consultant), subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice;
(iv)flood, in an amount of not less than 100% of the 500-year PML as provided by ABS or other qualified third-party engineering company, or such other amount required or agreed to by Administrative Agent (in consultation with the Insurance Consultant), subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice;
(v)named windstorm, in an amount equal to the full replacement cost of the Project per occurrence and annual aggregate, or other amount required by or agreed to by the Administrative Agent (in consultation with the Insurance Consultant), subject to commercial availability and customary cost in the insurance marketplace in accordance with accepted industry practice;
(vi)severe convective storm (including but not limited to tornadoes, hail, lightning, straight line winds and derechos), in an amount of not less than 100% of the 500-year PML as provided by ABS or other qualified third-party engineering company, or such other amount required or agreed to by Administrative Agent (in consultation with the Insurance Consultant), subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice; microcracking endorsements shall subject to approval by the Administrative Agent (in consultation with the Insurance Consultant);
(vii)wildfire, in an amount equal to the full replacement cost of the Project per occurrence and annual aggregate, or other amount required by or agreed to by the Administrative Agent (in consultation with the Insurance Consultant), subject to commercial availability and customary cost in the insurance marketplace in accordance with accepted industry practice; and
(viii)such other coverages customarily sub-limited and/or aggregated or restricted in reasonable amounts consistent with current industry practice with respect to similar risks and acceptable to the Administrative Agent (in consultation with the Insurance Consultant), including without limitation, debris removal, pollutant cleanup, professional fees extra expense, expediting expense, ingress/egress, and ordinance or law coverage, including the increased cost of construction to comply with the enforcement of any law that regulates the construction or repair of damaged property, including the cost to demolish undamaged portions of the Project, etc. Wildfire or vegetation management protective safeguards restrictions shall subject to approval by the Administrative Agent (in consultation with the Insurance Consultant).
Such policy shall include: (a) an automatic reinstatement of limits following each loss (except for the perils of earthquake, flood, named windstorm, severe convective storm ( including but not limited to tornadoes, hail, lightning, straight line winds and derechos), wildfire, and other aggregated limits that typically apply under Section 1.1(d)(viii) of this Schedule 6.07); (b) replacement cost valuation with no deduction for depreciation (in the event the Project is repaired or replaced following a loss) and no coinsurance clauses (or a waiver thereof); (c) coverage for physical damage that is not covered by warranty or guaranty to the extent normally insured (LEG 2 or equivalent); and (d) coverage for physical damage that is not reimbursed under warranty or guaranty to the extent normally insured.
Such policy may have per occurrence deductibles of not greater than $250,000 for all perils related to the PV solar assets and $500,000 for all perils related to the BESS assets, except $1,000,000 for severe convective storm and wildfire and five percent (5%) of the value of property subject to a minimum of $500,000 and to the extent commercially available and economically feasible deductible cap for earthquake and flood, or such other deductibles approved by the Administrative Agent in consultation with the Insurance Consultant, subject to the availability and reasonable and customary cost in the insurance marketplace in accordance with accepted industry practice.
(e)Business Interruption. Business interruption insurance following all perils required and insured above under Section 1.1(d) of this Schedule 6.07, with limits of not less than the projected equivalent of twelve (12) months gross revenues, less non- continuing expenses for the Project (including all revenues derived from any environmental attribute of the Project, including without limitation, any renewable energy credit that is owned or sold by any Credit Party or the Project). If coverage is subject to an indemnification period, such period shall not be less than twelve (12) months. Subject to commercial availability and any requirements of the Administrative Agent in consultation with the Insurance Consultant, contingent business interruption shall also be included with respect to the non-owned portion of electric interconnection and transmission facilities up to the first non-owned substation with a sublimit equal to one hundred twenty (120) days, subject to commercial availability, but in no event less than ninety (90) days. The deductible or waiting period shall not exceed forty-five (45) days on a per occurrence basis, or such other deductibles approved by the Administrative Agent (in consultation with the Insurance Consultant).
(f)Commercial General Liability. Commercial general liability insurance covering the Borrower, Holdings and the Project with respect to Project operations, written on “occurrence” policy forms, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability (i.e., policy shall not require insured contracts to be scheduled), and personal injury, with no exclusions for explosion, collapse and underground perils, or fire and wildfire with primary coverage limits of no less than $1,000,000 per occurrence and $2,000,000 annual aggregate for injuries or death to one or more persons or damage to property resulting from any one occurrence, and a products and completed operations liability aggregate limit of not less than $2,000,000. The commercial general liability policy shall also include a severability of interest clause with no exclusions or limitations on cross liability. Deductibles in excess of $100,000 shall be subject to review and approval by the Administrative Agent, except sudden and accidental pollution if provided under this commercial general liability insurance.

(g)Automobile Liability. Automobile liability insurance, including coverage for owned (if any), leased, non-owned and hired automobiles for bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than $1,000,000 per accident with respect to bodily injury and or death, and property damage. Hired and non-owned automobile liability may be obtained through endorsement to the general liability policy required in Section 1.1(f) of this Schedule 6.07. Deductibles in excess of $100,000 shall be subject to review and approval by the Administrative Agent.
(h)Workers’ Compensation/Employer’s Liability. To the extent exposure exists, workers’ compensation insurance in accordance with statutory and/or state requirements at any time in which either Borrower or Holdings has employees, including coverage for employer’s liability with a limit of not less than $1,000,000 and such other forms of insurance which either Borrower, Holdings or the Project is required by law to provide for loss resulting from injury, sickness, disability or death of the employees of either Borrower or Holdings. Deductibles in excess of $100,000 shall be subject to review and approval by the Administrative Agent.
(i)Umbrella or Excess. Umbrella or excess liability insurance of not less than $25,000,000 per occurrence and annual aggregate during construction and operations (inclusive of the requirements and in addition to the limits in Sections 1.1(f), (g) and (h) with respect to employer’s liability of this Schedule 6.07). Such coverage shall be on an occurrence policy form over and above coverage provided by the policies described in Sections 1.1(f), (g) and (h) of this Schedule 6.07 with respect to employer’s liability. If the policy or policies provided under this Section 1.1(i) of this Schedule 6.07 contain(s) aggregate limits, and such limits are reduced below $20,000,000 during the applicable policy term by any one or more incident, occurrence, claim, settlement or judgment against such insurance which has caused the insurer to establish a reserve, the Borrower shall, within ten (10) Business Days after any Credit Party obtaining knowledge of such event, inform the Administrative Agent, and within thirty (30) Business Days purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this Section 1.1(i) of this Schedule 6.07, unless waived by the Administrative Agent in consultation with the Insurance Consultant. Deductibles in excess of $100,000 shall be subject to review and approval by the Administrative Agent.
(j)Pollution Liability. Pollution liability insurance shall be required with a limit commensurate with industry practice for similar operations but not less than $1,000,000 per occurrence in the annual aggregate for property damage and bodily injury to third parties arising out of “time element” pollution conditions as a result of Project operations including coverage for cost of off-Site cleanup. All such coverages can be included in the commercial general liability and/or umbrella or excess liability policies or provided under a separate pollution liability policy. Claims made coverage forms and deductibles of up to $100,000 per occurrence shall be acceptable.

(k)Shared Limits – Property Insurance. To the extent that the Borrower wishes to insure the Project under a property insurance program that contemplates shared limits and sublimits, the Borrower shall submit an advance written request to the Administrative Agent and shall provide supporting documentation requested by the Administrative Agent. At the time of such request, the Borrower shall furnish to the Administrative Agent existing, updated or new probable maximum loss analyses assessing the combined risk of insured values under the proposed property insurance program for assets that would share limits or sublimits with the Project in form and substance reasonably acceptable to the Administrative Agent in light of the combined risks. So long as the Project is insured under a property insurance program that includes shared limits and sublimits, the Borrower shall furnish to the Administrative Agent updated or new probable maximum loss analyses whenever the combined insured values sharing the available aggregate limit under the property insurance program with the Project increase by ten percent (10%) or greater over the combined insured values for the prior policy year, but in any event not less frequently than once every three (3) years. The Administrative Agent may approve or deny the request to insure the Project under the property insurance program in its sole discretion. To the extent such a request is approved, approval may also be conditioned upon the purchase of new or additional coverage beyond the types and amounts required herein as well as the obligation to reinstate any aggregate limits that are reduced by insured claims as the result of insured losses to insured assets thereunder.
(l)Contractors and Subcontractors. The Borrower shall use commercially reasonable efforts to require each EPC Contractor, the Construction Manager, each Equipment Supplier, the Operator, any other Material Counterparty and other contractors or subcontractors with which it has a direct contractual relationship, if any, that will be performing operations and maintenance or other on-site work on its behalf (as applicable), to obtain and maintain the basic “types” of insurance required in Sections 1.1(f), (g), (h), (i) and (j) above in amounts that are customary for contractors and subcontractors performing similar work and operations. The Borrower shall require such contractors or subcontractors to provide evidence of insurance required under the applicable Material Project Documents prior to performing any work at the Project.
The contractors shall be responsible for tools and equipment brought onto the Site unless such tools and equipment are financed by the Project; all such financed tools and equipment shall be covered under the builder’s risk policy.
All responsibility for verification of compliance with the insurance requirements of the Material Project Documents shall rest solely with the Borrower.
1.2Special Insurance Provisions.
(a)Lender Loss Payable Endorsement. All property-related policies of insurance required to be maintained pursuant Sections 1.1(a)-(c) of this Schedule 6.07, shall name Collateral Agent, acting on its own behalf and on behalf of the other Lender Parties, their successors and assigns, as the “sole” loss payee for all losses pursuant to an industry standard lender loss payable endorsement approved by the Administrative Agent in consultation with the Insurance Consultant. All property- related policies of insurance required to be maintained pursuant Sections 1.1(d)-(e) of this Schedule 6.07, shall name Collateral Agent, acting on its own behalf and on behalf of the other Lender Parties, their successors and assigns, as loss payee as their interests may appear pursuant to an industry standard lender loss payable endorsement approved by the Administrative Agent in consultation with the Insurance Consultant.
(b)Non-Vitiation. All property-related policies of insurance required to be maintained pursuant to Sections 1.1(a)-(e) of this Schedule 6.07 shall insure the interests of the Administrative Agent, Collateral Agent and the other Lender Parties, their successors and assigns, regardless of any breach or violation by Borrower or Holdings, their affiliates or other insureds including any warranties, declarations or conditions contained in such policies, any action or inaction, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project (the foregoing may be accomplished by the use of an approved lenders loss payable endorsement, multiple insureds clause or other similar clause acceptable to the Administrative Agent).
(c)Additional Insured & Waiver of Subrogation. All polices of insurance required in Sections 1.1(a)-(j) of this Schedule 6.07 that are maintained by the Borrower or on behalf of the Borrower shall name the Administrative Agent, Collateral Agent, acting on its own behalf and on behalf of the other Lender Parties, the Lender Parties and their successors and assigns, as additional insureds (with the exception of workers’ compensation and employer’s liability insurance). The Borrower shall cause its insurers to provide a waiver of subrogation in favor of the Lender Parties.
(d)Severability of Interest, Primary and Non-Contributory. All liability policies required in Section 1.1 of this Schedule 6.07 (with the exception of workers compensation) that are maintained by the Borrower or on its behalf shall expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) shall operate in the same manner as if there were a separate policy covering each such insured and shall not contain exclusions for cross-liability (except as otherwise approved by the Administrative Agent in consultation with the Insurance Consultant). All policies required in this Schedule 6.07 shall be considered primary without contribution from any other policies the Administrative Agent, Collateral Agent, the other Lender Parties or their successors and assigns may hold.
(e)Notice of Cancellation. All polices of insurance required in Section 1.1 of this Schedule 6.07 shall provide thirty (30) days written notice of cancellation to the Administrative Agent and the Collateral Agent on behalf of the Lender Parties, with the exception of ten (10) days’ notice for nonpayment of premiums, to the extent commercially available. To the extent endorsement of the required policies to provide such written notice of cancellation is not commercially available, the Borrower shall be obligated to provide written notice of cancellation to the Administrative Agent and the Collateral Agent on behalf of the Lender Parties. The Borrower shall provide prompt notice of material change in policy conditions to the Administrative Agent and the Collateral Agent on behalf of the Lender Parties. For purposes of this section, material change is considered to be any modification or reduction in coverage that would cause the Borrower’s insurance policies to be out of compliance with the terms of this Schedule 6.07.
(f)Claims-Made Forms. If any liability insurance required under the provisions of this Schedule 6.07 is allowed to be written on a “claims made” basis, then such insurance shall include (i) a retroactive date (as such term is specified in each of such policies) that is no later than the Closing Date; and (ii) each time any policy written on a “claims made” basis is not renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain or cause to be obtained for each such policy or policies the broadest extended reporting period coverage, or “tail coverage”, reasonably available in the commercial insurance market for each such policy or policies but in no event less than any such extended reporting period or “tail coverage” required under the Material Project Documents.
(g)Loss Notification. The Borrower shall promptly notify the Administrative Agent and the other Lender Parties of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $1,000,000 covered by the property- related policies of insurance required to be maintained pursuant to Sections 1.1(a)- (e) of this Schedule 6.07.
(h)Loss Adjustment and Settlement. Any loss insured by the property-related policies of insurance required to be maintained pursuant to Sections 1.1(a)-(e) of this Schedule 6.07 shall be adjusted with the respective insurance companies, including the filing in a timely manner of appropriate proceedings, by the Borrower, in consultation with the Administrative Agent if such loss is in excess of $1,000,000. In addition, the Borrower may, in its reasonable judgment, consent to the settlement of any loss; provided that in the event that the amount of the loss exceeds $1,000,000 the terms of such settlement is agreed in writing by the Administrative Agent.
(i)Failure to Maintain Insurance. In the event the Borrower fails to take out or maintain the full insurance coverage required by this Schedule 6.07, the Lenders may (but shall not be obligated to), upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by Lenders shall become an additional Obligation of the Borrower to the Lender Parties, and the Borrower shall forthwith pay such amounts to the Lender Parties together with interest thereon at the Default Rate (but in no event shall the rate exceed the maximum lawful rate) from the date so advanced.
(j)Failure to Collect. In the event that the Borrower or any other party providing insurance on its behalf fails to respond in a timely and appropriate manner (as reasonably determined by the Administrative Agent) to take any steps necessary or reasonably requested by the Administrative Agent to collect from any insurers for any loss covered by any insurance required to be maintained by this Schedule 6.07, the Administrative Agent shall have the right to make all proofs of loss, negotiate all claims and/or receive all or any part of the proceeds of the foregoing insurance policies, either in its own name or the name of the Borrower; provided, however, that the Borrower shall, upon the Administrative Agent’s request and at the Borrower’ own cost and expense, make all proofs of loss and take all other steps necessary or reasonably requested by the Administrative Agent to collect from insurers for any loss covered by any insurance required to be obtained by this Schedule 6.07.
(k)Acceptable Policy Terms and Conditions. All policies of insurance required to be maintained pursuant to this Schedule 6.07 shall contain terms and conditions reasonably acceptable to the Administrative Agent in consultation with the Insurance Consultant.
(l)Draft Insurance Policy Review. To the extent that the Borrower furnishes the Administrative Agent or the Insurance Consultant with draft copies of the policies of insurance it intends to procure that are required to be maintained pursuant to this Schedule 6.07, including the identities of the insurer(s), the insured amounts and the deductibles, all of which the Administrative Agent (in consultation with the Insurance Consultant) have approved, the Borrower warrants that the insurance policies procured by or on behalf of the Borrower shall be the same in all material respects as the policies previously approved by the Administrative Agent.
1.3Other Insurance Requirements. The Borrower shall maintain or cause to be maintained such insurance in addition to or in lieu of that required by the foregoing provisions of this Schedule 6.07 as the Administrative Agent may from time to time reasonably require, due to (i) new information coming to the attention of the Administrative Agent after the Closing Date or (ii) changed circumstances after the Closing Date, which, in the case of either of the foregoing clauses (i) and (ii), is reasonably determined by the Administrative Agent to render the insurance coverage set forth in this Schedule 6.07 materially inadequate. In addition to the other requirements of this Schedule 6.07, the Company shall obtain and maintain such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as the Administrative Agent in consultation with the Insurance Consultant may reasonably request from time to time; provided that such other insurance and amounts are then commonly insured against with respect to similar assets, in similar regions, with similar exposures, and which are available on commercially reasonable terms.
1.4Certification of Compliance. The Borrower shall deliver to the Administrative Agent on or before the Closing Date and annually thereafter with respect to the renewal date of each insurance policy required to be maintained by it pursuant to this Schedule 6.07, certificates of insurance executed by the insurer or its duly authorized representative which shall be in a form acceptable to the Administrative Agent and shall indicate the types, amounts, deductibles and terms and conditions required herein, accompanied by a letter from the Borrower’s insurance broker certifying to the Administrative Agent and the Lenders that the proposed renewal policy (or policies) satisfies the requirements of this Schedule 6.07, coverage is in full force and effect and all premiums then due have been paid or are not in arrears. The Borrower shall advise the Administrative Agent in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Borrower or other party providing insurance on its behalf which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Borrower pursuant to this Schedule 6.07.
Upon request from the Administrative Agent, the Borrower will promptly furnish the Administrative Agent with complete copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by or on behalf of the Borrower and the Project.
1.5No Duty to Verify Insurance Compliance. The Administrative Agent and any other Lender Party shall be entitled, upon reasonable advance notice, to review the Borrower’s (or other appropriate party’s) books and records regarding all insurance policies maintained with respect to the Project and the Borrower’s obligations under this Schedule 6.07. Notwithstanding the foregoing, no provision of this Schedule 6.07 or any other provision of this Agreement or any other Loan Document shall impose on the Administrative Agent or any other Lender Party, or their successors and assigns, any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower or the Project, nor shall the Administrative Agent or any other Lender Party, or their successors and assigns, be responsible for any representations or warranties made by or on behalf of the Borrower or any other party to any insurance company or underwriter.
1.6Waiver of Insurance Requirements. If at any time the Borrower determines in its reasonable judgment that any insurance (including the limits or deductibles thereof) required to be maintained by this Schedule 6.07 is not available on commercially reasonable terms due to prevailing conditions in the commercial insurance market at such time, then the Borrower may make a written request to temporarily waive such requirement together with a written report of the Borrower’s insurance broker or another independent insurance broker of nationally-recognized standing in the insurance industry (i) certifying that such insurance is not available on commercially reasonable terms (and, in any case where the required maximum coverage is not reasonably available, certifying as to the maximum amount which is so available), (ii) explaining in detail the basis for such broker’s conclusions, and (iii) containing such other information as the Administrative Agent or the Insurance Consultant may reasonably request. If the Administrative Agent, in consultation with the Insurance Consultant, determines that such insurance (including the limits or deductibles thereof) is not available on commercially reasonable terms in the commercial insurance market, then the Administrative Agent shall temporarily waive such requirement. At any time after the granting of any temporary waiver pursuant to this Section 1.6 of this Schedule 6.07, but not more than once in any year, the Administrative Agent may request, and the Borrower shall furnish to the Administrative Agent within thirty (30) days after such request, an updated insurance report reasonably acceptable to the Administrative Agent and the Insurance Consultant from the Borrower’s independent insurance broker. Any waiver granted pursuant to this Schedule 6.07 shall expire, without further action by any party, immediately upon (A) such waived insurance requirement becoming available on commercially reasonable terms, as determined by the Administrative Agent, in consultation with the Insurance Consultant or (B) failure of the Borrower to deliver an updated insurance report pursuant to this Section 1.6.
1.7No Limitation of Liability. The insurance coverages required of the Borrower set forth in this Schedule 6.07 shall in no way affect, nor are they intended as a limitation of, the Borrower’s liability with respect to the Credit Agreement. For the avoidance of doubt, coverage limits specified in this Schedule 6.07 do not serve as a limitation to the Borrower or the Borrower’s insurance companies’ liabilities.

SCHEDULE 7.08
PERMITTED AFFILIATE TRANSACTIONS
1.Construction Management Services Agreement, dated May 9, 2025, between SB Energy DevCo (US), LLC and Angiola East, LLC.
2.Asset Management Agreement, to be dated on or about the date that the project achieves Mechanical Completion as defined in the Construction Contracts, by and between SB Energy DevCo (US), LLC and Angiola East, LLC.

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
Angiola East, LLC
3 Lagoon Drive, Suite 280
Redwood City, CA, 94065
Attn: General Counsel
Email: legalus@sbenergy.com
ADMINISTRATIVE AGENT/COLLATERAL AGENT:
Administrative Agent’s Office (for payments and Requests for Credit Extensions):
Bank of America, N.A.
Mail Code: TX2-979-02-22
4500 Amon Carter
4500 Amon Carter Blvd
Attention: Eldred Sholars
Telephone: 469.201.8982
Facsimile: 214 .290.9485
Electronic Mail:
eldred.sholars@bofa.com
Account No.: 1366072250600
Ref: Angiola East LLC
ABA#: 026009593
Other Notices as Administrative
Agent/Collateral Agent:
Bank of America, N.A.
Agency Management
900 W Trade Street
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: Priscilla Ruffin
Telephone: 980-387-3475
Facsimile: 704-208-2871
Electronic Mail:
priscilla.l.ruffin@bofa.com

LENDER:
Bank of America, N.A.
Agency Management
900 W Trade Street
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: Priscilla Ruffin
Telephone: 980-387-3475
Facsimile: 704-208-2871
Electronic Mail: priscilla.l.ruffin@bofa.com

EXHIBIT A-1
FORM OF LOAN NOTICE
Date: ___________, ____1

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Angiola East, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.
The undersigned hereby requests (select one)2:

Borrowing, Conversion or Continuation	Requested Amount	Base Rate Loan or Term SOFR Loan	Interest Period (for Term SOFR Loans)[3]

The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement, and each condition set forth in Section 4.02 has been satisfied with respect to such Borrowing.
1 All requests submitted under a single Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed
2 For multiple borrowings, conversions and/or continuations, fill out a new row for each borrowing/conversion and/or continuation.
3 Choose one-month or three-month Interest Period.

Sincerely,
ANGIOLA EAST, LLC

By:
Name:
Title:
[Signature Page - Loan Notice (Angela)]

EXHIBIT A-2
FORM OF BORROWER DRAWDOWN CERTIFICATE
Date: __________________4
Borrowing Date: ___________________(the “Borrowing Date”)

To:	Bank of America, N.A., as Administrative Agent

Re:	Angiola Solar, LLC
Ladies and Gentlemen:
This Borrower Drawdown Certificate is delivered to you pursuant to the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Angiola East, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.
We have read the provisions of the Credit Agreement that are relevant to the furnishing of this Borrower Drawdown Certificate. To the extent that this Borrower Drawdown Certificate evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.
The Borrower hereby certifies that, in respect of the Borrowing being requested in connection herewith, as of the Borrowing Date:
(a)    The estimated Project Costs to achieve commercial operation of the Project and the Tax Equity Funding Date are $__________, segregated by major categories and summarized in Appendix A-1 attached hereto. Such amount is consistent with the current Project Budget or has otherwise been approved or permitted pursuant to the Credit Agreement.
(b)    [Project Costs incurred through the immediately preceding Borrowing Date for which a Borrower Drawdown Certificate had been submitted by the Borrower are $__________, segregated by major categories as described in Appendix A-1 attached hereto.]5
(c)    Project Costs incurred prior to the date hereof are $__________, of which $__________ will be paid with the proceeds of the Loans and $__________ will be paid
4 Certificate must be submitted to the Administrative Agent at least three Business Days prior to the proposed Borrowing Date.
5 To be included for all Borrowings other than the initial Borrowing.
A-2-1

with the proceeds of equity contributions, segregated by major categories as described in Appendix A-1 attached hereto and segregated by sources of funds as described in Appendix A-1 attached hereto.
(d)    Project Costs paid from the Local Construction Account since the last deposit in the Local Construction Account were $__________, segregated by major categories as described in Appendix A-2 attached hereto, and documentation evidencing the payment of such Project Costs therefrom is attached to Appendix A-2 attached hereto. The balance on deposit in the Local Construction Account is $__________, and after taking into account the funding requested herein will be $__________.
(e)    All work that has been done on the Project has been done in a good and workmanlike manner and in accordance with the Construction Contracts and Prudent Industry Practices, and there has not been filed with or served upon the Borrower, Holdings or the Project (or any part thereof) notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released or which will not be released with the payment of such obligation out of such Loan, other than any of the foregoing that would constitute a Permitted Lien.
(f)    After taking into consideration the Borrowing being requested in connection herewith, Available Construction Funds equal or exceed the aggregate unpaid amount of Project Costs required to cause the Tax Equity Funding Date to occur on or prior to the SLB Date Certain and the Maturity Date Certain in accordance in all material respects with Applicable Law, the Operative Documents, the Plans and Specifications, the Project Schedule and the Project Budget and in all respects with Prudent Industry Practices.
(g)    A detailed description of variances from the Project Costs estimated as of the Closing Date in an amount exceeding $25,000 individually or $100,000 in aggregate is summarized on Appendix B attached hereto.
(h)    A list of all approved, pending and proposed change orders to the Construction Contracts, which has not been previously delivered to the Administrative Agent, is attached hereto as Appendix C.
(i)    Attached hereto to as Appendix D is a list of all Lien Waiver Contractors that have worked on the Project [since the immediately preceding Borrowing Date for which a Borrower Drawdown Certificate had been submitted by the Borrower],6 and subject to the Borrower’s right to contest any liens and to the extent such lien would not be covered by the mechanics’ lien coverage pursuant to the Title Policy, the Borrower has separately delivered to the Administrative Agent copies of all invoices, acknowledgments of payment, and conditional releases of mechanics’ and materialmen’s liens upon progress payments from each such Lien Waiver Contractor (or a bond in the amount of all payments owed to any such contractor, subcontractor or Person as to whom
6 To be included for all Borrowings and equity contributions other than the initial Borrowing.
A-2-2

the filing periods for mechanics’ and materialmen’s Liens have not expired or who have filed mechanics’ and materialmen’s Liens) relating to all work done on the Project [since the immediately preceding Borrowing Date for which a Borrower Drawdown Certificate had been submitted by the Borrower]7 that are required to be delivered pursuant to Section 4.02(c)(i) of the Credit Agreement.
(j)    The estimated Tax Equity Funding Date is __________, which is not later than the SLB Date Certain. To the Borrower’s knowledge, there has not occurred any development that materially adversely affects the likelihood of the Tax Equity Funding Date occurring on or prior to the SLB Date Certain.
(k)    No Default or Event of Default has occurred and is continuing or will result from the application of funds requested herein.
(l)    Each representation and warranty set forth in Article V of the Credit Agreement is true and correct in all material respects, unless such representation or warranty (i) is already qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects or (ii) relates solely to an earlier date, in which case it shall have been true and correct in all material respects (or if clause (i) is applicable, in all respects) as of such earlier date.
(m)    All Applicable Permits required as of the Borrowing Date from any Governmental Authority have been issued, are in full force and effect and are not subject to any pending appeals or further proceedings or to an unsatisfied material condition that is required to have been satisfied as of the Borrowing Date pursuant to the terms of such Applicable Permit.
(n)    No Change in Tax Law or Proposed Change in Tax Law has occurred that could reasonably be expected to materially reduce or delay the amount to be funded by the Tax Equity Investor under the Tax Equity Documents on the Tax Equity Funding Date, other than as may be permitted by, or otherwise deemed to not have occurred pursuant to Section 4.02(i) of the Agreement.
(o)    The credit rating of each of Central Coast Community Energy and Silicon Valley Clean Energy Authority is at least BBB+ by S&P or Baa3 by Moody’s unless the Tax Equity Investor shall have waived or reduced such requirement under the Tax Equity Documents.
(p)    [The Borrower has delivered to the Administrative Agent and the Independent Engineer evidence of the Sponsor’s equity contribution to, or payment on behalf of, the Borrower for all Project Costs, in excess of $50,000.]8
(q)    The Borrower has delivered to the Administrative Agent all invoices exceeding $50,000, the most recent construction progress reports, and material project
7 To be included for all Borrowings and equity contributions other than the initial Borrowing.
8 To be included for first Borrowing only.
A-2-3

updates and change orders (not previously delivered to the Administrative Agent) for the Project.
*          *          *
A-2-4

Sincerely,
ANGIOLA EAST, LLC

By:
Name:
Title:

Accepted by:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:
A-2-1

APPENDIX A-1: ITEMIZED PROJECT COSTS
[To be attached.]
APPENDIX A-2: TRANSFERS TO LOCAL CONSTRUCTION ACCOUNT
[To be attached.]
APPENDIX B: BUDGET VARIANCES
[To be attached.]
APPENDIX C: LIST OF CHANGE ORDERS
[To be attached.]
APPENDIX D: LIST OF LIEN WAIVER CONTRACTORS
[To be attached.]
INVOICES, CONSTRUCTION PROGRESS REPORTS, AND MATERIAL PROJECT UPDATES AND CHANGE ORDERS
[Provided under separate cover.]
A-2-2

EXHIBIT A-3
FORM OF IE DRAWDOWN CERTIFICATE
Date: __________________
Borrowing Date: ____________________ (the “Borrowing Date”)

To:	Bank of America, N.A., as Administrative Agent

Re:	Angiola East, LLC
Ladies and Gentlemen:
This IE Drawdown Certificate (this “Certificate”) is delivered to you pursuant to the scope of work in that certain Task Authorization, dated as of October 17, 2024 (issued under that certain Master Services Agreement, dated as of June 15, 2023 (the “MSA”), the “TA”), between Angiola East, LLC (the “Borrower”) and Leidos Engineering, LLC (the “Independent Engineer”), and in connection with the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent. On or prior to the date of the Financing Agreement, the Administrative Agent and Collateral Agent, authorized to act for and on behalf of the Lenders, executed a Reliance Agreement with the Independent Engineer, outlining the terms and conditions of its use of this Certificate and the opinions set forth herein.
The statements contained herein are made on the understanding and assumption that the information provided to the Independent Engineer as to the matters covered by this Certificate is true, correct, and complete. The Independent Engineer hereby makes the following statements with respect to the Angela Solar Project located in Tulare County, California (the “Project”) as of the date hereof and may be used to assist the Lenders for the purposes set forth in Section 4.02 of the Credit Agreement:
1.    We have read the provisions of the Credit Agreement that identify the responsibilities of the Independent Engineer related to providing this Certificate as stated in Section 4.02 of the Credit Agreement.
2.    We have reviewed the material and data made available to us by the Material Contractors and the Borrower [since the date of the last IE Drawdown Certificate],9 which information consists of (a) the executed Borrower Drawdown Certificate (including all attachments thereto) (the “Current Borrower Drawdown Certificate”); and (b) work progress documents consisting of monthly progress reports and other material related to the Project as we believed were necessary to establish the accuracy of the technical aspects of the Current Borrower Drawdown Certificate.
9 To be included for all Borrowings other than the initial Borrowing.
A-3-1

[We last visited the Site on _______.] [We have performed [#] live, remote video inspections (“Virtual Site Visits” or “VSVs”). We last performed a VSV on _______.] [We have augmented our review with photographs and video recordings provided by the Project per our instructions.]
Our review and observations were performed in accordance with generally accepted engineering practices and in accordance with the standards of care practiced by independent and consulting engineers in performing similar tasks on like projects. [We have previously reviewed all prior Borrower Drawdown Certificates.]10
3.    We have periodically reviewed the progress of engineering, procurement and construction for the Project and in the course of this review we have not discovered any errors or omissions of a technical nature in the claims for materials that have been procured and work performed under the Current Borrower Drawdown Certificate [and all previous Borrower Drawdown Certificates].11
4.    Our review of the aforementioned information, we are of the opinion that, as of the date hereof:
(a)    The estimated Project Costs to achieve commercial operation of the Project and the Tax Equity Funding Date [are/are not] as set forth in the Current Borrower Drawdown Certificate.
(b)    The amount of the currently estimated aggregate Project Costs required to achieve the Tax Equity Funding Date in accordance with the Construction Contracts, Tax Equity Documents and as set forth in the Current Borrower Drawdown Certificate [is/is not] consistent with the Project Budget.
(c)    The Tax Equity Funding Date [is/is not] expected to be achieved by the date indicated in the Current Borrower Drawdown Certificate.
(d)    Our scope of review [has/has not] brought to our attention any technical errors or omissions in the information contained in the Current Borrower Drawdown Certificate.
(e)    Based on our scope of work and our observation of the construction during our most recent site visit, the quality of construction performed that was observed [during our walk-through]12 appears to [have/have not] been performed in materially in accordance with the Construction Contracts, and the Borrower and the Material Contractors [have/do not have] management controls in place to assure that the completed work materially conforms to the Construction Contracts.
(g)    The work accomplished during the period covered by this Certificate [is/is not] in material accordance with the Project Schedule.
10 To be included for all Borrowings other than the initial Borrowing.
11 To be included for all Borrowings other than the initial Borrowing.
12 Insert only if onsite visits were performed.
A-3-2

(h)    The Borrowing requested by the Current Borrower Drawdown Certificate [is/is not] consistent with the Project Budget.
(i)    To the best of our knowledge, there are [no] approved, pending or proposed change orders or cost overruns that are not listed on Appendix A to the Current Borrower Drawdown Certificate.
5.    [Based on evidence provided by the Borrower, as of the date hereof, the aggregate amount of equity contributions to, or payment on behalf of, the Borrower for all Project Costs is $________.]13
6.    The Independent Engineer does not know of any pending or proposed changes in any technical or environmental codes or regulations affecting the design, construction or operation of the Project that would affect the Project or the ability to obtain any Permits necessary for the design, construction or operation of the Project.
7.    Except as specified above, the undersigned has [not] discovered any error in the matters set forth in the Current Borrower Drawdown Certificate that are within its scope of work.
This Certificate is solely for the information of and assistance to the Administrative Agent and Collateral Agent for and on behalf of the Lenders and Project LC Issuers in conducting and documenting its investigation of the matters covered by this Certificate in connection with the Project and should not be used, circulated, quoted or otherwise referred to for any other purpose. The Independent Engineer disclaims any obligation to update this Certificate. This Certificate is not intended to, and may not, be construed to benefit any party other than the Administrative Agent and Collateral Agent for and on behalf of the Lenders and Project LC Issuers.
[Signature Page Follows]
13 To be included only for initial Borrowing.
A-3-3

IN WITNESS WHEREOF, the Independent Engineer has caused this Certificate to be executed on its behalf by the undersigned on and as of the date first set forth above.
*         *         *

LEIDOS ENGINEERING, LLC

By:
Name:
Title:

By:
Name:
Title:
A-3-1

EXHIBIT B
FORM OF NOTE
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ______________________or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in Article 8 of the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ANGIOLA EAST, LLC

By:
Name:
Title:
B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2

EXHIBIT C
FORM OF CONSENT
CONSENT AND AGREEMENT
([Material Counterparty])

This CONSENT AND AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Consent”), dated as of [•], is entered into by and among [•], a [•] [•] (“Contracting Party”), BANK OF AMERICA, N.A., in its capacity as collateral agent for the Lender Parties (as defined below) (together with its successors and assigns in such capacity and its designees and transferees, “Collateral Agent”), and ANGIOLA EAST, LLC, a Delaware limited liability company (“Project Company”).
RECITALS:
A.    Project Company owns and intends to develop, construct and operate an approximately 40 MWAC PV solar project plus 20 MW/80 MWh battery energy storage project to be constructed in Tulare County, California. (the “Project”).
B.    In order to finance the development and construction of the Project, Project Company, as borrower, has entered into the Credit Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of May 12, 2025, by and among the financial institutions from time to time party thereto as lenders (the “Lenders”) and Project LC Issuers (“LC Issuers”) , Bank of America, N.A., as Administrative Agent, and Collateral Agent, pursuant to which, inter alia, the Lenders have extended commitments to make loans to Project Company on the terms therein set forth.
C.    Contracting Party and Project Company have entered into that certain [insert Material Project Document], dated as of [•] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Contract”).
D.    Pursuant to the Security Agreement, dated as of May 12, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Security Agreement”, and together with the Credit Agreement and the other loan documents executed in connection therewith, the “Loan Documents”), by and between Project Company and Collateral Agent, Project Company has, inter alia, assigned, as collateral security for Project Company’s obligations under the Credit Agreement, all of the right, title and interest in, to and under, inter alia, the Contract to Collateral Agent for the benefit of the secured parties referenced in the Credit Agreement (the “Lender Parties”) (such collateral assignment, the “Assignment”).
E.    It is a condition precedent to the obligations of the Lender Parties under the Loan Documents that Project Company shall have entered into this Consent with Contracting Party and Collateral Agent.

AGREEMENT:
NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree, notwithstanding anything in the Contract to the contrary, as follows:
Section 1.    Consent to Assignment. Contracting Party acknowledges and consents to the Assignment and, furtherance thereof, agrees with Collateral Agent for the benefit of the Lender Parties as follows:
(a)    Subject to the terms of this Consent and the Loan Documents, Collateral Agent shall be entitled (but not obligated) in the exercise of its rights and remedies under the Loan Documents upon an “Event of Default” having occurred and continuing under the Loan Documents, to make all demands, give all notices, take all actions and to exercise all rights of Project Company under the Contract and to cure any defaults of Project Company under the Contract. Upon receipt of notice from Collateral Agent that an “Event of Default” has occurred and is continuing under the Loan Documents, Contracting Party agrees to accept such exercise and cure by Collateral Agent and to render to the Lender Parties all performance due by Contracting Party to Project Company under the Contract and this Consent.
(b)    Contracting Party agrees that it will not, without the prior written consent of Collateral Agent (such consent not to be unreasonably withheld):
(i)    cancel or terminate the Contract, or suspend performance of its services thereunder, except as provided in the Contract or by operation of law and in accordance with Section 1(c) below, or consent to or accept any cancellation, termination or suspension thereof by Project Company;
(ii)    other than as permitted by the Contract, sell, assign or otherwise dispose (by operation of law or otherwise) of any part of its interest in the Contract; or
(iii)    amend, novate or modify the Contract in any material respect except as allowed by the Contract or as permitted by the Loan Documents (as represented to Contracting Party by the Project Company).
Contracting Party agrees to deliver, as soon as reasonably practicable, duplicates or copies of all notices (A) of default delivered by Contracting Party under the Contract to Collateral Agent simultaneously with delivery thereof to Project Company and (B) relating to any matter that would require the consent of Collateral Agent pursuant to this Section 1.
(c)    Contracting Party will not cancel or terminate the Contract on account of any default or breach of Project Company thereunder without written notice to Collateral Agent and first providing to Collateral Agent:
(i)    if such default is the failure to pay amounts to Contracting Party that are due and payable by Project Company under the Contract, 30 days from the later of the date notice of default is delivered to Collateral Agent and the expiration of the cure period provided in the Contract to cure such default; or
(ii)    if the breach or default cannot be cured by the payment of money to Contracting Party, a reasonable opportunity (which shall not in any case be deemed to be a period of time shorter than the cure period provided in the Contract) to cure such breach or default (as may be extended pursuant to the immediately succeeding paragraphs of this Section 1), so long as Collateral Agent (A) shall have commenced to cure the breach or default within 60 days from the later of the date notice of default is delivered to Collateral Agent and the expiration of the cure period provided in the Contract and (B) thereafter diligently pursues such cure to completion and continues to perform any monetary obligations under the Contract, and all other material obligations under the Contract are performed by Project Company or Collateral Agent or its designee(s) or assignee(s); provided that, if Contracting Party is asked to continue performing under the Contract, Contracting Party shall be paid for such performance in accordance with the terms of the Contract.
If possession of the Project is necessary to cure such breach or default and Collateral Agent has commenced foreclosure proceedings, Collateral Agent will be allowed a reasonable period to complete such proceedings; provided that, if Contracting Party is asked to continue performing under the Contract, Contracting Party shall be paid for such performance in accordance with the terms of the Contract. If Collateral Agent is prohibited by any process, stay, injunction or court order issued by any governmental authority or any bankruptcy or insolvency proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the above time periods shall be extended by the period of such prohibition; provided that, if Contracting Party is asked to continue performing under the Contract, Contracting Party shall be paid for such performance in accordance with the terms of the Contract.
If Collateral Agent notifies Contracting Party that an “Event of Default” under the Loan Documents has occurred and is continuing and that the Collateral Agent has elected to exercise its rights and remedies pursuant to the Credit Agreement and Security Agreement, Contracting Party (i) consents to the transfer of Project Company’s interest under the Contract to Collateral Agent, the other Lender Parties or their designee(s) or assignee(s) or a purchaser or grantee (in each case, a “Subsequent Owner”) at a foreclosure sale by judicial or nonjudicial foreclosure and sale or by a conveyance by Project Company in lieu of foreclosure and agrees that, provided such Subsequent Owner assumes all rights and obligations of the Project Company under the Contract in writing, upon such foreclosure, sale or conveyance (in each case, a “Transfer Event”), Contracting Party shall recognize such Subsequent Owner as the counterparty under the Contract and (ii) agrees that, in the case of a Transfer Event, Contracting Party shall continue to perform its obligations under the Contract in favor of such Subsequent Owner.
No cure or attempt to cure such a breach or default shall be construed as an assumption by Collateral Agent of any covenants, agreements or obligations of Project Company under or in respect of the Contract.

(d)    In the event that the Contract is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding and if, within 60 days after such rejection or termination, Collateral Agent shall so request, Contracting Party will execute and deliver to Collateral Agent a new contract, which contract shall be on the same terms and conditions as the original Contract for the remaining term of the original Contract before giving effect to such termination. The new contract shall not be effective until Collateral Agent, Lender Parties or their designee have also executed such contract.
(e)    In the event Collateral Agent, another Lender Party or any of their respective assignee(s) or designee(s) elect to perform Project Company’s obligations under the Contract as provided in Section 1(c) above or to enter into a new contract as provided in Section 1(d) above, there shall be no recourse against Collateral Agent, such other Lender Party or their designee(s) and assignee(s) (each, a “Non-Recourse Party”), for any liability arising in connection with any breach or default under the Contract, except to the extent the same is enforced against such Non-Recourse Party’s interest in the Contract or in the Project; provided, however, that nothing herein shall limit or restrict any right or remedy of Contracting Party against a Non- Recourse Party to the extent that such Non-Recourse Party would otherwise be liable for its own actions with respect to any fraud, willful misconduct or gross negligence.
The Collateral Agent, the other Lender Parties or their designee(s) or assignee(s) shall not be obligated or required to perform any of the Project Company’s obligations under the Contract or to take any action to collect or enforce any claim for payment assigned under the Loan Documents, except during any period in which such person has elected to succeed to Project Company’s interest under the Contract as a Subsequent Owner or as a counterparty to a new contract pursuant to Section 1(d) above. In the event Collateral Agent, the other Lender Parties or their designee(s) or assignee(s) succeed to Project Company's interest under the Contract, Collateral Agent, the other Lender Parties or their designee(s) or assignee(s) shall assume liability for all of Project Company’s obligations under the Contract, other than liability for claims arising prior to such assumption and defaults which, by their nature, are incapable of cure (any right in respect of such excluded obligation being hereby expressly waived by the Contracting Party), but including the obligation to cure any then-existing payment defaults. Collateral Agent, the other Lender Parties and their designee(s) or assignee(s) shall have the right to assign all or a portion of the Contract or the new contract and guaranty, if applicable, entered into pursuant to Section l(d) above to a Subsequent Owner, provided such Subsequent Owner assumes, in writing, the obligations of Project Company (or Collateral Agent or the other Lender Parties or their designee(s) or assignee(s)) under the Contract. Upon such assignment, Collateral Agent and the other Lender Parties and their designee(s) or assignee(s) (including their agents and employees) shall be released from any further liability thereunder, to the extent of the interest assigned.
(f)    Without limiting anything herein, the warranties provided by Contracting Party under the Contract shall continue in full force and effect (until the expiration of the applicable warranty periods set forth in the Contract) in the event that Collateral Agent, the other Lender Parties, or their designee(s) or assignee(s) succeed to Project Company’s right, title and interest in the Contract.

(g)    From the date of this Consent and until the Discharge Date (as defined in the Credit Agreement), Contracting Party agrees to make all payments (if any) to be made by Contracting Party to Project Company under the Contract directly to the following account: The JPMorgan Chase Bank, N.A., in its capacity as depositary bank under the Loan Documents, ABA No.: 021000021, Account No.: [•], Account Name: [•], or at such other person or entity and/or at such other address as Collateral Agent may from time to time specify in writing; provided, however, that the foregoing shall not limit Contracting Party’s right to contest any requested payment in good faith pursuant to the Contract. All payments required to be made by a Contracting Party under the Contract shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, other than as expressly allowed by the terms of the Contract. All such payments by a Contracting Party hereunder shall be given credit as having been paid under the Contract.
(h)    Contracting Party agrees to deliver within a commercially reasonable period of time, in respect of the Contract, an estoppel certificate in form and substance satisfactory to Project Company and the applicable recipients thereof, including customary certifications and representations, to any investor in or purchaser of the Project in connection with the completion of the Project promptly upon receipt of a request from Project Company.
Section 2.    Representations and Warranties. Contracting Party hereby represents and warrants that:
(a)    Contracting Party (i) is a [•] duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified, authorized to do business and in good standing in every jurisdiction necessary to perform its obligations under the Contract and this Consent, and (iii) has all requisite power and authority to enter into and to perform its obligations hereunder and under the Contract, and to carry out the terms hereof and thereof and the transactions contemplated hereby and thereby;
(b)    the execution, delivery and performance by Contracting Party of this Consent and the Contract have been duly authorized by all necessary corporate or other action on the part of Contracting Party and do not require any approvals, filings with, or consents of any entity or person that have not previously been obtained or made;
(c)    each of this Consent and the Contract is in full force and effect, has been duly executed and delivered on behalf of Contracting Party by the appropriate officers of Contracting Party, and constitutes the legal, valid and binding obligation of Contracting Party, enforceable against Contracting Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law);
(d)    there is no litigation, action, suit, proceeding or investigation pending or (to Contracting Party’s actual knowledge) threatened against Contracting Party before or by any court, administrative agency, arbitrator or governmental authority, body or agency that, if adversely determined, individually or in the aggregate, (i) could reasonably be expected to materially adversely affect the performance by Contracting Party of its obligations hereunder or under the Contract, or that could reasonably be expected to modify or otherwise materially adversely affect any required approvals, filings or consents that have previously been obtained or made, (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or operations of Contracting Party or (iii) questions the validity, binding effect or enforceability hereof or of the Contract, any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby;
(e)    the execution, delivery and performance by Contracting Party of this Consent and the Contract, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of, breach of or default under any term of its formation or governance documents, or of any material contract or agreement to which it is a party or by which it or its property is bound, or of any license, permit, franchise, judgment, injunction, order, law, rule or regulation applicable to it;
(f)    neither Contracting Party nor, to Contracting Party’s actual knowledge, Project Company is in default of any of its obligations under any instrument referred to in the preceding paragraph;
(g)    to Contracting Party’s actual knowledge, (i) no event of force majeure exists that would impair, restrict or hinder Contracting Party’s ability to perform the Contract, (ii) no event or condition exists that would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either Contracting Party or Project Company to terminate or suspend its obligations under the Contract, (iii) there are no disputes or legal proceedings between Contracting Party and Project Company relating to the Contract, and (iv) Project Company does not owe any indemnity payments, liquidated damages or other amounts to Contracting Party under the Contract and Contracting Party is not aware of any existing counterclaims, offsets or defenses against Project Company under the Contract;
(h)    the [Contract and this Consent]14 are the only effective agreements between Project Company and Contracting Party with respect to the Project, and all of the conditions precedent to effectiveness under the Contract (including any warranties provided by Contracting Party) have been satisfied or waived;
(i)    the Contract has not been amended, supplemented or modified since the date of its execution [except as detailed in the recitals hereto];
(j)    (i) Contracting Party has not assigned, transferred or hypothecated the
Contract or this Consent or any interest herein or therein and (ii) Contracting Party affirms that it has received no written notice of any assignment relative to the right, title and interest of Project Company in, to and under the Contract other than the Assignment;
14 To include any P.O.s, change orders, or agreements ancillary to the Contract in this section15 Include if applicable to Contract.

(k)    all government approvals required to be obtained by Contracting Party and necessary for the execution, delivery and performance by Contracting Party of Contracting Party’s obligations under the Contract that are expected to be obtained as of the execution of this Consent have been obtained and are in full force and effect; [and]
(l)    [Project Company provided Contracting Party with access to the Project Site (as defined in the Contract) on or prior to [•] to enable Contracting Party to perform its obligations under the Contract.]15
Each of the representations and warranties set forth in this Section 2 is made as of the date hereof only and shall not be affected by subsequent events. These representations and warranties shall survive the execution and delivery of this Consent and the Contract and the consummation of the transactions contemplated hereby and thereby.
Section 3.    Notices. All notices required or permitted hereunder shall be in writing and shall be effective (a) upon receipt if hand delivered, (b) upon the date of transmission with confirmation of receipt if sent by facsimile or other electronic means and (c) if otherwise delivered, upon the earlier of receipt or two Business Days (as defined in the Contract) after being sent registered or certified mail, return receipt requested, with proper postage affixed thereto, by email, or by private courier or delivery service with charges prepaid, and addressed as specified below:
If to Contracting Party:
[•]
Attention: [•]
Fax: [•]
Email: [•]
If to Collateral Agent:
Bank of America, N.A.
Agency Management
900 W Trade Street
Mail Code: NC1-026-06-03
Tel: 980-387-5452
Fax: 704-208-2871
Attn: Kelly Weaver
Email: Kelly.weaver@bofa.com
If to Project Company:
Angiola East, LLC
3 Lagoon Drive, Suite 280
Redwood City, CA 94065 Attention: General Counsel
Email:legalus@sbenergy.com
15 Include if applicable to Contract.

Any notice or other communication delivered by e-mail to Collateral Agent must include and be contained in a scanned or imaged attachment in .pdf or similar widely used format.
Section 4.    Assignment; Amendment
(a)    This Consent shall be binding upon and benefit the successors and assigns of the parties hereto and their respective successors, transferees and assigns (including without limitation, any entity that refinances all or any portion of the obligations under the Credit Agreement). Contracting Party agrees (i) to confirm such continuing obligation in writing upon the reasonable request of Project Company, Collateral Agent, the other Lender Parties or any of their respective successors, transferees or assigns, and (ii) to cause any successor-in-interest to Contracting Party with respect to its interest in the Contract to assume, in writing in form and substance reasonably satisfactory to Collateral Agent and the other Lender Parties, the obligations of Contracting Party hereunder. No termination, amendment, variation or waiver of any provisions of this Consent shall be effective unless in writing and signed by the parties hereto; provided that, all rights and obligations of the parties hereto shall terminate upon the Discharge Date (as defined in the Credit Agreement).
(b)    The parties hereto hereby agree that the rights and obligations of each of Contracting Party and Project Company under this Consent shall automatically, without any further action of any person, be terminated immediately on the date when all of the loans and other obligations owed by Project Company and its affiliates pursuant to the Credit Agreement (excluding contingent indemnification and other provisions that by their express terms survive the repayment of the loans and other obligations owed under the Credit Agreement) have been repaid in full, and all security interests and other liens granted or held thereunder have been terminated, released and discharged, notice of which shall be provided in writing by Project Company to Contracting Party.
Section 5.    Financial Statements. Contracting Party shall deliver to Collateral Agent quarterly unaudited and annual audited financial statements of Contracting Party as the same shall be available from time to time.
Section 6.    GOVERNING LAW; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    THIS CONSENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b)    Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court, in each case sitting in New York City for the purposes of all legal proceedings relating to the execution, validity or enforcement of this Consent. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(c)    To the extent permitted by applicable law, each party hereto hereby irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Consent or any matter arising hereunder.
Section 7.    Counterparts; Electronic Signatures.
(a)    This Consent may be executed in one or more duplicate counterparts and by electronic transmission, and when executed and delivered by all of the parties listed below, shall constitute a single binding agreement.
(b)    Delivery of an executed counterpart in .pdf electronic version shall be binding as if delivered in the original. The words “execution,” “signed,” “signature,” and words of like import in this Consent shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 8.    Miscellaneous.
(a)    In case any provision of this Consent, or the obligations of any of the parties hereto, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or the obligations of the other parties hereto, shall not in any way be affected or impaired thereby, and the parties hereto shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions.
(b)    Any corporation or association into which Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which Collateral Agent shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of Collateral Agent may be sold or otherwise transferred shall be the successor Collateral Agent hereunder without any further act.
(c)    In the performance of its obligations provided by it hereunder, Collateral Agent, as agent on behalf of the Lender Parties, shall be entitled to all of the rights, privileges, powers, benefits, protections, indemnities and immunities afforded to it pursuant to the Loan Documents.
(d)    The parties hereto acknowledge and agree that Collateral Agent will be exercising its rights and remedies hereunder, and will be providing any consents, directions or approvals contemplated to be provided by it hereunder, as agent on behalf of the Lender Parties and in accordance with directions from the Lender Parties, and accordingly Collateral Agent will not be liable for taking any such actions or failing to take any such actions in accordance with such directions or for delay in taking such actions resulting from any failure or delay by the Lender Parties in providing such directions.

(e)    This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings between the parties hereto in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Consent and any such agreement, document or instrument (including, without limitation, the Contract), the terms, conditions and provisions of this Consent shall prevail.
[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto by their officers thereunto duly authorized, have duly executed this Consent as of the date first set forth above.

CONTRACTING PARTY:

[•],

By:
Name:
Title:

COLLATERAL AGENT:

BANK OF AMERICA, N.A.,

By:
Name:
Title:

PROJECT COMPANY:

ANGIOLA EAST, LLC

By:
Name:
Title:

EXHIBIT D-1
FORM OF ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.
D-1-1

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignor[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Angiola East, LLC

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time), among the Borrower, the Lenders and Project LC Issuers from time to time party thereto, the Administrative Agent and Bank of America, N.A., as Collateral Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]

		$____________	$____________	___________%
		$____________	$____________	___________%
		$____________	$____________	___________%

[7.	Trade Date: ________________][9]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
5 List each Assignor, as appropriate.
6 List each Assignee and, if available, its market entity identifier, as appropriate.
7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
D-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNOR[S][11]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:[12]

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:
10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
D-1-3

[Consented to:][13]

ANGIOLA EAST, LLC

By:
Name:
Title:
13 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
D-1-4

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral, (iii) the financial condition of the Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee.
(1)    [The] [Each] Assignee represents and warrants that:
(i)    it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;
(ii)    it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement);
(iii)    from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;
(iv)    it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;
(v)    it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own
D-1-5

credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;
(vi)    it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest; and
(vii)    if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee;
(2)    [The] [Each] Assignee agrees that:
(i)    it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and
(ii)    it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.;
[(3) [The][Each] Assignee (x) represents and warrants, as of the Effective Date, to, and (y) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Credit Agreement, for the benefit of, [the][each] Assignor, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:
(i)    [the][such] Assignee is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to [the][such] Assignee’s entrance into, participation in, administration of and performance of the Loans, the Commitments and the Credit Agreement and acquisition and holding of the Assigned Interest; or
D-1-6

(iii)    (A) [the][such] Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84- 14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of [the][such] Assignee to enter into, participate in, administer and perform the Loans, the Commitments and the Credit Agreement and acquire and hold the Assigned Interest, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and the Credit Agreement and the acquisition and holding of the Assigned Interest satisfies the requirements of sub- sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of [the][such] Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to [the][such] Assignee’s entrance into, participation in, administration of and performance of the Loans, the Commitments and the Credit Agreement and acquisition and holding of the Assigned Interest.
(4)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (3) is true with respect to [the][an] Assignee or (2) [the][such] Assignee has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (3), [the][such] Assignee further (x) represents and warrants, as of the Effective Date, to, and (y) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Credit Agreement, for the benefit of, [the][each] Assignor, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of [the][any] Assignor, the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of [the][such] Assignee involved in the Loans, the Commitments or the Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under the Credit Agreement, any Loan Document or any documents related thereto).]
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed
D-1-7

counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
D-1-8

EXHIBIT D-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE
[On file with Administrative Agent.]
D-2-1

EXHIBIT E-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Angiola East, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date:
E-1-1

EXHIBIT E-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Angiola East, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:
E-2-1

EXHIBIT E-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Angiola East, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:
E-3-1

EXHIBIT E-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Angiola East, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Project LC Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:
E-4-1

EXHIBIT F
FORM OF INSURANCE BROKER CERTIFICATE
[Attached.]
F-1

2121 Sage Street, Suite 145 Houston, TX 77056 (800) 756-5509

May 12, 2025

Bank of America, N.A.
Agency Management
900 W Trade Street
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Tel:	980-387-5452
Fax:	704-208-2871
Attn:	Kelly Weaver
Email:	kelly.weaver@bofa.com
Ladies and Gentlemen:
The undersigned, a duly authorized representative of Cobbs Allen Capital, LLC d/b/a CAC Specialty (the “Insurance Broker”) hereby provides this letter (this “Letter”) to you with respect to the 40 MWAC solar electric generation facility, the co-located 20MW/80MWh battery energy storage system and related structures, facilities, equipment and parts under development by the Borrower in Tulare County, California (the “Project”), as more particularly described in that certain Credit Agreement, dated as of the date hereof (as may be amended, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Angiola East, LLC, a Delaware limited liability company (the “Borrower”), Bank of America, N.A., as administrative agent (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”), Bank of America, N.A., as collateral agent (in such capacity, and together with its successors and permitted assigns, the “Collateral Agent”) for certain lender parties under the Credit Agreement (the “Secured Parties”), the financial institutions or entities from time to time party thereto as lenders (collectively, “Lenders”) and project LC issuers (collectively, the “Issuing Banks”) and any other agents and persons party thereto, with respect to the Project in accordance with Section 4.01(f) of the Credit Agreement.
The Insurance Broker hereby certifies the following:
1.Insurance Broker has reviewed Section 6.07 and Schedule 6.07 of the Credit Agreement (the “Insurance Provisions”) and is familiar with the insurance requirements and provisions stated therein. Insurance Broker has not reviewed, and this Letter does not extend to any other agreements beyond those expressly referenced herein.
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cacgroup.com

2121 Sage Street, Suite 145 Houston, TX 77056 (800) 756-5509
2.All insurance policies required to be in place as of the date hereof for the Project (collectively, the “Insurance Policies”) pursuant to the Insurance Provisions are (i) in full force and effect, (ii) not subject to cancellation without a minimum of 30 days’ prior notice (except 10 days’ for nonpayment of premium) to the Administrative Agent, Collateral Agent and the Project Company and (iii) comply with the Insurance Provisions;
3.Attached as Annex I are true, correct, and complete certificates of insurance evidencing the existence of the Insurance Policies required to be maintained by the Borrower as of the date hereof pursuant to the Insurance Provisions;
4.All premiums due and payable, in connection with the Insurance Policies as of the date hereof pursuant to the Insurance Provisions have been paid in full or are not in arrears;
5.To the best of Insurance Broker’s knowledge, after due inquiry, no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would entitle an insurer of any Insurance Policy to validly avoid or otherwise reduce its liability under the relevant Insurance Policies; and
6.Insurance Broker has not received any notice from any insurer that any Insurance Policy has ceased to be in full force and effect or claim that the insurer’s liability under any such Insurance Policy can be reduced or avoided.
The Insurance Broker acknowledges that pursuant to the Credit Agreement, the Secured Parties will be providing debt financing to the Borrower for the Project, and in doing so will be relying on this Letter. The Insurance Broker consents to such reliance.
[SIGNATURE PAGE FOLLOWS]
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cacgroup.com

2121 Sage Street, Suite 145 Houston, TX 77056 (800) 756-5509
IN WITNESS WHEREOF, Insurance Broker has caused this Insurance Broker’s Certificate to be duly executed and delivered by an authorized officer of Insurance Broker as of the date first above written.

CAC SPECIALTY

By:	/s/ Erin Lynch
Name: Erin Lynch
Title: President, CAC Specialty – Natural Resources
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cacgroup.com

2121 Sage Street, Suite 145 Houston, TX 77056 (800) 756-5509

Annex 1
Insurance Certificates
[See attached]
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cacgroup.com

EXHIBIT G
FORM OF CONSTRUCTION PROGRESS REPORT
[Attached.]
G-1

Project (LLC) Development & Construction Report – Month, 2025

Submitted by:	Date of Report:
Project Name:	Site/Location:
Project Capacity:	Generation Type:
1.Executive Summary
1.1.Real Estate and Permitting
1.2.Capital Markets/Finance
1.1.Interconnection:
1.3.Procurement

Type	% delivered	Guaranteed Date	Comments
Modules
Trackers
Transformer
BESS
1.4.Construction
2.Schedule Update

Schedule Milestone	Variance	Last Report	Current Date
FNTP
Substation Back-feed
Guaranteed MC PV
Guaranteed MC BESS
Guaranteed PIS PV
Guaranteed PIS BESS
Guaranteed Substantial Completion
Guaranteed PPA COD
3.Budget Summary Update

	Current EAC	Prior EAC	Variance
Third Party Development Fee
Development Costs
Land Acquisition Costs
Network Upgrades - Non-Refundable
Network Upgrades - Refundable
OFE: Modules
OFE: Transformers
OFE: BESS

OFE: Others
EPC: PV/HV BOS (Excl. True Capture)
EPC: BESS BOS
EPC: BOP
EPC: Engineering, Monitoring & Inspections
Owner's Contingency
Owner's Insurance
Construction Management - CMSA
Construction Management
Operating expenses during Construction
Development Period Financing Costs
Transaction Costs
ITC Insurance
Tax Equity Commitment Fee
Construction Loan IDC & Upfront Fees
Total Capex
4.Construction Production for the PV over the Past Month
5.Construction Production for the BESS over the Past Month
6.Interconnection Status
7.Planned Activities in the Next Month
7.1.Real Estate and Permitting
7.2.Capital Markets/Finance
7.3.Interconnection
7.4.Procurement
7.5.Construction
8.Key Risks to Schedule or Budget and Mitigation in the Next Month
9.Health and Safety
10.Permitting
11.Environmental

12.Change Orders (under review, approved or executed)

Contract	Amount	CO#/Name	Description	Status

13.Major Contracts Status

Contract	Status	Expected/Actual Execution

IN WITNESS WHEREOF, I, the undersigned, acting solely in my capacity as Vice President of the Borrower, have executed this Construction Report on the “Date of Report” first set forth above.

ANGIOLA EAST, LLC, a Delaware limited liability company

By:
Name:
Title: Vice President

EXHIBIT H
MERCHANT RISK POLICY
[Attached.]
H-1

Energy Risk
Management Policy
Angela

Contents
Introduction
Tolling Agreements
Forward Energy Market Participation
RA Capacity
Ancillary Services
Day Ahead Energy Market Participation
Real Time Energy Purchases and Sales
Renewable Energy Credits
Congestion Revenue Rights
Reporting
Definitions

Angela Energy Risk Management Policy
Reference is hereby made to (i) that certain Financing Agreement by and between Angiola East, LLC, a Delaware limited liability company (the “Project Company”), Bank of America, N.A., as administrative agent and collateral agent (the “Administrative Agent” and “Collateral Agent”, in each case, in its capacity as such), and the Lenders party to such agreement from time to time (the “Financing Agreement”), (ii) that certain Master Lease Agreement, to be executed by and among Angela SLB Master Lessee, LLC, a Delaware limited liability company (the “Master Lessee”), SE-HBAN Trust, a Delaware statutory trust (the “Lessor”), certain other designated subsidiaries of Master Lessee (each, individually, a “Lessee”), and the Lessors from time to time party thereto (the “Master Lease Agreement”) and (ii) that certain Agreement to Provide QSE and Energy Management Services or similar agreement (the “Energy Management Agreement”) to be executed by Project Company and the provider of services thereunder (the “Manager”) (the “Energy Management Agreement”). Capitalized terms used in this Policy but not defined in this Policy shall have the meanings given to such terms in the Financing Agreement or the Master Lease Agreement, as the context may require as or indicated.
The Project Company shall not (and shall not authorize the Manager to cause the Project Company to) engage in any energy sales or trading activities that are not set forth in this energy risk management policy (this “Policy”) without (a) obtaining the consent of the Required Lenders (as defined in the Financing Agreement) and (b) obtaining the consent of the Lessor in accordance with the Master Lease Agreement; provided, that the foregoing shall not prohibit any activities that are required by market rules.
All activities permitted to be undertaken by the Project Company under this Policy may be undertaken either by the Project Company directly or via the Manager (acting at the Project Company’s direction) pursuant to the Energy Management Agreement. Neither the Project Company nor the Manager shall enter into any transaction permitted by this Policy that would result in any Lien (as defined in each of the Financing Agreement and the Master Lease Agreement) being placed on the Project Company’s assets.
TOLLING AGREEMENTS
Prior to the start of the PPA the Project Company may sell all or some of the capacity of the Project via a tolling (or similar) agreement, for a delivery tenor that is not already committed under a pre- existing Power Purchase Agreement or other agreement as long as (1) performance of such transaction does not adversely impact any Power Purchase Agreement or other energy sales or trading agreement currently in effect, (2) the delivery tenor is less than 1 year, (3) the transaction does not require the Project Company to deliver, or grant the counterparty the right to request, any performance assurance or margin payments, (4) the transaction includes operating parameters sufficient to preserve all equipment warranties, including limitations on cycling that prevent acceleration of any degradation curve, (5) the transaction provides for capacity or energy sales on an as-available and as-generated basis, (6) the transaction does not have fixed or hourly block shaped risk, and (7) in the case of the Master Lease Agreement, the transaction would not result in the receipt of revenues that are less than the revenue projections for the Project Company in the pro forma financial model applicable to the Project (such conditions, the “Permitted Trading Parameters”).
At all times following commencement of commercial operations under the PPA, the Project Company may sell all or some of the capacity of the Project via a tolling (or similar) agreement, for a delivery tenor that is not already committed under a pre-existing Power Purchase Agreement or other agreement as long as (1) performance of such transaction does not adversely impact any Power Purchase Agreement or other energy sales or trading agreement currently in effect, (2) the transaction does not impose any performance guaranties or any associated liquidated damages on the Project Company, (3) the transaction does not require the Project Company to deliver, or grant the counterparty the right to request any, performance assurance or margin payments, (4) the transaction includes operating parameters sufficient to preserve all equipment warranties, including limitations on cycling that prevent acceleration of any degradation curve, (5) the transaction provides for capacity or energy sales on an as-available and as-generated basis, (6) the transaction does not have fixed or hourly block shaped risk, (7) the transaction does not grant any unaffiliated third party control over the dispatch of the Project, (8) the delivery tenor is less than 1 year, and (9) in the case of the Master Lease Agreement, the transaction would not result in the receipt of revenues that are less than the revenue projections for the Project Company in the pro forma financial model (such conditions, the “Permitted Trading Parameters”).
FORWARD ENERGY MARKET PARTICIPATION
The Project Company may engage in forward energy market transactions for financial or physical delivery as long as the Permitted Trading Parameters are satisfied.
RESOURCE ADEQUACY (RA) CAPACITY
The Project Company may engage in forward RA Capacity sales as long as the Permitted Trading Parameters are satisfied.
ANCILLARY SERVICES
The Project Company may participate in Ancillary Services as long as the Permitted Trading Parameters are satisfied.
DAY AHEAD ENERGY MARKET PARTICIPATION
DAM Participation – General Restrictions and Requirements
The Project Company shall establish a trading framework under the Energy Management Agreement and develop a framework for implementing DAM transactions, including limitations on the Project Company’s participation in the DAM as set forth in this Policy and additional limitations to be developed in consultation with the Manager. For the avoidance of doubt, (i) the Project Company shall have no obligation to make any transactions in the DAM and (ii) the foregoing restrictions shall not apply in the Real-Time Market and are only applicable in the DAM.
DA Loss Limits
The Project Company may, subject to and otherwise in accordance with this Policy, bid for or offer energy to the point of interconnection under the Interconnection Agreement (the “Project Node”) in the DAM in a quantity not to exceed the P50 Forecast Charge, Discharge, or Production each hour of the day, in a manner consistent with the Power Purchase Agreement, the Prudent Operator Standard, and CAISO requirements.
1. 3-Month Loss Limit: If, in any rolling 90-day period, aggregate DA Losses (as defined below) for the Project Company are greater than $200,000 (the “3-Month Loss Limit”), then the Project Company shall suspend the purchase and sale of energy in the DAM.
Bidding or offering into the DAM may resume after any DA Loss Limit is reached only if and to the extent (i) the Project Company provides to the Lessor a revised trading strategy that includes (a) an explanation (along with supporting documentation) as to why the DA Loss Limit was reached, (b) planned adjustments which are intended to mitigate the factors that caused the DA Loss Limit to be reached, and (c) limits on revenue losses that are no greater than those set forth herein on a going forward basis, and (ii) if reaching the DA Loss Limit is reasonably expected to cause the Project Company to be unable to make Basic Rent payments to the Lessor in an amount not less than the applicable amount set forth in Project Schedule entered into by the Project Company pursuant to the Master Lease Agreement such revised trading strategy is approved with the Consent of the Lessor (not to be unreasonably withheld, conditioned or delayed).
At all times after the expiration or early termination of the Power Purchase Agreement, it shall be a condition to Project Company’s right to engage in any DAM trading that Project Company shall have established and funded a reserve with the Disbursing Agent for the benefit of the Lessor under the Securities Account Control Agreement (Lessee) equal to the 3-Month Loss Limit, in form and substance satisfactory to Lessor, which reserve may be drawn upon to satisfy any DA Losses. Following any draw, Project Company shall replenish the reserve prior to engaging in any further DAM trading.
For the avoidance of doubt, the Project Company shall not engage in the purchase or sale of Project energy at the Project Hub in the DAM or any other DAM transactions not expressly contemplated in this Policy, provided further that the limitation in this paragraph shall not prevent the Project from meeting any obligations under any Power Purchase Agreement or any other energy sales or trading agreement currently in effect. The Project Company shall at all times comply with the Permitted Trading Parameters with respect to any DAM transactions.

REAL TIME ENERGY PURCHASES AND SALES
Notwithstanding anything to the contrary in this Policy but subject to the Permitted Trading Parameters, the Project Company shall cause all receipts or deliveries of energy from or to the Project to the Project Node to be offered into the Real-Time Market in a manner that is consistent with the Prudent Operator Standard and does not does not result in a breach of any Material Project Contracts (as defined in each of the Financing Agreement and the Master Lease Agreement), applicable Laws, the CAISO Operating Procedures, all licenses and permits, and any directives from any Governmental Authority (as defined in each of the Financing Agreement and the Master Lease Agreement).
RENEWABLE ENERGY CREDITS
Subject to the Permitted Trading Parameters, the Project Company may sell the RECs associated with any energy produced by the Project that is not committed to be sold under the Project’s Power Purchase Agreement(s).
CONGESTION REVENUE RIGHTS
The Project Company may, subject to and otherwise in accordance with this section entitled “Congestion Revenue Rights,” participate in the CRR Market to hedge locational basis risk from the Project Node to the Project Hub; provided that the Project Company shall at all times comply with the Permitted Trading Parameters and shall not to enter into Contracts or other arrangements that govern the participation in the CRR Market that are cross-collateralized by, or cross- accelerated to, any obligations other than the Project Company’s own obligations. The Project Company shall further ensure that the aggregate costs of CRRs acquired by such Project at any time shall not exceed $1,500,000 (such costs calculated as the multiplication of: (a) the average price for such acquired CRRs, times (b) the number of acquired CRRs).
Congestion Revenue Rights (CRR) Activity Limits
In addition to the foregoing restrictions, sales, and purchases in the CRR Market are subject to the following limits:
The Project Company shall not enter into a CRR purchase transaction if, as a result of entering into such transaction, one or more of the limits set forth in this Section B (each, a “CRR Activity Limit”) would be exceeded or, with respect to the CRR Activity Limit set forth in paragraph 1 below (the “CRR Loss Limit”), the CRR Loss Limit has been exceeded at any time. For the avoidance of doubt, the Project Company shall not enter into purchase transactions for any CRR that would settle based on real-time prices or as an obligation instead of a CRR Option.
1.    The cumulative revenue gains or losses (including costs and expenses of obtaining the CRR Options) from CRR transactions (the “CRR Trading Return”) over 365-calendar days is less than negative $500,000; provided, however, that (i) the Project Company shall not be required to unwind any CRR purchase transactions that have already been completed and (ii) CRR purchase transactions may resume after the

CRR Loss Limit (as defined in Table 1 below) is reached only if and to the extent (x) the Project Company provides to the Lessor a revised trading strategy that includes (a) an explanation (along with supporting documentation) as to why the CRR Loss Limit was reached, (b) planned adjustments that are intended to mitigate the factors that caused the CRR Loss Limit to be reached and (c) limits on revenue losses that are no greater than those set forth herein on a going-forward basis; and (y) if reaching the CRR Loss Limit is reasonably expected to cause the Project Company to be unable to make Basic Rent payments to the Lessor in an amount not less than the applicable amount set forth in the Project Schedule entered into by the Project Company pursuant to the Master Lease Agreement, such revised trading strategy is approved with the Consent of the Lessor (not to be unreasonably withheld, conditioned or delayed).
Table 1: CRR Trading Plan Loss Limit

Period	CRR Loss Limit

365-day aggregate (calculated on a rolling 365 calendar-day basis)	$(500,000)
2.    Monthly Bidding Limit: The volume of the Project’s aggregate CRR Position for a given month would exceed the P50 Forecast Production for such month.
3.    Total Cost: The total cost of CRR transactions exceeds $750,000 in any calendar year or $1,500,000 in the aggregate.
The Project Company shall (or shall direct the Manager to) perform daily calculations of the limits described in this Policy to ensure compliance with such limits. Promptly upon any one or more of the foregoing CRR Activity Limits having been reached, the Project Company shall (or shall direct the manager to) promptly notify the CRR Account Holder (as defined in the CAISO Protocols) that such CRR Activity Limit has been reached and instruct the CRR Account Holder to immediately stop participating in CRR auctions or bilateral transactions on behalf of the Project Company.
At all times after the expiration or early termination of the Power Purchase Agreement, it shall be a condition to Project Company’s right to engage in any CRR transactions that Project Company shall have established and funded a reserve with the Disbursing Agent for the benefit of the Lessor under the Securities Account Control Agreement (Lessee) equal to the CRR Loss Limit, in form and substance satisfactory to Lessor, which reserve may be drawn upon to satisfy any CRR losses. Following any draw, Project Company shall replenish the reserve prior to engaging in any further CRR trading.

REPORTING
DA Loss Tracking
The Project Company shall (or shall direct the Manager to) perform daily tracking of the cumulative revenue gain or loss from DAM transactions and shall include the monthly PnL Report (as defined below) in the monthly report delivered to the Lessor pursuant to Section 8(a)(v)-(vi) of the Master Lease Agreement (the “Monthly Report”). The “PnL Report” shall include the following, or such other metrics and information as may be agreed by the Lessor:
a.Volumes (MWh);
i.Hourly CAISO P50 Forecast;
ii.Hourly DAM bid and offer volumes (at the Project Node);
iii.Hourly DAM bid and offer awarded volumes (at the Project Node);
iv.Hourly actual generation;
b.Hourly DA Price at the Project Node ($/MWh);
c.Hourly RT Price at the Project Node ($/MWh);
d.Rolling 3-month Day Ahead Trading Return; and
e.Rolling 12-month Day Ahead Trading Return
CRR Reporting
The Project Company shall include in the Monthly Report delivered to the Lessor for the last month of each calendar quarter the following information regarding the CRR Trading Return realized as of the report date (the “CRR Trading Return Report”) a report including the following, or such other metrics and information as may be agreed by the Lessor:
1.CRR Position for the applicable calendar month and CRR clearing price for each awarded CRR:
i.Off-peak CRR volume and price; and
ii.Peak CRR volume and price;
2. 365-day CRR Trading Return;
3.Total cost of CRR transactions; and
4.Total outstanding CRR volume for the applicable calendar month.
The Project Company shall include in each Monthly Report the 365-day aggregate CRR Trading Return.

The Project Company shall deliver to the Lessor, no later than thirty (30) days after the end of each calendar quarter, a written report/spreadsheet summarizing in sufficient detail the activity with respect to the Project’s daily bidding/offering and scheduling activity during the prior quarter. Prior to the start of each calendar year, the Project Company shall deliver to the Lessor a summary of the Project Company’s CRR procurement plans, which summary shall highlight any changes to such strategy for the following calendar year.
Couterparties
The Project Company may not transact Tolling Agreements, Forward Energy Market Sales, Resource Adequacy, Ancillary Services or RECs with any Federally Restricted Counterparty

DEFINITIONS
“Ancillary Services” means Regulation Up, Regulation Down, Spinning Reserve and non- Spinning Reserve.
“DA Losses” means the DA Sales Margin to the extent the aggregate sum is a negative number.
“DA Sales Margin” means, with respect to the Project, for each applicable loss limit period, (a) minus (b), where (a) is the value of selling energy at the Project Node in the DAM and (b) is the value of identical hourly quantities of energy at the Project Node in the Real-Time Market. DA sales of MWhs that are covered by equivalent hourly settlement in the DA market for any Power Purchase Agreement are not included in this calculation.
“DAM” means CAISO’s Day-ahead Energy Market or any successor marketplace thereto under the CAISO Operating Procedures.
“CRRs” means Congestion Revenue Rights as defined under the CAISO Operating Procedures.
“CRR Market” means CAISO’s CRR auction or any successor marketplace for CRRs under the CAISO Operating Procedures.
“CRR Option” means Point to Point Option as defined in the CAISO Operating Procedures.
“CRR Position” means the sum of awards from the periodic CRR auctions.
“CAISO Operating Procedures” means the CAISO Operating Procedures approved by the CPUC, each as amended and in effect from time to time.
“Federally Restricted Counterparty” means any Person (a) that appears on, or is owned or controlled by any Person that appears on, (i) the US List of Specially Designated Nationals and Blocked Persons, or (ii) any other list or public designation of any laws implementing economic and financial sanctions, embargoes, export controls, and trade restrictions issued, administered, or enforced by implemented by the United States or any division, agency, or department of the foregoing; (b) that is located, ordinarily resident, domiciled, or organized in any country or territory that is targeted by comprehensive, country-side or territory-wide laws implementing economic and financial sanctions, embargoes, export controls, and trade restrictions issued, administered, or enforced by implemented by the United States or any division, agency, or department of the foregoing (including, as of the Effective Date, Cuba, Iran, North Korea, Russia, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine); or (c) that is otherwise a Person with whom a Person subject to the jurisdiction of by the United States or any division, agency, or department of the foregoing would be prohibited or restricted by such authority from doing business.
“P50 Forecast Production” means the P50 forecast of the Project’s output, expressed in megawatt- hours (MWh).

“Project Hub” means CAISO SP-15 Hub or NP-15 Hub.
“Monthly Report” means the monthly report(s) required under Sections 8(a)(v) and 8(a)(vi) of the Master Lease Agreement.
“RA Capacity” means CAISO’s Resource Adequacy Capacity market or any successor marketplace thereto under the CAISO Operating Procedures.
“Tolling Agreement” means a contract with an offtaker where trading control and benefit is exchanged for a fixed fee and tenor.